Exhibit 2.1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

BY AND AMONG

HERITAGE COMMERCE CORP

HERITAGE BANK OF COMMERCE

and

ATBANCORP

UNITED AMERICAN BANK

dated as of

January 10, 2018

TABLE OF CONTENTS continued

TABLE OF CONTENTS continued

TABLE OF CONTENTS continued

		Page

Section 9.13	Severability	81
Section 9.14	Definitions	81

ANNEXES

A	—	Form of Shareholder Agreement
B	—	Form of Director Non-Solicitation and Confidentiality Agreement
C	—	Form of Executive Non-Solicitation and Confidentiality Agreement
D	—	Form of ATB Shareholder Agreement
E	—	Form of ATB Non-Solicitation and Confidentiality Agreement
F	—	Form of Merger Agreement

v

Index of Defined Terms

Defined Term	Section
“Acceptable Confidentiality Agreement”	9.14
“Acquisition Proposal”	9.14
“Advisors”	6.16
“Affiliate”	9.14
“Affiliated Group”	9.14
“Agreement of Merger”	1.01
“Agreement”	Preamble
“ALLL”	3.04(d)
“ATB”	Preamble
“ATB Disclosure Schedule”	9.14
“ATB Material Adverse Effect”	9.14
“ATB Non-Solicitation and Confidentiality Agreement”	Recital
“ATB Shareholder Agreement”	Recital
“Book-Entry Shares”	2.01(f)
“Burdensome Condition”	6.07(c)
“business day”	9.14
“Certificate”	2.01(f)
“CFC”	1.01
“CGCL”	1.01
“Change In Control Payments”	9.14
“Change in Recommendation”	6.06(d)
“Charter Documents”	9.14
“Claim”	6.12(a)
“Closing Balance Sheet Date”	6.17
“Closing Date”	1.02
“Closing Financial Statements”	6.17
“Closing”	1.02
“COBRA”	9.14
“Code”	2.05
“Confidentiality Agreement”	9.14
“Contemplated Transactions”	3.03(a)
“Continuing Employees”	6.11(a)
“Contract”	9.14
“CRA”	3.07(b)
“DBO”	1.01
“Derivatives Contract”	3.17
“DIF”	3.01(a)
“Director Non-Solicitation and Confidentiality Agreement(s)	Recitals
“Dissenting Shareholder”	2.04
“Dissenting Shares”	2.04

Defined Term	Section
“DOL”	3.12(b)
“DTA Shortfall”	9.14
“EDGAR”	5.04(a)
“Effect”	9.14
“Effective Time”	1.02
“End Date”	8.01(b)
“Environmental Laws”	9.14
“ERISA Affiliate”	3.12
“ERISA”	9.14
“Exchange Act”	3.04(e)
“Exchange Agent”	2.02
“Exchange Fund”	2.02
“Executive Non-Solicitation and Confidentiality Agreement(s)	Recitals
“FDIC”	3.01(a)
“FRB”	3.03(c)
“GAAP”	9.14
“Governmental Authorization”	9.14
“Governmental Entity”	9.14
“Hazardous Substance”	9.14
“HBC”	Preamble
“HCC Average Closing Price”	9.14
“HCC Benefit Plans”	6.11(a)
“HCC Board”	5.03(a)
“HCC Common Stock”	5.02
“HCC Disclosure Schedule”	9.14
“HCC Equity Plans”	9.14
“HCC Material Adverse Effect”	9.14
“HCC Preferred Stock”	5.02
“HCC Reports”	5.05(b)
“HCC SEC Reports”	5.04(a)
“HCC Stock Options”	5.02
“HCC”	Preamble
“Intellectual Property”	9.14
“IRS”	9.14
“IT Systems”	9.14
“Key Employee”	9.14
“knowledge”	9.14
“Law” or “Laws”	9.14
“Leased Real Estate”	9.14
“Legal Action”	9.14
“Letter of Transmittal”	2.03(a)
“liability” (or “liabilities”)	9.14
“License Agreement”	9.14

Defined Term	Section
“Lien”	9.14
“Loan Data”	3.14(n)
“Loan Documentation”	3.14(b)
“Loan Property”	9.14
“Loan”	9.14
“Material Contract”	3.21(a)
“Merger Consideration”	2.01(d)
“Merger”	1.01
“NASDAQ”	3.03(c)
“Notice of Superior Proposal”	6.06(e)
“Obligor”	3.15(b)
“Operating Loss”	3.29
“Order”	9.14
“ordinary course of business”	9.14
“OREO”	3.18(a)
“party” (“parties”)	Preamble
“Permitted Liens”	9.14
“Per Share Exchange Ratio”	2.01(d)(i)
“person”	9.14
“Pre-Closing Period”	6.01(a)
“Professional Expenses”	9.14
“Proxy Statement/Prospectus”	3.03(c)
“Real Property Lease”	9.14
“Registration Statement”	3.03(c)
“Regulatory Actions”	7.02(o)
“Related Agreement”	9.14
“Reorganization”	2.05
“Representatives”	9.14
“Requisite Regulatory Approvals”	7.01(b)
“Requisite UAB Vote”	3.03(a)
“Retiree Welfare Benefits”	3.12(e)
“SEC”	3.03(c)
“Securities Act”	3.03(c)
“Series A Preferred”	3.02
“Series B Preferred”	3.02
“Series C Preferred”	3.02
“Series D Common Equivalent Share”	9.14
“Series D Preferred”	3.02
“Series E Common Equivalent Share”	9.14
“Series E Preferred”	3.02
“SERP”	7.11(a)
“Shareholder Agreement”	Recitals
“Shareholders Equity Measuring Date”	7.02(g)

Defined Term	Section
“Subsidiary” (or “Subsidiaries”)	9.14
“Superior Proposal”	9.14
“Surviving Corporation”	1.01
“Tail Insurance Policy”	6.12(c)
“Takeover Provisions”	3.30
“Target Equity”	9.14
“Tax Returns”	9.14
“Tax Sharing Agreement”	9.14
“Taxes”	9.14
“Termination Fee”	8.03(b)
“Trade Secrets”	9.14
“Transaction Expenses”	9.14
“Treasury Department”	9.14
“Treasury Regulations”	9.14
“UAB Affiliated Group”	9.14
“UAB Balance Sheet”	3.04(a)
“UAB Board Recommendation”	6.06(b)
“UAB Board”	3.03(a)
“UAB Collective Bargaining Agreement”	3.13(b)
“UAB Common Stock”	3.02(a)
“UAB Disclosure Schedule”	9.14
“UAB Employee Plan(s)”	3.12(a)
“UAB Employee”	3.12(a)
“UAB Equity Plans”	9.14
“UAB ERISA Affiliate”	9.14
“UAB Financial Statements”	3.04(a)
“UAB Indemnified Party” and “UAB Indemnified Parties”	6.12(a)
“UAB Insurance Policies”	3.22
“UAB IP”	9.14
“UAB Licensed IP”	9.14
“UAB Material Adverse Effect”	9.14
“UAB Meeting”	3.03(c)
“UAB Owned IP”	9.14
“UAB Preferred Stock”	9.14
“UAB Securities”	4.10
“UAB Reports”	3.04(b)
“UAB”	Preamble
“WARN Act”	9.14

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This Agreement and Plan of Merger and Reorganization (this “Agreement”), is entered into as of January 10, 2018, by and among ATBANCORP, an Iowa corporation (“ATB”), UNITED AMERICAN BANK, a California banking corporation (“UAB”), HERITAGE COMMERCE CORP, a California corporation (“HCC”), and HERITAGE BANK OF COMMERCE, a California banking corporation (“HBC”) (each a “party” and collectively the “parties”).

RECITALS

A.                                    ATBancorp is a bank holding company organized under the laws of Iowa and registered as a bank holding company pursuant to the Bank Holding Company Act of 1956, as amended, having its principal place of business in Dubuque, Iowa.

B.                                    UAB is a California chartered bank having its principal place of business in San Mateo, California.

C.                                    HCC is a bank holding company organized under the laws of California and registered as a bank holding company pursuant to the Bank Holding Company Act of 1956, as amended, having its principal place of business in San Jose, California.

D.                                    HBC is a California chartered bank having its principal place of business in San Jose, California.

E.                                     The respective Boards of Directors of UAB, HCC and HBC have approved, and declared it to be advisable and in the best interests of their respective shareholders to consummate the business combination transaction provided for in this Agreement in which UAB would merge with and into HBC.

F.                                      It is the intention of the parties that the merger of UAB and HBC shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended.

G.                                    In connection with the execution and delivery of this Agreement and as a material inducement for HCC and HBC to enter into this Agreement, each of the directors of UAB is concurrently executing and delivering to HCC a shareholder agreement in the form of Annex A (each a “Shareholder Agreement”), and a non-solicitation and confidentiality agreement in the form of Annex B (each a “Director Non-Solicitation and Confidentiality Agreement”), the Key Employees are executing and delivering to HCC a non-solicitation and confidentiality agreement in the form of Annex C (each an (“Executive Non-Solicitation and Confidentiality Agreement”), and ATB is concurrently executing and delivering to HCC a shareholder agreement in the form of Annex D (“ATB Shareholder Agreement”) and a non-solicitation and confidentiality agreement in the form of Annex E (“ATB Non-Solicitation and Confidentiality Agreement”).

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE I
THE MERGER

Section 1.01                             The Merger.  On the terms and subject to the conditions set forth in this Agreement, and pursuant to the provisions of the California General Corporation Law (“CGCL”) and, to the extent applicable, the California Financial Code “(CFC”) and the rules and regulations promulgated by the California Department of Business Oversight (“DBO”), at the Effective Time, UAB shall merge with and into HBC (the “Merger”) and the separate corporate existence of UAB shall cease. HBC shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”).

Section 1.02                             Effective Time.  On the terms and conditions set forth in this Agreement, the Closing of the Merger (the “Closing”) shall take place as soon as practicable, but in no event later than the fifth (5th) business day after which each of the conditions set forth in Article VI of this Agreement has been satisfied or waived (other than those conditions that by their nature are to be satisfied or waived at Closing) or such other time as the parties may agree, at the offices of Buchalter, a Professional Corporation, at 10:00 a.m. Pacific time (the “Closing Date”).  On or before the Closing Date, UAB and HBC will file, or cause to be filed, with the DBO and the California Secretary of State an agreement of merger in substantially the form of Annex F to this Agreement.  The Merger shall become effective at the time that such agreement of merger has been filed with the DBO as provided in Section 4887(c) of the CFC (the “Effective Time”).

Section 1.03                             Effect of the Merger.  Upon the consummation of the Merger, the separate corporate existence of UAB shall cease and HBC shall continue as the surviving entity under the laws of the State of California.  The name of Heritage Bank of Commerce as the surviving entity of the Merger shall remain “Heritage Bank of Commerce.”  From and after the Effective Time, HBC, as the surviving entity of the Merger, shall possess all of the properties and rights and be subject to all of the liabilities and obligations of UAB.

Section 1.04                             Articles of Incorporation; By-laws.  The Articles of Incorporation and Bylaws of HBC as in effect immediately prior to the Effective Time shall be the Articles of Incorporation and Bylaws of the Surviving Corporation.

Section 1.05                             Directors and Executive Officers.  All the directors and officers of HCC and HBC immediately prior to the Effective Time shall be the directors of HCC and HBC after the Merger, in each case until their respective successors are duly elected or appointed and qualified.

Section 1.06                             Possible Alternative Structures.  Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time HCC shall be entitled, after consultation with UAB, to revise the structure of effecting the acquisition of UAB, provided, however, that (a) there are no adverse federal or state income tax consequences to UAB’s shareholders as a result of the modification (including no impact upon the opinions of counsel related to tax matters to be delivered pursuant to this Agreement), (b) the consideration to be paid to the holders of UAB Common Stock and UAB Preferred Stock under this Agreement is not thereby changed in kind, value or reduced in amount and the delivery of such consideration will not be delayed, (c) the benefits to be received by UAB’s directors, officers and employees under this Agreement are not diminished, and (d) such modification will not delay materially or jeopardize the receipt of any regulatory approvals or other consents and approvals relating to the consummation of the Merger or otherwise cause any condition to Closing set forth in Article VI not to be capable of being fulfilled.  The parties agree to appropriately amend this Agreement and any related documents in order to reflect any such revised structure.

Section 1.07                             Additional Actions.  If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in or to or under any of the rights, privileges, powers, franchises, properties or assets of UAB, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of UAB all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of UAB, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation’s right, title or interest in or to or under any of the rights, privileges, powers, franchises, properties or assets of UAB and otherwise to carry out the purposes of this Agreement.

ARTICLE II
EFFECT OF THE MERGER ON CAPITAL STOCK

Section 2.01                             Effect of the Merger on Capital Stock.  At the Effective Time, as a result of the Merger and without any action on the part of HCC, HBC or UAB or the holder of any capital stock of HCC, HBC or UAB:

(a)                                 Cancellation of Certain UAB Common Stock.  Each share of UAB Common Stock that is owned by HCC or UAB (as treasury stock or otherwise) or any of their respective direct or indirect wholly-owned subsidiaries will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

(b)                                 HCC Capital Stock.  Each share of HCC Common Stock issued and outstanding immediately prior to the Effective Time, shall remain issued and outstanding and shall not be affected by the Merger.

(c)                                  HBC Capital Stock.  Each share of HBC common stock, no par value, issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

(d)                                 Conversion of UAB Common Stock and Preferred Stock.

(i)                                     Each share of UAB Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled and retired in accordance with Section 2.01(a), and (ii) Dissenting Shares) shall, by virtue of the Merger, be converted into the right to receive 2.1644 (the “Per Share Exchange Ratio”) shares of HCC Common Stock, together with any cash in lieu of fractional shares as specified in Section 2.01(g).

(ii)           Each share of Series D Preferred issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger, be converted into the right to receive the number of shares of HCC Common Stock equal to the product of (A) the Per Share Exchange Ratio multiplied by (B) the number of Series D Common Equivalent Shares underlying each such share of Series D Preferred, together with cash in lieu of fractional shares as specified in Section 2.01(g).

(iii)          Each share of Series E Preferred issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger, be converted into the right to receive the number of shares of HCC Common Stock equal to the product of (A) the Per Share Exchange Ratio multiplied by (B) the number of Series E Common Equivalent Shares underlying each such share of Series E Preferred, together with cash in lieu of fractional shares as specified in Section 2.01(g).

(iv)          Each share of UAB Series A Preferred Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger, be converted into the right to receive $1,000 in cash per share.

(v)           Each share of UAB Series B Preferred Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger, be converted into the right to receive $1,000 in cash per share.

For purposes of this Agreement, the Per Share Exchange Ratio together with cash, and cash in lieu of fractional shares provided in clauses (i) through (v) is referred to as the “Merger Consideration.”

(e)           Dilution.  If HCC changes (or the HCC Board sets a related record date that will occur before the Effective Time for a change in) the number or kind of shares of HCC Common Stock outstanding by way of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, then the Per Share Exchange Ratio will be adjusted proportionately to account for such change to give the holders of UAB Common Stock, Series D Preferred Stock and Series E Preferred Stock the same economic effect contemplated by this Agreement prior to such change.

(f)            Cancellation of Shares and Closing of UAB’s Transfer Books.  At the Effective Time (i) none of the shares of UAB Common Stock or UAB Preferred Stock shall be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a valid certificate (each a “Certificate”) previously representing any such shares of UAB Common Stock or UAB Preferred Stock or owner designated by a book entry previously representing a non-certificated share of UAB Common Stock or UAB Preferred Stock (a “Book-Entry Share”) shall thereafter cease to have any rights with respect to such securities, except the right to receive (i) the Merger Consideration, (ii) any dividends and other distributions in accordance with Section 2.03(e), and (iii) any cash to be paid in lieu of any fractional share of HCC Common Stock in accordance with Section 2.01(g).  The stock transfer books of UAB shall be closed with respect to all shares of UAB Common Stock and UAB Preferred Stock outstanding immediately prior to the Effective Time, and no further transfer of any such shares of UAB Common Stock or UAB Preferred Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, UAB Certificates or Book-Entry Shares representing such shares of UAB Common Stock or UAB Preferred Stock are presented for transfer to the Exchange Agent or to the Surviving Corporation or HCC, they shall be cancelled and shall be exchanged as provided in Section 2.03.

(g)           No Fractional Shares.  No fractional shares of HCC Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares. Any holder of UAB Common Stock, Series D Preferred or Series E Preferred who would otherwise be entitled to receive a fraction of a share of HCC Common Stock (after aggregating all fractional shares of HCC Common Stock issuable to such holder), in lieu of such fraction of a share and, upon surrender of such holder’s Certificates or Book-Entry Shares to the Exchange Agent, shall be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction of a share of HCC Common Stock multiplied by the HCC Average Closing Price.

Section 2.02          Exchange Agent; Deposit of Merger Consideration.  Prior to the Closing Date, HCC shall select a bank or trust company to act as exchange agent in the Merger (the “Exchange Agent”) and provide the Exchange Agent with appropriate instructions regarding the matters described in this Article II in form and substance reasonably acceptable to HCC and UAB, all in accordance with the provisions of an agreement executed between HCC and the Exchange Agent.  HCC shall deposit, or cause to be deposited, with the Exchange Agent (by instruction to HCC’s transfer agent) prior to the Effective Time (a) certificates representing the shares of HCC Common Stock issuable pursuant to Section 2.01(d)(i), (ii) and (iii) (or make appropriate alternative arrangements if uncertificated shares of HCC Common Stock represented by a book entry will be issued), (b) cash sufficient for the amounts payable pursuant to Section 2.01(d)(iv) and (v), and (c) cash sufficient in lieu of fractional shares to be paid in accordance with Section 2.01(g).  The shares of HCC Common Stock and cash amounts so deposited with the Exchange Agent are referred to collectively as the “Exchange Fund.”

Section 2.03          Exchange of Certificates and Book-Entry Shares.

(a)           HCC shall take all steps necessary to cause the Exchange Agent, not later than five (5) business days after the Effective Time, to mail to holders of UAB Common Stock and UAB Preferred Stock of record immediately prior to the Effective Time (i) a letter of transmittal in a customary form that is reasonably acceptable to UAB (“Letter of Transmittal”), and (ii) instructions for use in effecting the surrender of such holder’s Certificates and Book-Entry Shares in exchange for the Merger Consideration in exchange therefore.

(b)           Upon surrender of a Certificate or Book-Entry Share to the Exchange Agent for exchange, together with a properly completed Letter of Transmittal and such other documents as may be reasonably required by the Exchange Agent or HCC, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor (i) a certificate representing the number of whole shares of HCC Common Stock (or uncertificated shares of HCC Common

Stock represented by a book entry) to which such holders of UAB Common Stock and UAB Preferred Stock, Series D Preferred and Series E Preferred shall have become entitled in accordance with Section 2.01(d)(i), (ii) and (iii), (ii) a check representing the amount of cash payable pursuant to Section 2.01(d)(iv) and (v), and (iii) a check representing the amount of cash in lieu of any fractional share of HCC Common Stock, if any, which such holder has the right to receive in respect of the Certificate or Book-Entry Share surrendered pursuant to Section 2.01(g).  No interest will be paid or accrued on the cash in lieu of fractional shares.  The Certificates or Book-Entry Shares so surrendered shall be canceled.

(c)           If any Certificate shall have been lost, stolen, or destroyed, HCC or the Exchange Agent may in its sole discretion require the owner of such lost, stolen, or destroyed Certificate to make and deliver to HCC or the Exchange Agent an affidavit of that fact and an agreement in customary form that is reasonably satisfactory to HCC indemnifying HCC and the Surviving Corporation against any claim that may be made against HCC or the Surviving Corporation and to deliver a bond (in such sum as HCC or the Exchange Agent may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, HCC, or the Surviving Corporation with respect to such Certificate.

(d)           If any portion of the HCC Common Stock that a person has the right to receive pursuant to the provisions of Section 2.01(d) is to be issued in a name other than that in which the Certificate or Book-Entry Share surrendered is registered, it shall be a condition to such issuance thereof that the Certificate or Book-Entry Shares surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other Tax required by reason of a certificate or uncertificated book entry share, as applicable, or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(e)           No dividends or other distributions declared after the Effective Time with respect to HCC Common Stock and payable to the holders of record thereof shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share until the holder thereof shall surrender such Certificate or Book-Entry Share in accordance with this Article II.  After the surrender of a Certificate or Book-Entry Share in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of HCC Common Stock represented by such Certificate or Book-Entry Share.

(f)            Any portion of the Exchange Fund that remains undistributed to holders of Certificates or Book-Entry Shares as of the date twelve (12) months after the Effective Time shall be delivered to HCC upon demand, and any holders of Certificates or Book-Entry Shares who have not theretofore surrendered their Certificates or Book-Entry Shares in accordance with this Section 2.03 shall thereafter look only to HCC for satisfaction of their claims for the Merger Consideration, and any dividends or distributions with respect to HCC Common Stock, in each case without interest thereon.  Notwithstanding the foregoing, none of HCC, the Surviving Corporation, ATB, UAB or the Exchange Agent or any other person shall be liable to any former holder of shares of UAB Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Law.  HCC and HBC shall be entitled to rely upon the stock transfer books of UAB to establish the identity of those persons entitled to receive merger consideration specified in this Agreement, which books shall be conclusive with respect thereto.  In the event of a dispute with respect to ownership of stock represented by any Certificate, HCC and HBC shall be entitled to deposit the Merger Consideration in respect thereof in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

(g)           Each of the Exchange Agent, HCC, and HBC shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of UAB Common Stock or UAB Preferred Stock such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of state, local, or foreign Tax law or under any other applicable Law.  To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

(h)           Any portion of the HCC Common Stock made available to the Exchange Agent in respect of any Dissenting Shares shall be returned to HCC upon demand.

Section 2.04          Dissenting Shares.  Notwithstanding any provision of this Agreement to the contrary, shares of UAB Common Stock that are outstanding immediately prior to the Effective Time and that are held by a shareholder who is entitled to demand, and who properly demands, the fair market value of such shares pursuant to, and who complies in all respects with, Chapter 13 of the CGCL (a “Dissenting Shareholder”) shall not be converted into the right to receive the Merger Consideration. For purposes of this Agreement, “Dissenting Shares” means any shares of UAB Common Stock as to which a Dissenting Shareholder has properly exercised a demand for fair market value pursuant to Chapter 13 of the CGCL.  At the Effective Time all Dissenting Shares shall be cancelled and retired and shall cease to exist.  No Dissenting Shareholder shall be entitled to any Merger Consideration in respect of any Dissenting Shares unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to demand fair market value of its Dissenting Shares under the CGCL, and any Dissenting Shareholder shall be entitled to receive only the payment provided by Chapter 13 of the CGCL with respect to the Dissenting Shares owned by such Dissenting Shareholder and not any Merger Consideration.  UAB shall give HCC (a) prompt notice of any written demands for fair market value, attempted withdrawals of such demands and any other instruments served pursuant to applicable Law relating to shareholders’ demands for fair market value, and (b) the opportunity to direct all negotiations and proceedings with respect to demands for fair market value under the CGCL.  UAB shall not, except with the prior written consent of HCC, voluntarily make any payment with respect to any demands for fair market value of Dissenting Shares, offer to settle or settle any such demands.

Section 2.05          Intended Tax Treatment.  It is intended that the Merger shall constitute a “reorganization” as that term is used in Section 368(a) of the Code (“Reorganization”), and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Internal Revenue Code of 1986, as amended (the “Code”). Until the Closing, each party hereto shall use all commercially reasonable efforts to cause the Merger to so qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a Reorganization.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF UAB

Except as set forth in the UAB Disclosure Schedule, UAB hereby represents and warrants to HCC and HBC that the following is true and correct:

Section 3.01          Organization; Qualification and Subsidiaries.

(a)           Corporate Organization.  UAB is a corporation and a California chartered bank duly organized, validly existing in good standing in California.  UAB is authorized by the DBO in accordance with the CFC to conduct a commercial banking business.  The deposits of UAB are insured up to the applicable limits through the Deposit Insurance Fund (“DIF”) as administered by Federal Deposit Insurance Corporation (“FDIC”) to the fullest extent permitted by applicable Law, and all premiums and assessments required to be paid have been paid when due.  No Legal Action for the termination or revocation of such insurance is pending, or to the knowledge of UAB, has any such termination or revocation been threatened.  UAB has the requisite corporate power and authority to own or lease and operate all of its properties and assets and to carry on its business as is now being conducted.  UAB is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to, individually or in the aggregate, have a UAB Material Adverse Effect.

(b)           Charter Documents.  UAB has delivered or made available to HCC a correct and complete copy of the Charter Documents of UAB, as amended and currently in effect. UAB is not in violation of any of the provisions of its Charter Documents.

(c)           Minute Books.  The minute books of UAB, in all material respects, contain accurate records of all meetings and accurately reflect all other material actions taken by the shareholders, the UAB Board and all standing committees of the UAB Board.

(d)           Subsidiaries.  Except shares of Federal Home Loan Bank stock reflected in the UAB Financial Statements, UAB does not own, beneficially, directly or indirectly, any Subsidiary or any Equity Investment of  in its securities portfolio.

Section 3.02          Capital Structure.

(a)           Capital Stock.  The authorized shares of stock of UAB consist of 1,500,000 shares of Common Stock, no par value (“UAB Common Stock”) and 10,000,000 shares of preferred stock, of which 741,136 preferred shares have been designated as follows: (i) 8,700 shares of Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A, no par value (“Series A Preferred”), (ii) 436 shares of Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series B, no par value (“Series B Preferred”), (iii) 700,000 shares of Series C Non-Cumulative Perpetual Preferred Stock, no par value (“Series C Preferred”), (iv) 23,000 shares of Series D

Non-Cumulative Perpetual Voting Preferred Stock, no par value (“Series D Preferred”), and (v) 9,000 shares of Series E Non-Cumulative Perpetual Voting Preferred Stock, no par value (“Series E Preferred”).  As of the date of this Agreement and the Effective Time (i) 950,178 shares of UAB Common Stock, (ii) 8,700 shares of Series A Preferred, 435 shares of Series B Preferred, (iii) 23,000 shares of Series D Preferred, and (iv) 9,000 shares of Series E Preferred issued and outstanding.  No shares of Series C Preferred are issued and outstanding.  All of the UAB Preferred Stock is held of record by ATB.  As of the date of this Agreement there are no and as of the Effective Time there will not be any dividends (whether cash, stock or other property) accrued or owed to any holder of UAB Common Stock or UAB Preferred Stock.  UAB has no UAB Common Stock, or any other securities reserved for issuance or required to be reserved for issuance.  All issued and outstanding shares of UAB Common Stock and UAB Preferred Stock are duly authorized, validly issued, fully paid, nonassessable and were not issued in violation of or subject to any preemptive rights, Lien, voting restriction, purchase option, call option, right of first refusal, subscription agreement, or any other similar right, and were issued in accordance with applicable Law.

(b)           Voting Securities.  UAB does not have any authorized, issued or outstanding any bonds, debentures, notes, or other indebtedness which the holders thereof have the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of UAB may vote.

(c)           UAB Stock-Based Rights.  Other than the Shareholder Agreement, UAB has no Contract obligating UAB to issue, grant, or sell any Equity Security to any person.

(d)           Contracts.  Other than the Shareholder Agreements, there are no Contracts of UAB (i) to repurchase, redeem or otherwise acquire any shares of capital stock of UAB or any equity security of UAB or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of UAB, or (ii) pursuant to which UAB is or could be required to register shares of UAB capital stock or other securities under the Securities Act. Except for the Shareholder Agreements, there are no voting trusts, proxy, rights agreement, “poison pill” antitakeover plan or other Contract to which UAB, or, to the knowledge of UAB, any of its respective officers or directors, is a party with respect to any equity security of any class of UAB.

(e)           Debt.  UAB has no authorized, issued or outstanding any bonds, debentures, notes, trust preferred securities or other similar obligations.

(f)            Common Equivalents.  For purposes of Section 2.01(d)(i) and (ii), there are as of the date of this Agreement and as of the Effective Time there will be 255,555.6 Series D Common Equivalent Shares and 100,000 Series E Common Equivalent Shares entitled to the Merger Consideration.

Section 3.03          Authority; Non-contravention; Governmental Consents.

(a)           Authority.  UAB has full corporate power and authority to execute and deliver this Agreement and the other agreements referred to in this Agreement to which it is or will be a party, and, subject to the receipt of regulatory and shareholder approvals, to perform its obligations and consummate the transactions contemplated under this Agreement. The execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated under this Agreement (collectively, the “Contemplated Transactions”) have been duly and validly approved by the Board of Directors of UAB (the “UAB Board”).  The UAB Board, at a meeting duly called and held, has unanimously determined that this Agreement and the Contemplated Transactions are fair to and in the best interests of the UAB shareholders and resolved to recommend that the holders of the UAB Common Stock and  the UAB Preferred Stock vote in favor of approval and adoption of this Agreement and the Contemplated Transactions, including the Merger. Except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of UAB Common Stock and each series of UAB Preferred Stock (the “Requisite UAB Vote”), no further corporate proceedings on the part of the UAB Board or the UAB shareholders (except for matters related to setting the date, time, place and record date for said meeting) are necessary in order to authorize or approve this Agreement or to consummate the Contemplated Transactions including the Merger.  This Agreement has been duly and validly executed and delivered by UAB and (assuming due authorization, execution and delivery by ATB, HCC and HBC of this Agreement) this Agreement constitutes a valid and binding obligation of UAB, enforceable against UAB in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, moratorium, or other similar Law affecting the enforcement of creditors’ rights generally, and subject to general principles of equity (whether considered in a proceeding whether in equity or at law).  All corporate proceedings on the part of UAB necessary to consummate the Contemplated Transactions will have been taken prior to the Effective Time.

(b)           Non-Contravention.  Subject to the receipt of the Requisite UAB Vote, the execution, delivery and performance under this Agreement and the consummation of the Contemplated Transactions by UAB, do not and will not (i) violate any provision of the Charter Documents of UAB or (ii) assuming that the consents and approvals referred to in Section 3.03(c) are duly obtained or made, (A) violate in any material respect any Law applicable to UAB, or any of its respective properties or assets, or (B) violate or conflict with, or result in a material breach of any provision of or the loss of any benefit under, constitute a material default (or an event which, with notice or lapse of time, or both, would constitute a material default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of UAB under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, and UAB Material Contract or other instrument or obligation to which UAB is a party, or by which any of its properties, assets or business activities may be bound or affected.

(c)           Regulatory Filings and Approvals.  Except for (i) the filings of applications or notices with, and approvals or waivers by, the Board of Governors of the Federal Reserve System (the “FRB”), the FDIC and the DBO, (ii) the filing with the Securities and Exchange Commission (“SEC”) and declaration of effectiveness of a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”) including the proxy statement/prospectus (the “Proxy Statement/Prospectus”) relating to the meeting, including any adjournments or postponements thereof, of UAB shareholders to be held in connection with this Agreement and the Merger (the “UAB Meeting”), (iii) approval of the listing on the NASDAQ Global Select Market (“NASDAQ”) of the HCC Common Stock to

be issued in connection with the Merger, (iv) the Requisite UAB Vote, (v) the filing of the Agreement of Merger pursuant to the CGCL and the CFC, (vi) such filings and approvals as are required to be made or obtained under applicable state securities laws in connection with the issuance of the shares of HCC Common Stock pursuant to this Agreement (if required), no consents or approvals of or filings or registrations with any Governmental Entity, or with any third party are necessary in connection with (A) the execution and delivery by UAB of this Agreement, (B) the consummation by UAB of the Merger and the other Contemplated Transactions, or (C) the execution and delivery by UAB of the Agreement of Merger.

Section 3.04          Financial Statements; Internal Controls.

(a)           Financial Statements.  UAB has furnished to HCC correct and complete copies of (i) the unaudited balance sheets of UAB as of December 31, 2014, 2015 and 2016, and the related unaudited statements of income, shareholders’ equity and cash flows for the years ended December 31, 2014, 2015 and 2016, (ii) an unaudited balance sheet of UAB as of September 30, 2017, and the related unaudited statement of income for the period ended September 30, 2017 (such balance sheets and the related statements of income and shareholders’ equity and cash flows are collectively referred to herein as the “UAB Financial Statements”).  The balance sheet as of September 30, 2017 is referred to herein as the “UAB Balance Sheet”.  The UAB Financial Statements (i) were prepared in accordance with GAAP, applied on a consistent basis throughout the periods involved, subject to normal year-end adjustments and the fact that they do not contain all of the footnote disclosures required by GAAP (the effect of which will not, individually or in the aggregate, be material) and complied in all material respects with applicable accounting requirements, (ii) fairly presented in all material respects the financial position of UAB at the respective dates thereof and the results of UAB’s operations and, to the extent applicable, cash flows for the periods indicated therein, subject in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP, and (iii) are consistent with the books and records of UAB in all material respects.  UAB maintains accurate books and records and in all material respects they have been, and are being maintained in the ordinary course of business and in accordance with GAAP and any other applicable Law and accounting requirements.

(b)           Reports and Assessments.  Since December 31, 2013, UAB has filed (or furnished, as applicable) and Reports of Condition and Income or “call reports” (“UAB Report”) and all other material reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto that they were required to file (or furnish, as applicable) with any Governmental Entity having jurisdiction over UAB.  As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each UAB Report (including the financial statements, exhibits, and schedules thereto), complied in all material respects with applicable Law, and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.  There are no material violations or exceptions in any UAB Report that are unresolved as of the date of this Agreement.

(c)           Internal Controls.

(i)            UAB has implemented and maintains internal controls over financial reporting that are effective in providing reasonable assurance regarding the reliability of its financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP and includes policies and procedures for its own purposes that (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the material transactions and dispositions of the assets of UAB, (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of UAB are being made only in accordance with authorizations of management and directors of UAB where required by UAB’s written policies or applicable Law, and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of UAB’s assets that could have a material effect on its financial statements. Since December 31, 2013, UAB has not experienced or effected any material change in internal control over financial reporting.

(ii)           Since December 31, 2013, neither UAB, nor any of its representatives has received or otherwise had or obtained knowledge of any complaint, allegation, assertion, or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies, or methods of UAB or its internal control over financial reporting, including any complaint, allegation, assertion, or claim that UAB has engaged in questionable accounting or auditing practices.

(iii)          To the knowledge of UAB, (A) there are no significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to materially adversely affect UAB’s ability to record, process, summarize and report financial information and has identified for UAB’s auditors and audit committee of the UAB Board any material weakness in internal controls over financial reporting, and (B) since December 31, 2014, there is no fraud whether or not material that involves management or other employees who have a significant role in UAB’s internal control over financial reporting. UAB has made available to HCC (A) a summary of any such disclosure made by management to UAB’s auditors and audit committee since December 31, 2013 and (B) any material communication since December 31, 2013 made by management or UAB’s auditors to the audit committee required or contemplated by the audit committee’s charter or professional standards of the Public Company Accounting Oversight Board.

(d)           Allowance for Loan Losses.  All allowances for loan and lease losses (“ALLL”) of UAB, including any reserves for unfunded commitments, are, and as of the Effective Time will be made in compliance with all applicable Law in all material respects, UAB’s methodology for determining the adequacy of its allowance for losses and the standards established by the Financial Accounting Standards Board in all material respects.  UAB has not been notified by any Governmental Entity or by UAB’s independent auditor, in writing or otherwise, that (i) such allowances are inadequate, (ii) the practices and policies of UAB in establishing such allowances and in accounting for non-performing and classified assets generally fail to comply with applicable accounting or regulatory requirements, or (iii) such allowances are inadequate or inconsistent with the historical loss experience of UAB.

(e)           Off-balance Sheet Arrangements.  Except as disclosed in Section 3.04(e) of the UAB Disclosure Schedule, UAB is not a party to, nor has UAB made any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off balance sheet arrangements” (for reference, as defined in Item 303(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving or material liabilities of UAB in the UAB Financial Statements, the UAB Balance Sheet, the Closing Financial Statements, or the UAB Reports.

(f)            Undisclosed Liabilities.  Except for (i) those liabilities that are set forth on UAB Balance Sheet, (ii) those liabilities and expenses incurred in connection with the Contemplated Transactions, (iii) liabilities incurred since the date of the UAB Balance Sheet in the ordinary course of business and that are not and would not be, individually or in the aggregate, material to the financial condition of UAB, and (iv) liabilities disclosed in Section 3.04(f) of the UAB Disclosure Schedule, UAB does not have any liabilities, which were required to be reflected on the UAB Balance Sheet under GAAP if such liability had existed on the date of the UAB Balance Sheet.

Section 3.05          Absence of Certain Changes or Events.

(a)           Ordinary Course of Business.  Since December 31, 2013, UAB has conducted business in the ordinary course of business, and no event has occurred or circumstances exists, that individually or in the aggregate, has had or would reasonably be expected to result in a UAB Material Adverse Effect.

(b)           No Changes or Events.  Since December 31, 2013, UAB has not engaged in any of the following:

(i)            incurred any obligation or liability, except deposits taken, Federal funds purchased and Federal Home Loan Bank, Federal Reserve Bank and correspondent bank borrowings and current liabilities for trade or business obligations, none of which, individually or in the aggregate, were material to the financial condition of UAB;

(ii)           declared or made any payment of dividends or other distribution to its shareholders, or purchased, retired or redeemed, or obligated itself to purchase, retire or redeem, any of its shares of capital stock or other securities;

(iii)          issued, reserved for issuance, granted, sold or authorized the issuance of any shares of its capital stock or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereof (except for the issuance of stock options and restricted stock under the UAB Equity Plans in the ordinary course of business);

(iv)          acquired any capital stock or other equity securities or acquired any ownership interest in any bank, corporation, partnership or other entity (except (A) through settlement of indebtedness, foreclosure, or the exercise of creditors’ remedies or (B) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such person);

(v)           mortgaged, pledged or subjected to a Lien or restriction any of its property, business or assets, tangible or intangible, other than assets pledged to the San Francisco Federal Home Loan Bank in the ordinary course of business;

(vi)          sold, transferred, leased to, others or otherwise disposed of any of its assets or canceled or compromised any debt or claim, or waived or released any right or claim outside the ordinary course of business;

(vii)         terminated, canceled or surrendered, or received any notice or threat of termination or cancellation of any UAB Material Contract;

(viii)        made any change in the rate of compensation, commission, bonus, vesting or other direct or indirect remuneration payable, paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to or for the benefit of any of their directors, officers, employees or agents, or entered into any employment or consulting contract or other agreement with any director, officer or employee or adopted, amended or terminated any plan, arrangement, program or agreement that would constitute a UAB Employer Plan, except periodic increases consistent with past practices, or as disclosed in the UAB Disclosure Schedule or specifically permitted by this Agreement;

(ix)          made any capital expenditures in excess of an aggregate of $100,000;

(x)           instituted, had instituted against them, settled or agreed to settle any Legal Action relating to their property other than routine collection suits instituted to collect amounts owed or suits in which the amount in controversy is less than $100,000;

(xi)          experienced any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by UAB, whether or not covered by insurance;

(xii)         experienced any material adverse change in relations with its employees (exclusive of the termination of any employees in accordance with their existing policies and procedures), depositors, loan customers, or correspondent banks;

(xiii)        except for the transactions contemplated by this Agreement or as otherwise permitted under this Agreement, entered into any transaction, or entered into, modified or amended any UAB Material Contract;

(xiv)        made any, or acquiesced with any, change in any accounting methods, principles or material practices except as required by GAAP; or

(xv)         entered into a Contract to do any of the foregoing.

Section 3.06          Government Authorizations.  (i) UAB holds all material Government Authorizations required for the lawful conduct of its business as presently conducted or the ownership or use of any of its properties, rights, assets, and deposits under and pursuant to applicable Law (and has paid all fees and assessments due and payable in connection therewith), (ii) UAB is in compliance in all material respects with the terms of all Government

Authorizations, (iii) UAB has not received any notice or other communication (whether oral or written) from any Governmental Entity regarding any failure to comply with any Governmental Authorization and (iv) no such Governmental Authorization is subject to a suspension or cancellation, and to the knowledge of UAB, no suspension or cancellation of any such Governmental Authorization is threatened.

Section 3.07          Compliance with Law.

(a)           Compliance.  UAB is, and all times since December 31, 2013 has, conducted its business and has been in compliance (after giving effect to any non-compliance and cure) in all material respects with each Law that is or was applicable to any of it or to the conduct or operation of its business as presently conduced, or the ownership or use of any of its properties, rights, assets and deposits, including (i) the Bank Secrecy Act, Title III of the U.S. Patriot Act and all other applicable state or federal bank secrecy and anti-money-laundering Laws, (ii) consumer lending, deposit and savings and related operations Laws, including the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Truth in Lending Act, applicable regulations promulgated by the Consumer Financial Protection Bureau, the Fair Debt Collection Practices Act and all other applicable fair lending Laws and other Laws restricting discriminatory business practices, and (iii) extensions of credit to and transactions with officers, directors and affiliates.  Since December 31, 2013, UAB has not received any notice from any Governmental Entity, asserting that UAB is not in compliance with any Law which such Governmental Entity enforces (excluding comments resulting from routine regulatory examinations that have subsequently been or are reasonably capable of being resolved to the satisfaction of the applicable Governmental Entity), and to the knowledge of UAB, no grounds for the foregoing exist.  Without limiting the generality of the foregoing, since December 31, 2013, UAB has not been advised in writing of any material regulatory concerns regarding its compliance with the Bank Secrecy Act or related state or federal anti-money-laundering laws, regulations and guidelines, including those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of diligence in identifying customers.  UAB has adopted such procedures and policies as are necessary or appropriate, to comply with Title III of the U.S. Patriot Act.  No matter described in Section 3.07(a) of the UAB Disclosure Schedule, individually or in the aggregate, had or would reasonably be expected to have a UAB Material Adverse Effect.

(b)           Community Reinvestment Act.  UAB is in compliance with the applicable provisions of the Community Reinvestment Act of 1977 (“CRA”) and the regulations promulgated thereunder and has received a CRA rating of “satisfactory” or higher in its most recently completed exam, and UAB has no knowledge that UAB’s compliance under the CRA should constitute grounds for either the denial by any Governmental Entity of any application to consummate the Contemplated Transactions or the imposition of a materially burdensome condition in connection with the approval of any such application, or the existence of any fact or circumstance or set of facts or circumstances which would reasonably be expected to result in UAB having its current rating lowered.  UAB has not received a written notice from any third-party group representing community interests raising concerns or objections with respect to its policies or practices in its relations or practices with customers, vendors or clients.  UAB has not received any complaints as to CRA compliance since its last CRA regulatory examination.

(c)           Bank Secrecy Act.  Since December 31, 2013, UAB has not been advised in writing of any supervisory concerns regarding its compliance with the Bank Secrecy Act (31 U.S.C. §5322, et seq.) or related state or federal anti-money laundering Laws, including (i) those provisions of the United States Code providing penalties for the laundering of monetary instruments (18 U.S.C. §1956) or engaging in monetary transactions in property derived from specified unlawful activity (18 U.S.C. §1957) and (ii) any “Know Your Customer” regulations, guidelines or supervisory policies and examination requirements.

(d)           Fiduciary Accounts.  Since December 31, 2013, UAB has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable Law. Neither UAB nor any director, officer or employee of UAB, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are correct and complete and accurately reflect the assets of such fiduciary account.

Section 3.08          Regulatory Matters.  Neither UAB nor any of its respective properties is directly or indirectly a party or subject to any Order which restricts the conduct of its business, imposes any requirements or procedures, or in any material manner relates to its capital adequacy, its liquidity and funding policies and practices, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its operations or business.  UAB has not received at any time since December 31, 2013, any notice or other communication from any Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Order.  To the knowledge of UAB, there are no formal or informal investigations relating to any regulatory matter pending before any Governmental Entity with respect to UAB, that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any Order.  Except for normal examinations conducted by a Governmental Entity in the ordinary course of the business of UAB, no Governmental Entity has initiated since December 31, 2013, or has pending any Legal Action before, or, to the knowledge of UAB, any inquiry, examination or investigation by, any Governmental Entity into the business or operations, policies, practices or disclosures of UAB, or to the knowledge of UAB, threatened any of the foregoing.  There is no unresolved violation, criticism, matter requiring attention, or exception by any Governmental Entity with respect to any report or statement relating to any examination of UAB.  UAB has not been informed that its status as “well-capitalized,” or “well managed” will change within the next 12 months.  No matter described in Section 3.08 the UAB Disclosure Schedule, individually or in the aggregate, had or would reasonably be expected to have a UAB Material Adverse Effect.

Section 3.09          Legal Proceedings.  No Legal Action is pending, or to the knowledge of UAB, threatened against UAB or any of its respective properties or assets (or for which UAB is obligated to indemnify a third party) or, to the knowledge of UAB, against any executive officer, or director of UAB in its capacities as such.  To the knowledge of UAB, there is no reasonable basis for and no event has occurred or circumstance exists that (with or without notice or lapse of time or both) would reasonably be expected to give rise to or serve as a basis for, constitute or result in, any material Legal Action against UAB.  No matter described in Section 3.9 of the UAB Disclosure Schedule, individually or in the aggregate, had or would reasonably be expected to have a UAB Material Adverse Effect.

Section 3.10          Trust Administration.  UAB does not presently exercise trust powers, including, but not limited to, trust administration, and has not exercised such trust powers prior to the date of this Agreement.  The term “trusts” includes (a) any and all common law or other trusts between an individual, corporation or other entities and UAB, as trustee or co-trustee, including, without limitation, pension or other qualified or nonqualified employee benefit plans, compensation, testamentary, inter vivos, charitable trust indentures, (b) any and all decedents’ estates where UAB is serving or has served as a co-executor or sole executor, personal representative or administrator, administrator de bonis non, administrator de bonis non with will annexed, or in any similar fiduciary capacity, (c) any and all guardianships, conservatorships or similar positions where UAB is serving or has served as a co-grantor or a sole grantor or a conservator or a co-conservator of the estate, or any similar fiduciary capacity, and (d) any and all agency and/or custodial accounts and/or similar arrangements, including plan administrator for employee benefit accounts, under which UAB is serving or has served as an agent or custodian for the owner or other party establishing the account with or without investment authority.

Section 3.11          Employee Benefit Plans.

(a)           Schedule.  Section 3.11(a) of the UAB Disclosure Schedule contains a complete and correct list, as of the date of this Agreement, of each plan, program, policy, agreement, collective bargaining agreement or other arrangement providing for compensation, severance, supplemental executive retirement, deferred compensation, performance awards, stock or stock-based awards, fringe, retirement, retention, change of control, split dollar insurance or supplemental life insurance benefits, death, disability or medical benefits or other employee benefits or remuneration of any kind, in each case whether written or unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, which is or has been sponsored, maintained, contributed to, or required to be contributed to, by UAB or any trade or business (whether incorporated or not) that together with UAB would be treated as a single employer within the meaning of ERISA section 4001(b)(1) or Code section 414(b), (c) or (m) (an “ERISA Affiliate”) for the benefit of any current or former employee, independent contractor, consultant or director of UAB or ERISA Affiliate (each, a “UAB Employee”), or with respect to which UAB has or may have any liability (each a “UAB Employee Plan” and collectively, the “UAB Employee Plans”).  Neither UAB nor its ERISA Affiliates have any commitment to create any additional UAB Employee Plan or to materially modify, change or renew any existing UAB Employee Plan (any modification or change that increases the cost of such plans would be deemed material), except as required to maintain the qualified status thereof.

(b)           Documents.  UAB has made available to HCC correct and complete copies (or, if a plan is not written, a written description) of all UAB Employee Plans and amendments thereto, and, to the extent applicable (i) all related trust agreements, funding arrangements and insurance contracts, (ii) the three most recent annual reports (Form 5500), together with all schedules, as required, filed with the IRS or Department of Labor (the “DOL”), as applicable, and any financial statements and opinions required by Section 103(e)(3) of ERISA with respect to each UAB Employee Plan, (iii) for each UAB Employee Plan which is a “top-hat” plan, a copy of filings with the DOL, (iv) the most recent determination letter or sponsor opinion letter issued by the IRS for each UAB Employee Plan that is intended to be “qualified” under Section 401(a) of the Code, (v) the most recent summary plan description and any summary of material modifications, as required, for each UAB Employee Plan, (vi) the most recent actuarial report, if any, relating to each UAB Employee Plan, (vii) the most recent actuarial valuation, study or estimate of any retiree medical and life insurance benefits plan or supplemental retirement benefits plan, and (viii) the most recent summary annual report for each UAB Employee Plan required to provide summary annual reports by Section 104 of ERISA.

(c)           UAB Employee Plan Compliance.  Each UAB Employee Plan has been established, administered, and maintained in all material respects in accordance with its terms and the provisions of all documents, contracts or agreements pursuant to which such UAB Employee Plan is maintained and is in material compliance with applicable Law, including ERISA and the Code.  Each UAB Employee Plans that is intended to be qualified under Section 401(a) of the Code have received favorable determination letters or is the subject of a favorable opinion letter from the IRS and, as of the date of this Agreement, no such determination or opinion letter has been revoked nor, to the knowledge of UAB, has any such revocation been threatened, and to the knowledge of UAB, as of the date of this Agreement, no circumstance exists that is likely to result in the loss of such qualified status under Section 401(a) of the Code. UAB, where applicable, has timely made all material contributions and other material payments required by and due under the terms of each UAB Employee Plan and applicable Law, and all benefits accrued under any unfunded UAB Employee Plan have been paid, accrued or otherwise adequately reserved to the extent required by and in accordance with GAAP.  Except to the extent limited by applicable Law, each UAB Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms without material liability to HCC, the Surviving Corporation or UAB (other than ordinary administration expenses and in respect of accrued benefits thereunder).  There are no Legal Actions pending or, to the knowledge of UAB, threatened against UAB with respect to any UAB Employee Plan (in each case, other than routine claims for benefits).  There are no matters pending before the IRS, DOL or other Governmental Entity with respect to any UAB Employee Plan.  No UAB Employee Plan or related trust is the subject of an audit, investigation or examination by a Governmental Entity.  To the knowledge of UAB, UAB has not engaged in a transaction that is reasonably likely to subject UAB to a Tax or penalty imposed by either Section 4975 or 4976 of the Code or Section 502(i) or 502(l) of ERISA. UAB has not incurred or reasonably expects to incur either directly or indirectly any material liability under Title I or Title IV of ERISA, or related provisions of the Code or any other applicable Law relating to employee benefit plans.

(d)           Certain UAB Employee Plans.  With respect to each UAB Employee Plan (i) no such plan is a “multiemployer plan” within the meaning of Section 3(37) of ERISA or a “multiple employer plan” within the meaning of Section 413(c) of the Code, and neither UAB nor any UAB ERISA Affiliate has at any time contributed to or had any liability or obligation in respect of any such multiemployer plan or multiple employer plan, (ii) no Legal Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan, (iii) no “reportable event” as defined in Section 4043 of ERISA has occurred with respect to any such plan.  No liability under Title IV of ERISA has been or is expected to be incurred by UAB with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by UAB or any ERISA Affiliate.  All contributions required to be made and premiums required to be paid under the terms of any UAB Employee Plan have been timely made.  No single-employer plan of UAB or any ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and neither UAB nor any ERISA Affiliate has an outstanding funding waiver.  Each single-employer plan of UAB or any of its ERISA Affiliates has satisfied the requirements of Section 436 and Section 401(a)(29) of the Code and no lien has been imposed on UAB under Section 430(k) of the Code.  No UAB Employee Plan is or has been funded by, associated with, or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code, a “welfare benefit fund” within the meaning of Section 419 of the Code, a “qualified asset account” within the meaning of Section 419A of the Code or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(e)           Post-Employment Obligations.  No UAB Employee Plan provides post-termination or retiree welfare benefits to any UAB Employee or other person (including health insurance, disability insurance or death benefits) (“Retiree Welfare Benefits”) for any reason, except as may be required by COBRA or other applicable Law, and neither UAB nor any ERISA Affiliate has any liability (or made any representations to any UAB Employee) to provide post-termination or Retiree Welfare Benefits to any UAB Employee or other person, except to the extent required by COBRA or other applicable Law.

(f)            Audits.  No UAB Employee Plan has within the three (3) years prior to the date of this Agreement, been the subject of an examination or audit by a Governmental Entity or is the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Entity.

(g)           Section 409A Compliance.  Each UAB Employee Plan that is subject to Section 409A of the Code has been operated in compliance in all material respects with such section and all applicable regulatory guidance (including, without limitation, proposed regulations, notices, rulings, and final regulations).

(h)           Health Care Compliance.  UAB complies in all material respects with the applicable requirements of COBRA or any similar state statute with respect to each UAB Employee Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code or such state statute.  No event or condition exists with respect to a UAB Employee Plan that could subject UAB to a material tax under Sections 4980B, 4980D, 4980H, or 5000 of the Code.

(i)            Effect of Transaction.  Except as set forth in Section 3.11(i) of the UAB Disclosure Schedule, neither the execution of this Agreement, nor the consummation of the Contemplated Transactions, will (either alone or upon the occurrence of any additional or subsequent events) (i) entitle any current or former director, employee, contractor or consultant of UAB to severance pay or any other payment, (ii) accelerate the time of payment, funding, or vesting, or increase the amount of compensation due to any such individual, (iii) limit or restrict the right of UAB to merge, amend or terminate any UAB Employee Plan, (iv) increase the amount payable or result in any other material obligation pursuant to any UAB Employee Plan, or (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

Section 3.12          Labor and Employment Matters.

(a)           Employees.  Section 3.12(a) of the UAB Disclosure Schedule contains a complete and correct list, as of the date of this Agreement, of the name of each employee, job description, job location, title, current annual base salary, other compensation and wage and hour exemption status of UAB and a summary of all Contracts or commitments by UAB to increase the compensation or to modify the conditions or terms of employment.  All persons who have been treated as independent contractors by UAB for tax purposes have met the criteria to be so treated under applicable Law.  No executive or group of employees has informed UAB of his, her or their intent to terminate employment with UAB.

(b)           Labor Organizations.  There is no collective bargaining or other labor union contract applicable to any person employed by UAB to which UAB is a party (each a “UAB Collective Bargaining Agreement”) and, to the knowledge of UAB, no labor union, or other collective bargaining representative represents any person employed by UAB in connection with such employment.  No UAB Collective Bargaining Agreement is being negotiated by UAB.  There is no pending, or to the knowledge of UAB, threatened strike, work stoppage, or other material labor dispute against UAB and no such disputes have occurred within the past three (3) years.  To the knowledge of UAB, no labor union or labor organization is organizing or seeking to organize any employees of UAB and no such organizing activities have occurred within the past three (3) years.

(c)           Compliance.  UAB has complied and is in material compliance with all applicable Laws relating to labor, employment, termination of employment or similar matters, including Laws relating to discrimination, disability, classification of workers, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not engaged in any unfair labor practices or similar prohibited practices.  There are no complaints of Legal Actions pending or, to the knowledge of UAB, threatened against UAB brought by or on behalf of any applicant for employment, any current or former employee, any person alleging to be a current or former employee, any class of the foregoing, or any Governmental Entity, relating to any such Law, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.  UAB is not a party to or otherwise bound by any consent decree with or citation by any Governmental Entity relating to employees or employment practices.

(d)           Agreements and Trade Secrets.  To the knowledge of UAB, no employee of UAB is a party to or is otherwise bound by any Contact, including any confidentiality, non-competition, or proprietary rights agreement, between such person and any other person that could reasonably be expected to prohibit the performance by such person of his or her duties for or on behalf of UAB; or adversely affect the ability of UAB to conduct its primary business.  No person has claimed, or to the knowledge of UAB, no employee or former employee of UAB (i) is in violation of any material term of any employment agreement, confidentiality agreement, non-competition agreement or any restrictive covenant with such person, (ii) has disclosed or utilized any trade secret, confidential or proprietary information or documentation belonging to such person in connection with employment with UAB, or (iii) has interfered in the employment relationship with such person and any of its present or former employees in violation of any Law or Contract between such person and the applicable employee.

(e)           Facility Closings.  UAB is in compliance with all notice and other requirements under the WARN Act, California Labor Code section 1400 et seq., and any other similar applicable Laws to facility closings and layoffs.

(f)            Policies.  UAB has made available to HCC prior to the date of this Agreement a copy of all material written policies and procedures related to the employees of UAB and a written description of all material unwritten policies and procedures related to the employees of UAB.

Section 3.13          Environmental Matters.

(a)           Compliance.  UAB and any property which UAB owns or leases, and to the knowledge of UAB, any Loan Property, is in compliance with all Environmental Laws in all material respects.

(b)           Authorizations.  UAB possesses and has obtained and is in compliance with all material Governmental Authorizations required under Environmental Laws for the operation of their respective businesses or the occupation of their facilities as currently conducted and occupied.

(c)           Notifications.  UAB has not received any written notice or report alleging any violation of or liability under any Environmental Law other than those that have been fully and finally resolved with no future or continuing obligations.

(d)           Legal Actions; Orders.  There is no Legal Action pending or, to the knowledge of UAB, threatened against UAB or any Loan Property under applicable Environmental Laws or seeking to impose any material financial responsibility for any investigation, cleanup, removal, containment or any other remediation or compliance (whether or not occurring at or on a site owned, leased or operated by UAB) under applicable Environmental Laws.  Neither UAB nor any Loan Property is subject to any Order or Contract by or with any Governmental Entity or third party imposing any liability or obligation with respect to any of the foregoing.  To the knowledge of UAB, there is no reasonable basis for and no event has occurred or circumstances exist that would reasonably be expected to give rise to or serve as the basis for, constitute or result in, any such material Legal Action or result in any material restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any UAB Loan Property or property of UAB.

(e)           Contamination.  To the knowledge of UAB, during the period of UAB’s ownership or operation of any of its respective properties or UAB’s participation in the management of any Loan Property, there has been no contamination by or release of Hazardous Materials affecting such properties (including soil, ground water or surface water on, or under the properties, and buildings thereon) other than in amounts permitted under applicable Environmental Laws.  To the knowledge of UAB, prior to the period of UAB’s ownership or operation of any of its respective current properties, or UAB’s participation in the management of any Loan Property, there was no contamination by or release of Hazardous Materials affecting such properties (including soil, ground water or surface water on, or under the properties, and buildings thereon) other than in amounts permitted under applicable Environmental Laws.  To the knowledge of UAB, UAB has no liability for any Hazardous Substance disposal or contamination on any third party property.

(f)            Reports.  UAB has provided or made available to HCC all material reports, assessments, audits, citations, notices, surveys, studies and investigations in the possession, custody or control of UAB concerning compliance with or liability or obligation under Environmental Laws or the release or threatened release of Hazardous Materials, including those concerning any property which UAB owns or leases, or any Loan Property.  There has been no written environmental site assessment assessing the presence, potential presence, release or threatened release of Hazardous Materials located on, under or affecting any property owned or leased or, to UAB’s knowledge, any Loan Property that is within the possession or control of UAB as of the date of this Agreement, which has not been delivered to HCC prior to the date of this Agreement.

(g)           Foreclosed Properties.  UAB has not foreclosed upon or taken a deed or title to any real estate (other than single-family residential properties) without complying in all material respects with all applicable FDIC environmental due diligence standards (including FDIC Bulletin FIL-14-93, and update FIL-98-2006) or foreclosed upon or taken a deed or title to any such real estate if the environmental assessment indicates the liabilities under Environmental Laws are likely in excess of the asset’s value.

Section 3.14          Loan Portfolio.

(a)           Section 3.14(a) of the UAB Disclosure Schedule sets forth a complete and correct list of (i) each Loan of UAB that as of September 30, 2017 (A) contractually past due 90 days or more in the payment of principal or interest, (B) on non-accrual status, (C) classified as “substandard,” “doubtful,” “loss,” “classified,” “criticized,” “credit risk assets,” “concerned loans,” “watch list,” “impaired” or “special mention” (or words of similar import) by UAB, or any Governmental Entity, (D) as to which a reasonable doubt exists as to the timely future collectability of principal or interest, whether or not interest is still accruing or the Loans are less than 90 days past due, (E) where the interest rate terms have been reduced or the maturity dates have been extended subsequent to the Loan Documentation under which the Loan was originally advanced due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, (F) where a specific reserve allocation exists in connection therewith, or (G) which is required to be accounted for as a troubled debt restructuring in accordance with ASC 310-40, and (ii) each asset of UAB that as of September 30, 2017 was classified as “other real estate owned,” “other repossessed assets” or as an asset to satisfy Loans, and the book value thereof as of such date.  For each loan identified in accordance with the immediately preceding sentence, Section 3.14 of the UAB Disclosure Schedule sets forth the outstanding balance, including accrued and unpaid interest, on each such Loan and the identity of the borrower thereunder as of September 30, 2017.

(b)           Each Loan of UAB (i) arose out of bona-fide arm’s-length transaction in the ordinary course of business, (ii) is evidenced by Loan Documentation that is correct and complete in all material respects, and (iii) represents the legal, valid and binding obligation of the maker, co-maker, guarantor, endorser or debtor (such persons referred to as an “Obligor”) thereunder and is enforceable against the Obligor named therein, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar Law affecting the enforcement of creditors’ rights generally, and subject to general principals of equity (whether considered in a proceeding whether in equity or at law).  The Loan Documentation with respect to each outstanding Loan was in material compliance with applicable Law or governmental programs at the time of origination or purchase by UAB.  For the purposes of this Agreement, “Loan Documentation” means all Loan files and all documents included in UAB’s file or imaging system with respect to a Loan, including loan applications, notes, security agreements, deeds of trust, collectors notes, appraisals, credit reports, disclosures, titles to collateral, verifications (including employment verification, deposit verification, etc.), mortgages, loan agreements, including building and loan agreements, guarantees, pledge agreements, financing statements, inter-creditor agreements, participation agreements, sureties and insurance policies (including title insurance policies) and all modifications, waivers and consents relating to any of the foregoing.

(c)           Each outstanding Loan (including Loans held for resale to investors) of UAB was solicited and originated or purchased and is and has been administered and serviced (to the extent administered and serviced by UAB), and during the period of time in which such Loan was originated, held or serviced by UAB, the relevant Loan Documentation was maintained, in accordance with UAB’s underwriting and servicing standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and customary industry practices and with applicable Law or governmental programs in all material respects.  All such Loans are and at the Effective Time will be free and clear of any Lien and contains customary and enforceable provisions such that the rights and remedies of the holder thereof shall be adequate for practical realization against any collateral therefor. There are no oral modifications or amendments or additional Loan Documentation related to the Loans that are not reflected in the UAB records.  To the knowledge of UAB, no claim of defense as to the enforcement of any Loan has been asserted, and there are no acts or omissions that would give rise to any claim or right of rescission, set off, counterclaim or defense.

(d)           With respect to each Loan of UAB that is secured, UAB has a valid and enforceable Lien (which have been perfected) on the collateral described in the documents relating to such Loan, and each such Lien is assignable and has the priority described in the Loan Documentation (except as may be limited by applicable bankruptcy, insolvency, moratorium or similar Law affecting the enforcement of creditors’ rights generally, and subject to general principals of equity (whether considered in a proceeding whether in equity or at law)).

(e)           None of the Contracts pursuant to which UAB has sold or is servicing Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein, or entitle the buyer of such Loans or pool of Loans or participation in Loans or pools of Loans or any other person to pursue any other form of recourse against UAB.  There has not been any claim made by any such buyer or other person for repurchase or other similar form of recourse against UAB.

(f)            Section 3.14(f) of the UAB Disclosure Schedule sets forth a complete and correct list of all Loans as of the date of this Agreement by UAB to any directors, officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve Board (12 C.F.R. Part 215)) of UAB.  There are no employee, officer, director or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was not in compliance with Regulation O, and all such Loans are and were originated in compliance in all material respects with applicable Law.

(g)           Section 3.14(g) of the UAB Disclosure Schedule sets forth a list of all Loans (i) providing for a below-market rate of interest at the time such Loan was made or below-market fees or other “teaser” rates or fees or their equivalents, (ii) as to which UAB has waived its right to collect interest or (iii) providing for an interest rate that is not consistent with UAB’s written policies with respect to Loan pricing in effect as of the date of this Agreement.

(h)           Neither UAB is now, nor has it ever been since December 31, 2013 subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity relating to the origination, sale or servicing of mortgage or consumer Loans or Loans guaranteed by any Governmental Entity.

(i)            Since December 31, 2013, UAB has complied with, and all documentation in connection with the origination, processing, underwriting and credit approval of any mortgage loan originated by UAB satisfied, in all material respects, (i) all applicable Laws with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing, loan modification, loss mitigation or filing of claims in connection with such mortgage loans, including, to the extent applicable, all Laws relating to real estate settlement procedures, consumer credit protection, truth in lending Laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages, in each case applicable as of the time of such origination, processing, underwriting or credit approval, (ii) the responsibilities and obligations relating to such mortgage loans set forth in any agreement or understanding between UAB and any Governmental Entity, loan investor or insurer, (iii) the applicable Laws, guidelines, procedures, handbooks and other requirements of any Governmental Entity, loan investor or insurer, in each case applicable as of the time of such origination, processing, underwriting or credit approval, and (iv) the terms and provisions of any mortgage or other collateral documents and other loan documents with respect to each such mortgage loan; in each case applicable as of the time of such origination, processing, underwriting or credit approval.

(j)            Since December 31, 2016, no customer of UAB has indicated in writing to UAB that it has terminated or intends to terminate its relationship with UAB for poor performance, poor loan service or concern with respect to UAB’s compliance with Laws.

(k)           Since December 31, 2013, UAB has not engaged in, and, to the knowledge of UAB, no third-party vendors (including outside law firms and other third-party foreclosure services providers) used by UAB has engaged in, directly or indirectly, (i) any foreclosures in violation of any applicable Law, including but not limited to the Servicemembers Civil Relief Act, or in breach of any binding regulatory agreement, or (ii) the conduct referred to as “robo-signing” or any other similar conduct of approving or notarizing documents relating to mortgage loans that do not comply with any applicable Law.

(l)            Since December 31, 2013, UAB has not foreclosed upon, managed or taken a deed or title to, any real estate (other than single-family residential properties) without complying with all applicable FDIC environmental due diligence standards (including FDIC Bulletin FIL-14-93, and update FIL-98-2006) or foreclosed upon, managed or taken a deed or title to, any such real estate if the environmental assessment indicates the liabilities under Environmental Laws are likely in excess of the asset’s value.

(m)          All guarantees of indebtedness owed to UAB, including but not limited to those of the Federal Housing Administration, the Small Business Administration, and other state and federal agencies, are valid and enforceable in accordance with its terms.

(n)           The information with respect to each Loan set forth in the data storage disk produced by UAB from its management information systems regarding the Loans and delivered to HCC prior to the date of this Agreement (the “Loan Data”), and, to the knowledge of UAB, any third-party information set forth in the Loan Data is complete and correct in all material respects as of the dates specified therein, or, if no such date is indicated therein, as of September 30, 2017.

Section 3.15          Investment Portfolio.  UAB has good and marketable title to all securities held by it free and clear of any Lien, except to the extent that such securities are pledged in the ordinary course of business consistent with prudent business practices to secure obligations of UAB. Such securities are valued on UAB Balance Sheet and classified as “held to maturity” and “available for sale” in accordance with GAAP.

Section 3.16          Risk Management Instruments.  UAB is not a party to nor has it agreed to enter into an exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on UAB Balance Sheet and is a derivatives contract (including various combinations thereof) (each, a “Derivatives Contract”) or owns securities that (a) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives,” or (b) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

Section 3.17          Properties.

(a)           Schedule.  Section 3.17(a) of the UAB Disclosure Schedule lists as of the date of this Agreement, all real property leased by UAB. UAB has delivered to HCC correct and complete copies, together with all amendments thereto of all Real Property Leases.  As of the date of this Agreement, UAB does not own any real property except real property that is “other real estate owned” (“OREO”) set forth on the UAB Balance Sheet.

(b)           Title and Use.  UAB has a good and marketable leasehold estate in and to the Leased Real Estate, free and clear of all Liens, except for Permitted Liens.  UAB has the right to occupy, use, and possess the Leased Real Estate, and is in sole possession of the properties purported to be leased thereunder, subject and pursuant to the terms of the Real Property Leases.  None of the Leased Real Estate, in whole or in part, has been condemned or otherwise taken by eminent domain, or to UAB’s knowledge is the subject of a pending, threatened or contemplated condemnation or taking which has not been consummated.  The Leased Real Estate is not subject to any current or potential interests of third parties or other restrictions or limitations that would impair or be inconsistent in any material respect with the current use of such property by UAB, as applicable.  UAB has the benefit of a non-disturbance agreement from the holder or beneficiary of any mortgage, deed of trust or other security instrument that provides that UAB’s use and enjoyment of the real property subject to such lease will not be disturbed as a result of the landlord’s default under any such mortgage, deed of trust or other security instrument, provided UAB is not in default of any of its obligations pursuant to any such lease beyond the expiration of any notice and cure periods.  No person other than UAB has (or will have, at Closing) any right to use or occupy any portion of the Leased Real Estate. UAB has not received any notice that the owner of the Leased Real Estate has made any assignment, mortgage, pledge or hypothecation of such Leased Real Estate or the rents due thereunder.

(c)           Condition.  The Leased Real Estate, including all buildings, structures, fixtures and appurtenances comprising part of the Leased Real Estate and all systems located thereon (including, without limitation, the mechanical, electrical and HVAC systems) are in good operating condition and have been well maintained, reasonable wear and tear excepted, and are in all material respects adequate and sufficient for the purposes to which they are used in the conduct of the business of UAB, as applicable. UAB does not use in its business any real property other than the Leased Real Estate.

(d)           Deposits.  All rents, deposits and additional rents due pursuant to the Real Property Leases have been paid in full and no security deposit or portion thereof has been applied in respect of a breach or default under the Real Property Leases that has not been re-deposited in full.

(e)           Operation.  UAB has operated the Leased Real Estate, and the continued operation of the Leased Premises in the manner it is used in UAB’s business will be, in accordance in all material respects with all applicable Law.  None of the Leased Real Estate, or the leasing, occupancy or use of the Leased Premises, is in material violation of any Law, including, without limitation, any building, zoning, Environmental Law or other Law. UAB, as applicable, has obtained all Governmental Authorizations necessary its operation and use of the Leased Real Estate.

(f)            Personal Property.  (i) UAB has good, valid and marketable title to, or a valid leasehold interest in, all of the tangible personal property or assets of UAB used in the conduct of its business (including, without limitation, trade fixtures, shelving, furniture, on-premises ATMs, equipment, security systems, safe deposit boxes (exclusive of contents), vaults, sign structures and supplies), excluding any items consumed or disposed of, but including new items acquired or obtained, in the ordinary course of the operation of the business of UAB, free and clear of all Liens, and (ii) each of the leases under which UAB leases such personal property is valid, and in full force and effect, without default thereunder by the lessee or, to the knowledge of UAB, the lessor. All material items of equipment and other tangible assets owned by or leased to UAB is sufficient for the uses to which they are being put, are in good and safe condition and repair (ordinary wear and tear excepted), and are sufficient for the conduct of the business of UAB in the manner in which such business is currently being conducted.

Section 3.18          Intellectual Property.

(a)           UAB Owned IP.  Section 3.18(a) of the UAB Disclosure Schedule contains a complete and correct list as of the date of this Agreement of all UAB Owned IP, and for each of the foregoing, the official registration number, the legal owner, the jurisdiction in which such Intellectual Property subsists, has been issued or registered or in which any application for such issuance and registration has been filed, and any actions, annuities, maintenance fees, or proceedings that must be paid or undertaken within the first ninety (90) days after the Closing Date in order to preserve, perfect, or maintain such Intellectual Property.

(b)           Right to Use; Title.  UAB owns all right, title, and interest in or have the valid right to use all of the UAB IP, free and clear of all Liens, and there are no obligations or covenants to, or restrictions from any other persons affecting the use, enforcement, transfer, or licensing of the UAB Owned IP by UAB.  UAB is the sole and exclusive beneficial owner, and, with respect to applications and registrations, record owners, of all the UAB Owned IP. UAB IP constitutes all the Intellectual Property necessary to conduct the businesses of UAB.  The UAB Owned IP and, to the knowledge of UAB, the UAB Licensed IP, is valid, subsisting, and enforceable.  None of UAB IP is being licensed, enforced, or otherwise used in a manner that would result in the abandonment, cancellation, or unenforceability of such Intellectual Property.

(c)           Non-Infringement.  Use by UAB of any UAB IP and the conduct of its business does not infringe, misappropriate, or otherwise violate any rights of any person, and no proceeding is pending or, to the knowledge of UAB, has been threatened or asserted against UAB with regard to the ownership, use, infringement, misappropriation, violation, validity, or enforceability of any UAB IP.  To the knowledge of UAB, UAB has not infringed, misappropriated, or otherwise violated any Intellectual Property of any third party. To the knowledge of UAB, no person is infringing, misappropriating, or otherwise violating any rights of UAB in or to any UAB IP.  No Legal Action is pending or, has been threatened or asserted by UAB against any person with regard to the ownership, use, infringement, misappropriation, violation, validity, or enforceability of any UAB IP.

(d)           Protection of Trade Secrets.  UAB has taken all reasonable actions to protect the confidentiality of their UAB IP and Trade Secrets and other confidential information including by maintaining appropriate confidentiality policies and agreements.  All material use, disclosure or appropriation of UAB IP and Trade Secrets owned by UAB by or to a third party has been pursuant to the terms of an agreement or other legal obligation between UAB and such third party pursuant to which the third party undertakes to protect and not disclose such Trade Secrets.  Neither UAB nor, to the knowledge of UAB, any person under the control of UAB has materially breached any confidentiality policy or agreement that such person is subject to, and, to the knowledge of UAB, no other party to any such confidentiality agreement is in material breach thereof.

(e)           No Adverse Effect.  The consummation of the Contemplated Transactions, and compliance by UAB with the provisions of this Agreement, will not result in the termination, cancellation, loss, or impairment of, nor require the payment of additional amounts or the consent of any person in respect of, or result in the creation of any Lien in or upon, any UAB IP.

Section 3.19          Information Technology; Security and Privacy.

(a)           IT Systems.  To the knowledge of UAB, all IT Systems have been properly maintained by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with standards prudent in the industry, to ensure proper operation, monitoring and use. UAB has reasonable disaster recovery plans, procedures and facilities for its business and has taken reasonable steps to safeguard the IT Systems.  The IT Systems are in good working condition to effectively perform all information technology operations necessary to the business of UAB in accordance with their documentation and functional specifications in all material respects and otherwise as required by UAB in connection with its business.  UAB has not experienced within the past three (3) years any material disruption to or material interruption in its conduct of its business attributable to a defect, bug, breakdown or other failure or deficiency of the IT Systems.  UAB has taken reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of its business (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to or material interruption in the conduct of its business. UAB is not in material breach of any Contract related to any IT Systems.  To the knowledge of UAB, no person has gained unauthorized access to the IT Systems.

(b)           Security and Privacy.  Since December 31, 2015, UAB has at all times complied in all material respects with applicable Law relating to privacy, data protection and the collection and use of personal information gathered or accessed in the course of its operations. UAB has at all times complied in all material respects with all rules, policies and procedures it has established with respect to the foregoing.  No claims are pending and, to the knowledge of UAB, Since December 31, 2015, no claims have been asserted or threatened against UAB and no basis exists for the assertion against UAB by any person alleging a violation of such person’s privacy, personal or confidentiality rights under any such Laws, policies or procedures.  The consummation of the Contemplated Transactions will not breach or otherwise cause any violation of any such Laws, policies or procedures.  With respect to all personal information described in this Section 3.19(b), UAB has taken steps consistent with industry standards (including implementing and monitoring compliance with measures with respect to technical and physical security) to protect the information in a manner consistent with such Laws, rules, policies or procedures.  To the knowledge of UAB, there has been no unauthorized access to or other misuse of that information.

Section 3.20          Material Contracts.

(a)           Material Contracts.  For purposes of this Agreement, “UAB Material Contract” shall mean the following to which UAB is a party or any of the respective assets are bound:

(i)            any employment or consulting Contract;

(ii)           any Contract pursuant to which UAB is or may become obligated to make any retirement, severance, termination, bonus or similar payment to any current or former officer, director or employee;

(iii)          any Contract, arrangement or understanding pursuant to which any payment (whether severance pay or otherwise) became or may become due upon a change of control to any director, officer or employee of UAB upon execution of this Agreement or upon or following consummation of the Contemplated Transactions (either alone or in connection with the occurrence of any additional acts or events);

(iv)          any Contract that would restrict HCC, HBC or any of their respective Subsidiaries after the Effective Time from engaging or competing in any line of business or competing with any person or prohibiting UAB from soliciting customers, clients or employees or using or employing the services of any person;

(v)           any lease of personal property providing for annual lease payments in excess of $25,000 per annum or aggregate payments over the term of the lease in excess of $25,000;

(vi)          any mortgage, pledge, conditional sales contract, security agreement, option, or any other similar Contract with respect to any interest of UAB (other than as mortgagor or pledgor in the ordinary course of its banking business or as mortgagee, secured party or deed of trust beneficiary in the ordinary course of business) in personal property having a value of $50,000 or more;

(vii)         any Contract to acquire equipment or any commitment to make capital expenditures of $50,000 or more;

(viii)        any Contract for the sale of any property or assets in which UAB has an ownership interest or for the grant of any preferential right to purchase any such property or asset;

(ix)          any Contract (including any trust indenture, mortgage, promissory note, loan agreement) for the borrowing of any money, any currency exchange, hedging arrangement, or any leasing arrangement of the type required to be capitalized in accordance with GAAP (other than deposits, repurchase agreements, the Federal Reserve Bank advances, bankers’ acceptances, and transactions in “Federal funds” in each case established in the ordinary course of business);

(x)           any Contract of guarantee, support or indemnification by UAB, assumption or endorsement by UAB of, or any similar commitment by UAB with respect to, the obligations, liabilities or indebtedness of any other person other than letters of credit issued in the ordinary course of business;

(xi)          any Real Property Lease;

(xii)         any Contract of participation with any person in any Loan entered into, amended or modified by UAB subsequent to December 31, 2013, or any sales of assets of UAB with recourse of any kind to UAB, or any Contract providing for the sale or servicing of any loan or other asset which constitutes a “recourse arrangement” under applicable regulation or policy promulgated by a Governmental Entity (except for agreements for the sale of guaranteed portions of loans guaranteed in part by the U.S. Small Business Administration and related servicing agreements);

(xiii)        any Contract for data processing, software programming and similar services, which involves future payments or receipts or performances of services or delivery of items requiring aggregate payments of $50,000 or more by UAB;

(xiv)        any License Agreement under which UAB is obligated to make payment or incur costs in excess of $25,000 in the aggregate;

(xv)         any supply, maintenance or landscape Contract not terminable by UAB without penalty on thirty (30) days or less notice and which provides for payments in excess of $25,000 in the aggregate;

(xvi)        any partnership, joint venture, limited liability company or similar Contract;

(xvii)       any advertising, brokerage, licensing, dealership representative or agency relationship Contract under which provides for payments in excess of $25,000 in the aggregate;

(xviii)      any Contract providing for the indemnification of any officer or director;

(xix)        any Contract with any Affiliate of UAB including ATB;

(xx)         any other Contract under which UAB is obligated to make payment or incur costs in excess of $25,000 in the aggregate in any year and which is not otherwise described in clauses (i)-(xix) above; or

(xxi)        any Contract which is not otherwise described in clauses (i)-(xx) above that is material to UAB, and listed on Section 3.20(b) of the UAB Disclosure Schedule.

(b)           Schedule of Material Contracts; Documents. Section 3.20(b) of the UAB Disclosure Schedule sets forth a complete and correct list as of the date of this Agreement of all UAB Material Contracts.  UAB has made available to HCC correct and complete copies of all UAB Material Contracts, including any amendments, modifications, supplements, waivers and side letters thereof.

(c)           Enforceability; No Breach.  Each UAB Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, moratorium, or other similar Law affecting the enforcement of creditors’ rights generally, and subject to general principles of equity (whether considered in a proceeding whether in equity or at law).  To the knowledge of UAB, UAB has not violated or breached in any material respect or committed any material default under any UAB Material Contract. To the knowledge of UAB, no other person has violated or breached in any material respect, or committed any material default under, any UAB Material Contract.  To the knowledge of UAB, no event has occurred and no circumstance exists, that (with or without notice or lapse of time) has or would reasonably be expected to (i) result in a violation or breach, in any material respect, of any of the provisions of any UAB Material Contract, (ii) give any person the right to declare a default or exercise any remedy under any UAB Material Contract, (iii) give any person the right to receive or require a material rebate, chargeback, penalty, or change in delivery schedule under any UAB Material Contract, (iv) give any person the right to accelerate the maturity or performance of any UAB Material Contract, or (v) give any person the right to cancel, terminate, or modify in any material respect any UAB Material Contract. UAB has not received any notice or other communication regarding any actual or possible material violation or breach of, or default under, any UAB Material Contract.  No party to any UAB Material Contract will have the right to terminate any or all of the provisions of any such UAB Material Contract as a result of this Agreement or the Contemplated Transactions.

Section 3.21          Insurance.  UAB has in effect policies of insurance underwritten by insurers of recognized financial responsibility with respect to their assets and business against such casualties and contingencies and in such types and in the amounts (with deductibles as are customary for companies in the same or similar businesses) that UAB reasonably believes are adequate for its respective business, operations, properties and assets, and is sufficient for compliance with all material requirements of any Governmental Entity or Contracts to which UAB is a party (with deductibles as are customary for companies in the same or similar businesses).  UAB has made available to HCC copies of all policies of insurance and bonds carried and owned by UAB as of the date of this Agreement, which copies are complete and accurate (collectively, “UAB Insurance Policies”) and all written correspondence relating to any material claims made since December 31, 2013).  All of UAB Insurance Policies are in full force and effect, and the premiums due and payable thereon have been or will be timely paid through the Closing Date.  There is no material breach or default (and no condition exists or event has occurred which, with the giving of notice or lapse of time or both, would constitute such a material breach or default) by UAB under any of UAB Insurance Policies or, to the knowledge of UAB, by any other party to UAB Insurance Policies.  UAB has not received any written notice of cancellation or non-renewal of any UAB Insurance Policy nor, to the knowledge of UAB, has the termination of any such policies been threatened.

Section 3.22          Governmental Approvals and Other Conditions.  UAB has not taken nor intends to take any action, and does not have knowledge of any fact or circumstance that would materially impede or delay the consummation of the Contemplated Transactions, or the ability of the parties to obtain any approval of any Governmental Entity required for the Contemplated Transactions or to perform its covenants and agreements under this Agreement.  To the knowledge of UAB, no event has occurred and no circumstances exists related to UAB that is or are reasonably likely to (a) cause the approvals that are required to be obtained from any Governmental Entity having approval authority in connection with the Contemplated Transactions not to be granted, (b) cause such Governmental Entity approvals would to be subject to a condition which would differ from conditions customarily imposed by a Governmental Entity in orders approving acquisitions of the type contemplated by this Agreement, or (c) make any of the conditions precedent to the obligations of UAB to consummate the Contemplated Transactions are unlikely to be fulfilled within the applicable time period or periods required for satisfaction of such condition or conditions.

Section 3.23          Opinion of Financial Advisor.  The UAB Board has received the verbal opinion of Sandler O’Neill & Partners, L.P., to be confirmed in writing as of such date, to the effect that, as of such date, and based on the assumptions, qualifications, and limitations contained therein, the Per Share Exchange Ratio is fair to the holders of UAB Common Stock from a financial point of view.  As of the date of this Agreement such opinion has not been withdrawn, revoked or modified.

Section 3.24          Brokers.  Except for Sandler O’Neill & Partners, L.P., no broker, finder, investment banker, or other person is or may be entitled to any brokerage, finder’s, or other fee or commission in connection with the Contemplated Transactions based upon arrangements or authorizations made by or on behalf of UAB. UAB has heretofore furnished or made available to HCC copies of all Contracts between UAB and Sandler O’Neill & Partners, L.P. pursuant to which such firm would or may be entitled to any payment relating to the Contemplated Transactions.

Section 3.25          UAB Information.  The information provided by UAB relating to UAB that is to be contained in the Registration Statement, the Proxy Statement/Prospectus, any filings or approvals under applicable state securities laws, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Entity in connection with the matters set forth in this Section 3.25, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  The representations and warranties contained in this Article III, and no statement by UAB in any certificate, agreement, schedule or other document furnished or to be furnished in connection with the Contemplated Transactions, was or will be inaccurate, incomplete or incorrect in any material respect as of the date furnished or contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make such representation, warranty or statement not misleading.

Section 3.26          Regulatory Reports and Filings.  UAB agrees that through the Effective Time, the UAB Reports and other filings and the reports and filings required to be filed with any Governmental Entity will comply in all material respects with all of the applicable Law of such Governmental Entity with which it will be filed and none of the UAB Reports or other filings will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading.  Any financial statement contained in any such report, or other filing that is intended to present the financial position of UAB will fairly present in all material respects the financial position of UAB, and will be prepared in accordance with GAAP. Notwithstanding anything to the contrary set forth in this Section 3.26, UAB makes no representation or warranty with respect to any information supplied by HCC or HBC for inclusion in such reports.

Section 3.27          Related Party Transactions.  Section 3.27 of the UAB Disclosure Schedule sets forth (i) each related party transaction direct or indirect that exists between or among UAB and ATB since December 31, 2012, and (ii) each relationship direct or indirect that exists between or among UAB, on the one hand, and any director, officer, or Affiliate of UAB on the other hand.  No Affiliate of UAB has any interest in any property or asset used in the conduct of the business of UAB. UAB has not engaged in any transactions with Affiliates other than ATB within the meaning of Sections 23A and 23B of the Federal Reserve Act.

Section 3.28          Operating Losses.  Section 3.28 of the UAB Disclosure Schedule sets forth any Operating Loss that has occurred at UAB during the period after December 31, 2015, to the date of this Agreement.  Except as set forth on Section 3.28 of the UAB Disclosure Schedule, to its knowledge, no event has occurred, and no action has been taken or omitted to be taken by any employee of UAB that has resulted in the incurrence by UAB of an Operating Loss or that might reasonably be expected to result in the incurrence by UAB of an Operating Loss after the date of this Agreement, which, net of any insurance proceeds payable in respect thereof, exceeds, or would exceed $25,000 individually or when aggregated with all other Operating Losses, $50,000 during such period.  For purposes of this Agreement, “Operating Loss” means any individual loss resulting from cash shortages, lost or misposted items, disputed clerical and accounting errors, forged checks, payment of checks over stop payment orders, counterfeit money, wire transfers made in error, theft, robberies, defalcations, check kiting, fraudulent use of credit cards or electronic teller machines, civil money penalties, fines, litigation, claims, arbitration awards or other similar acts or occurrences.

Section 3.29          Takeover Laws.  The UAB Board has approved this Agreement and the Contemplated Transactions as required to render inapplicable to such agreements and transactions any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” Law (such laws, collectively “Takeover Provisions”).

Section 3.30          Transaction Expenses.  Section 3.30 of the UAB Disclosure Schedule sets forth a complete and correct list as of the date of this Agreement and, which shall be as updated pursuant to Section 6.16,  of the reasonably anticipated Transaction Expenses.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF ATB

Except as set forth in the ATB Disclosure Schedule, ATB hereby represents and warrants to HCC and HBC that the following are true and correct:

Section 4.01          Corporate Organization.  ATB is a corporation duly incorporated, validly existing and in good standing under the laws of Iowa, and is a registered bank holding company under the Bank Holding Company Act of 1956, as amended.  ATB has the requisite corporate power and authority to own or lease and operate all of its properties and assets and to carry on its business as is now being conducted.  ATB is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to, individually or in the aggregate, have an ATB Material Adverse Effect.

Section 4.02          Authority.  ATB has full corporate or other power and authority to execute and deliver this Agreement and the other agreements referred to in this Agreement to which it is or will be a party, and to consummate the Contemplated Transactions.  The execution and delivery of this Agreement and the consummation of the Contemplated Transactions has been duly and validly approved by the Board of Directors of ATB.  All corporate proceedings on the part of ATB necessary to consummate the Contemplated Transactions will have been taken prior to the Effective Time.  This Agreement has been duly and validly executed and delivered by

ATB (assuming due authorization, execution and delivery by UAB, HCC and HBC) constitutes a valid and binding obligation of ATB, enforceable against ATB in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, moratorium, or other similar Law affecting the enforcement of creditors’ rights generally, and subject to general principles of equity (whether considered in a proceeding whether in equity or at law).

Section 4.03                             Non-Contravention.  The execution, delivery and performance under this Agreement and the consummation of the Contemplated Transactions by ATB, do not and will not (a) violate any provision of the Charter Documents of ATB or (b) (i) violate in any material respect any Law applicable to ATB, or any of its respective properties or assets, or (ii) violate or conflict with, or result in a material breach of any provision of or the loss of any benefit under, constitute a material default (or an event which, with notice or lapse of time, or both, would constitute a material default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of ATB under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, and material Contract or other instrument or obligation to which ATB is a party, or by which any of its properties, assets or business activities may be bound or affected.

Section 4.04                             Regulatory Filings and Approvals.  Except as set forth on Section 4.04 of the ATB Disclosure Schedule, no consents or approvals of or filings or registrations with any Governmental Entity, or with any third party are necessary in connection with (a) the execution and delivery by ATB of this Agreement, (b) the consummation by UAB of the Merger and the other Contemplated Transactions, or (c) the execution and delivery by ATB of the Agreement of Merger.

Section 4.05                             UAB Financial Statements.  The UAB Financial Statements (i) were prepared in accordance with GAAP, applied on a consistent basis throughout the periods involved, subject to normal year-end adjustments and the fact that they do not contain all of the footnote disclosures required by GAAP (the effect of which will not, individually or in the aggregate, be material) and complied in all material respects with applicable accounting requirements, (ii) fairly presented in all material respects the financial position of UAB at the respective dates thereof and the results of UAB’s operations and, to the extent applicable, cash flows for the periods indicated therein, subject in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP, and (iii) are consistent with the books and records of UAB in all material respects. UAB maintains accurate books and records and in all material respects they have been, and are being maintained in the ordinary course of business and in accordance with GAAP (without notes) and any other applicable Law and accounting requirements.

Section 4.06                             Taxes.

(a)                                 Tax Returns. All Tax Returns required to be filed by, on behalf of, or with respect to the income or assets of UAB or an ATB Affiliated Group have been duly and timely filed (taking into account any valid extensions).  Each such Tax Return is true, correct, complete and accurately reflects or will accurately reflect all liability for Taxes.  Neither ATB, UAB or an ATB Affiliated Group is currently the beneficiary of any extension of time within which to file any Tax Return.

(b)                                 Liability for Taxes.  All Taxes of ATB, UAB and each ATB Affiliated Group (whether or not shown on any tax return) have been timely paid except for Taxes that are both being contested in good faith and adequately reserved against and included as an identifiable tax liability (in accordance with GAAP) on the Financial Statements and the UAB Balance Sheet. UAB does not have any liability for taxes in excess of the amount reserved or provided for in the Financial Statements or UAB Balance Sheet (but excluding, for this purpose only, any liability reflected thereon for deferred taxes to reflect timing differences between tax and financial accounting methods).

(c)                                  Availability of Tax Returns.  ATB has made available to HCC any governmental audit report issued relating to any Taxes of UAB or an ATB Affiliated Group.  UAB has made available to HCC (i) complete and accurate copies of each income Tax Return of ATB with respect to a taxable period ended on or after December 31, 2011 or other open taxable period, (ii) all federal, state, local and foreign income and franchise Tax Returns filed by or on behalf of an ATB Affiliated Group with respect to a taxable period ended on or after December 31, 2011 or other open taxable period, (iii) any governmental audit report issued relating to any Taxes of UAB or an ATB Affiliated Group, and (iv) all books and records of UAB and each Affiliated Group pursuant to which Taxes have been determined.

(d)                                 Withholding.  All Taxes required to be withheld, collected or deposited by or with respect to UAB have been timely withheld, collected or deposited, as the case may be, and to the extent required by applicable Law, have been paid to the relevant Governmental Entity. UAB has in all complied with all information reporting and backup withholding provisions of applicable Law, including the collection, review and retention of any required withholding certificates or comparable documents (including with respect to deposits) and any notice received pursuant to Section 3406(a)(1)(B) or (C) of the Code.

(e)                                  Liens.  There are no Liens for Taxes with respect to any of the assets of UAB other than for statutory Liens for Taxes not yet due and payable.

(f)                                   Tax Deficiencies and Audits.  No deficiency for any Taxes that have been proposed, asserted or assessed in writing against UAB or an ATB Affiliated Group is currently unresolved.  There is no waiver or extension of the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax with respect to UAB or an ATB Affiliated Group, which waiver or extension is currently in effect. Neither UAB nor an ATB Affiliated Group is contesting any Tax liability.  No federal, state, local or non-U.S. Tax examinations, audits or administrative or judicial proceedings are being conducted with respect to a Tax Return of UAB or an ATB Affiliated Group.  No written or, to the knowledge of ATB or UAB, unwritten notice of such an audit or examination by any Governmental Entity has been received by ATB or UAB. Any assessments for Taxes due with respect to any completed and settled examinations or any concluded litigation have been fully paid.  Since December 31, 2011, neither ATB nor UAB has entered into any settlement or compromise of any Tax. Section 4.06(f) of the ATB Disclosure Schedule lists each Tax Return of UAB and each income Tax Return of an ATB Affiliated Group, in each case, that has been the subject of an audit, examination or inquiry with respect to Taxes, since December 31, 2011.

(g)                                  Tax Jurisdictions.  No claim has been made by any Governmental Entity authority in a jurisdiction where UAB or any ATB Affiliated Group does not file Tax Returns with respect to UAB that ATB and/or UAB is or may be subject to Tax in that jurisdiction with respect to UAB.

(h)                                 Tax Rulings.  Neither UAB, ATB nor any ATB Affiliated Group has requested nor is the subject of or bound by any private letter ruling, technical advice memorandum or similar ruling or memorandum with any Governmental Entity with respect to any Taxes, and no such request is pending.  No position has been taken on any Tax Return of UAB or an ATB Affiliated Group or otherwise with respect to the business or operations of UAB or ATB that is contrary to any publicly announced position of a Governmental Entity, or that is substantially similar to any position that a Governmental Entity has successfully challenged in the course of an audit, investigation or examination of a Tax Return of UAB or any ATB Affiliated Group, or to the knowledge of ATB or UAB, an audit, investigation or examination of any other person.

(i)                                     Consolidated Groups, Transferee Liability and Tax Agreements.  Except as set forth on Section 4.06(i) of the ATB Disclosure Schedule:

(i)                                     UAB has not been a member of a group filing Tax Returns on a consolidated, combined, unitary or similar basis.

(ii)                                  UAB has no liability for Taxes of any person (other than UAB) under Treasury Regulation Section 1.1502-6 (or any comparable provision of local, state or foreign Law) as a transferee or successor, by Contract or otherwise.

(iii)                               UAB is not a party to, bound by or has any liability under any Tax Sharing Agreement.

(j)                                    Change in Accounting Method.  Neither UAB nor any ATB Affiliated Group has agreed to make, nor is either required to make, any adjustment under Section 481(a) of the Code or any comparable state, local or non-U.S. Tax Law by reason of a change in accounting method. Neither the IRS nor any other Governmental Entity has initiated or proposed any such adjustment or change in accounting method, and is there any application pending with any Governmental Entity requesting permission for any changes in accounting methods that relate to the business or operations of ATB or UAB.

(k)                                 Post-Closing Tax Items.  Neither the Surviving Corporation (by reason of the Merger) nor UAB will be required to include any material item of income in or exclude any material item of deduction from taxable income for any taxable period (or portion thereof) as a result of any (i) “closing agreement” as described in Section 7121 of the Code (or any comparable provision of state, local or non-U.S. Tax Law) executed on or prior to the Closing Date, (ii) installment sale or open transaction disposition made on or prior to the Closing Date, (iii) prepaid amount received on or prior to the Closing Date, (iv) any item having been reported on the complete contract method of accounting or the percentage of completion method of accounting, (v) election under Section 108(i) of the Code, or (vi) any other action taken prior to the Closing Date. UAB is not currently receiving any material Tax benefit, credit, or other favorable material tax treatment that will not be extended and available to the Surviving Corporation after the Closing Date.

(l)                                     Ownership Changes.  Without regard to this Agreement, except with respect to ATB’s acquisition of control of UAB, neither ATB nor UAB has undergone an “ownership change” within the meaning of Section 382(g) of the Code.

(m)                             Section 355.  Except with respect to ATB’s acquisition of control of UAB, neither ATB nor UAB has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock under Section 355 of the Code.

(n)                                 Reportable Transactions.  Neither ATB nor UAB has been a party to or a promoter of a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(o)                                 Listed Transactions.  Neither ATB nor UAB has engaged in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(p)                                 Real Estate Holding Company.  UAB has not been a United States real property holding corporation within the meaning of the Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(q)                                 Power of Attorney.  UAB has not granted any power of attorney which will remain in force after the Effective Time with respect to any Tax or Tax Return.

(r)                                    Qualifying Reorganization.  Neither ATB nor UAB has taken or agreed to take any action or is aware of any fact or circumstance that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.07                             Absence of Litigation.  There is no Legal Action pending or, to the knowledge of ATB, threatened against or affecting ATB or any of its Affiliates before or by any Governmental Entity that could reasonably be expected to materially impair the ability of ATB to perform its obligations under this Agreement or to consummate the Contemplated Transactions.

Section 4.08                             Governmental Approvals and Other Conditions.  ATB has not taken nor intends to take any action, and does not have knowledge of any fact or circumstance that would materially impede or delay the consummation of the Contemplated Transactions, or the ability of the parties to obtain any approval of any Governmental Entity required for the Contemplated Transactions or to perform its covenants and agreements under this Agreement.  To the knowledge of ATB, no event has occurred and no circumstances exists related to UAB or ATB that is or are reasonably likely to (a) cause the approvals that are required to be obtained from any Governmental Entity having approval authority in connection with the Contemplated Transactions not to be granted, (b) cause such Governmental Entity approvals would to be subject to a condition which would differ from conditions customarily imposed by a

Governmental Entity in orders approving acquisitions of the type contemplated by this Agreement, or (c) make any of the conditions precedent to the obligations of ATB or UAB to consummate the Contemplated Transactions are unlikely to be fulfilled within the applicable time period or periods required for satisfaction of such condition or conditions.

Section 4.09                             Regulatory Matters.  To the knowledge of ATB, neither UAB nor any of its respective properties is directly or indirectly a party or subject to any Order which restricts the conduct of its business, imposes any requirements or procedures, or in any material manner relates to its capital adequacy, its liquidity and funding policies and practices, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its operations or business. ATB has not received at any time since December 31, 2013, any notice or other communication from any Governmental Entity that it is considering issuing, initiating, ordering or requesting any Order related to UAB.  To the knowledge of ATB, there are no formal or informal investigations relating to any regulatory matter pending before any Governmental Entity with respect to UAB, that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any Order.  Except for normal examinations conducted by a Governmental Entity in the ordinary course of the business of UAB, to the knowledge of ATB no Governmental Entity has initiated since December 31, 2013, or has pending any Legal Action before, or, to the knowledge of ATB, any inquiry, examination or investigation by, any Governmental Entity into the business or operations, policies, practices or disclosures of UAB, or to the knowledge of ATB, threatened any of the foregoing.  To the knowledge of ATB no matter described in Section 3.08 the UAB Disclosure Schedule, individually or in the aggregate, had or would reasonably be expected to have a UAB Material Adverse Effect.

Section 4.10                             UAB Securities.  As of the date of this Agreement and the Effective Date ATB is and will be the sole beneficial owner or record holder of the following of: (a) 721,276 shares of UAB Common Stock, (b) 8,700 shares of Series A Preferred, 435 shares of Series B Preferred, (c) 23,000 shares of Series D Preferred, and (d) 9,000 shares of Series E Preferred (“UAB Securities”).  The UAB Securities held by ATB are not subject to any Liens or to any rights of first refusal of any kind, and ATB has not granted any rights to purchase the UAB Securities to any other person.  ATB has the sole right to exchange the UAB Securities in the Merger for the Merger Consideration. The ATB Securities constitute all of the UAB securities owned, beneficially or of record, by ATB, and ATB has no options, warrants or other rights to acquire UAB securities.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF HCC AND HBC

Except as set forth in the HCC Disclosure Schedule, each of HCC and HBC hereby represents and warrant to UAB that the following are true and correct:

Section 5.01                             Organization; Qualification; Subsidiaries.

(a)                                 HCC.  HCC is a corporation duly incorporated, validly existing and in good standing under the laws of California, and is a registered bank holding company under the Bank Holding Company Act of 1956, as amended.  HCC has the requisite corporate power and authority to own or lease and operate all of its properties and assets and to carry on its business as is now being conducted.  HCC is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to, individually or in the aggregate, have a HCC Material Adverse Effect.

(b)                                 HBC.  HBC is a corporation and a California chartered bank duly organized, validly existing in good standing in California.  HBC is authorized by the DBO in accordance with the CFC to conduct a commercial banking business.  The deposits of HBC are insured up to the applicable limits (or fully insured if there is no limit) through the DIF as administered by FDIC to the fullest extent permitted by applicable Law, and all premiums and assessments required to be paid have been paid when due.  No Legal Action for the termination or revocation of such insurance is pending, or to the knowledge of HCC, has any such termination or revocation been threatened.  HBC is a member bank in good standing of the Federal Home Loan Bank of San Francisco and owns the requisite amount of stock therein.  HBC is a member bank in good standing of the Federal Reserve Bank of San Francisco and owns the requisite amount of stock therein

(c)                                  Subsidiaries.  HCC has no Subsidiaries except for HBC, which is a wholly-owned subsidiary of HCC as disclosed in the HCC Reports.  HBC has no Subsidiaries except for CSNK Working Capital Finance Corp, a California corporation, and Almaden Boulevard Investments, LLC, a California limited liability company, both of which are wholly-owned Subsidiaries of HBC.

(d)                                 Charter Documents.  HCC has delivered or made available to UAB a correct and complete copy of the Charter Documents, as amended and currently in effect, of HCC and HBC.  Neither HCC nor HBC is in violation of any of the provisions of its Charter Documents.

Section 5.02                             Capitalization.  As of the date of this Agreement, the authorized capital stock of HCC consists of 60,000,000 shares of HCC common stock, no par value (“HCC Common Stock”) and 10,000,000 shares of preferred stock, no par value (“HCC Preferred Stock”).  As of the date of this Agreement (a) 38,200,883 shares of HCC Common Stock are issued and outstanding (and no shares of HCC Common Stock are held in treasury), of which 181,185 are restricted shares, subject to risk of forfeiture during certain periods of vesting, (b) no shares of HCC Preferred Stock are issued and outstanding, (c) 1,602,732 shares of HCC Common Stock are reserved for issuance upon the exercise of outstanding stock options (“HCC Stock Options”) granted pursuant to the HCC Equity Plans, and (d) 1,528,099 shares of HCC Common Stock are reserved for issuance pursuant to equity awards authorized under the HCC Equity Plans, but not currently granted.  As of the date of this Agreement, except for the HCC Stock Options and the terms of the Agreement and Plan of Merger and Reorganization by and among HCC, HBC and Tri-Valley Bank, a California chartered bank, dated December 20, 2017, there are no options, stock appreciation rights, warrants, Contracts relating to the issued or unissued capital stock of HCC, or obligating HCC to issue, grant, or sell any shares of capital stock of or other equity interests in or securities convertible into equity interests in HCC. All of the issued and outstanding shares of HCC Common Stock are duly authorized, validly issued, fully paid and nonassessable, and have been issued in in compliance with applicable Law.

Section 5.03                             Authority; Non-contravention; Governmental Consents.

(a)                                 Authority.

(i)                                     HCC has full corporate power and authority to execute and deliver this Agreement and the other agreements referred to in this Agreement to which it is or will be a party, and, subject to the receipt of regulatory and shareholder approvals, to perform its obligations and consummate Contemplated Transactions.  The execution and delivery of this Agreement and the consummation of the Merger and the other Contemplated Transactions have been duly and validly approved by the Board of Directors of HCC (the “HCC Board”).  The HCC Board, at a meeting duly called and held, has determined unanimously that this Agreement and the Contemplated Transactions are fair to and in the best interests of the HCC shareholders.  No further corporate proceedings are necessary in order to authorize or approve this Agreement or to consummate the Contemplated Transactions, including the Merger. This Agreement has been duly and validly executed and delivered by HCC and (assuming due authorization, execution and delivery by UAB) this Agreement constitutes a valid and binding obligation of HCC, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, moratorium, or other similar Law affecting the enforcement of creditors’ rights generally, and subject to general principles of equity (whether considered in a proceeding whether in equity or at law).  All corporate proceedings on the part of HCC necessary to consummate the Contemplated Transactions will have been taken prior to the Effective Time.

(ii)                                  HBC has full corporate or other power and authority to execute and deliver this Agreement and the other agreements referred to in this Agreement to which it is or will be a party, and, subject to the receipt of regulatory and shareholder approvals, to consummate the Contemplated Transactions.  The execution and delivery of the this Agreement and the consummation of the Contemplated Transactions has been duly and validly approved by the Board of Directors of HBC and by HCC as the sole shareholder of HBC.  All corporate proceedings on the part of HBC and by HCC as sole shareholder of HBC necessary to consummate the Contemplated Transactions will have been taken prior to the Effective Time.  This Agreement has been duly and validly executed and delivered by HBC (assuming due authorization, execution and delivery by UAB) constitutes a valid and binding obligation of HBC, enforceable against HBC in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, moratorium, or other similar Law affecting the enforcement of creditors’ rights generally, and subject to general principles of equity (whether considered in a proceeding whether in equity or at law).

(b)                                 Non-Contravention.  The execution, delivery and performance under this Agreement and the consummation of the Contemplated Transactions by HCC and HBC, do not and will not (i) violate any provision of the Charter Documents of HCC, HBC or any of its Subsidiaries or (ii) assuming that the consents and approvals referred to in Section 5.03(c) are duly obtained or made, (A) violate any Law applicable to HCC, HBC or any of their Subsidiaries or any of their respective properties or assets, or (B) violate or conflict with, result in a material breach of any provision of or the loss of any benefit under, constitute a material default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of HCC, HBC or any of its Subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, material contract or other instrument or obligation to which the HCC or HBC or its Subsidiaries is a party, or by which they or any of their respective properties, assets or business activities may be bound or affected.

(c)                                  Regulatory Filings and Approvals.  Except for (i) the filings of applications or notices with, and approvals or waivers by, the FRB, the FDIC and the DBO, (ii) the filing with the SEC and declaration of effectiveness of the Registration Statement under the Securities Act, including the Proxy Statement/Prospectus related to the UAB Meeting, (iii) approval of the listing on the NASDAQ of the HCC Common Stock to be issued in connection with the Merger, (iv) the Requisite UAB Vote, (v) the filing of the Agreement of Merger pursuant to the CGCL and the CFC, and (vi) such filings and approvals as are required to be made or obtained under applicable state securities laws in connection with the issuance of the shares of HCC Common Stock pursuant to this Agreement, no consents or approvals of or filings or registrations with any Governmental Entity, or with any third party are necessary in connection with (A) the execution and delivery by HCC of this Agreement, (B) the consummation by HCC of the Merger and the other Contemplated Transactions, (C) the execution and delivery by HCC and HBC of the Agreement of Merger.

Section 5.04                             HCC SEC Reports; NASDAQ.

(a)                                 SEC Reports.  HCC has timely filed all forms, reports, schedules and documents required to be filed by it with the SEC since December 31, 2013. Except to the extent available in full without redaction on the SEC’s website through the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”) two (2) business days prior to the date of this Agreement, HCC has delivered to UAB copies in the form filed with the SEC (including the full text of any document filed subject to a request for confidential treatment) of all forms, reports, registration statements, and other documents (other than preliminary materials if the corresponding definitive materials have been provided to UAB pursuant to this Section 5.04) filed by HCC with the SEC since December 31, 2013 (such forms, reports, schedules, registration statements, and other documents, whether or not available through EDGAR, are collectively referred to herein as the “HCC SEC Reports”).

(b)                                 Compliance.  Each of the HCC SEC Reports (i) as of the date of the filing of such report complied in all material respects with the requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002, and the rules and regulations thereunder, and (ii) as of its filing date (or, if amended or superseded by a subsequent filing prior to the date of this Agreement, on the date of such filing) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(c)                                  NASDAQ.  HCC is in compliance in all material respects with the applicable listing rules and corporate governance rules and regulations of NASDAQ.

Section 5.05                             Financial Statement Reports.

(a)                                 Financial Statements.  Each of the financial statements (including, in each case, any notes thereto) contained or incorporated by reference in the HCC SEC Reports complied with the rules and regulations of the SEC in all material respects as of the date of the filing of such reports, was prepared in accordance with GAAP and fairly presents in all material respects the financial condition and the results of operations, changes in shareholders’ equity, and cash flow of HCC and its Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of interim financial statements, to (a) the omission of notes to the extent permitted by Regulation S-X (that, in the case of interim financial statements included in the HCC SEC Reports since HCC’s most recent annual report on Form 10-K, would not differ materially from the notes to the financial statements included in such annual report), and (b) normal, recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material).  The financial statements referred to in this Section 5.05(a) are consistent with the books and records of HCC in all material respects.  HCC maintains accurate books and records and in all material respects they have been, and are being maintained in the ordinary course of business and in accordance with GAAP and any other applicable Law and accounting requirement.

(b)                                 Reports and Assessments.  Since December 31, 2011, HCC and each of its Subsidiaries have filed (or furnished, as applicable) all material reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto (“HCC Reports”), that they were required to file (or furnish, as applicable) with any Governmental Entity having jurisdiction over HCC or any of its Subsidiaries.  As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each HCC Report (including the financial statements, exhibits, and schedules thereto), complied in all material respects with applicable Law, and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.  There are no material violations or exceptions in any HCC Report that are unresolved as of the date of this Agreement.

Section 5.06                             Taxes.  HCC and each of its Subsidiaries have (a) filed all material Tax Returns that they are required to have filed, and all such Tax Returns are accurate, correct and complete in all material respects, and (b) paid all material Taxes that they are required to have paid, other than Taxes (i) currently payable without penalty or interest, or (ii) are being contested in good faith by appropriate proceedings.

Section 5.07                             Material Changes.  Since the date of the latest audited financial statements included within the SEC Reports, except as disclosed in subsequent SEC Reports filed prior to the date of this Agreement, there have been no events, occurrences or developments that have had or would reasonably be expected to have or result in, either individually or in the aggregate, a HCC Material Adverse Effect.

Section 5.08                             Regulatory Matters.  Neither HCC, HBC nor any of their respective Affiliates nor any of their respective properties (i) is a party to or is subject to any Order from any Governmental Entity or (ii) neither HCC nor HBC has received any written notice that there is any formal or informal investigation relating to any regulatory matter pending before any Governmental Entity with respect to HCC or HBC, or that such Governmental Entity is contemplating issuing or requesting any Order.

Section 5.09                             Community Reinvestment Act.  HBC had a rating of “satisfactory” or better as of its most recent CRA compliance examination and it has no knowledge of any facts that may result in not receiving a rating of “satisfactory” or better at its next CRA compliance examination or have any basis to believe that any Governmental Entity may seek to restrain, delay or prohibit the Contemplated Transactions as a result of any act or omission of HBC under the CRA.

Section 5.10                             Litigation.  There is no Legal Action pending, or to the knowledge of the HCC, threatened against HCC or any of its Subsidiaries or any of their respective properties or assets or, to the knowledge of HCC, against any executive officer or director of HCC or any of its Subsidiaries in their capacities as such.  To the knowledge of HCC, there is no reasonable basis for and no event has occurred or circumstance exists that (with or without notice or lapse of time or both) would reasonably be expected to give rise to or serve as a basis for, constitute or result in, any material Legal Action against HCC or any of its Subsidiaries. No matter described in Section 5.10 of the HCC Disclosure Schedule, individually or in the aggregate, had or would reasonably be expected to have a HCC Material Adverse Effect.

Section 5.11                             No Brokers.  Other than HCC’s engagement of Keefe, Bruyette & Woods, Inc., whose fees and costs will be borne by HCC, no action has been taken by HCC, or HBC that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated hereby.

Section 5.12                             HCC Information.  The information provided by HCC relating to HCC, HBC and their Subsidiaries that is to be contained in the Registration Statement, the Proxy Statement/Prospectus, any filings or approvals under applicable state securities laws, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Entity in connection with the matters set forth in this Section 5.12, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading and will comply in all material respects with the provisions of the Securities Act, the Exchange Act, the rules and regulations thereunder, and any other Laws, as applicable.  The representations and warranties contained in this Article IV, and no statement by HCC or HBC in any certificate, agreement, schedule or other document furnished or to be furnished in connection with the Contemplated Transactions, was or will be inaccurate, incomplete or incorrect in any material respect as of the date furnished or contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make such representation, warranty or statement not misleading.

Section 5.13                             Regulatory Reports and Filings.  HCC agrees that through the Effective Time, each of its reports and other filings and the reports and filing of HBC and its Subsidiaries required to be filed with any Governmental Entity will comply in all material respects with all of the applicable Law of such Governmental Entity with which it will be filed and none of the reports or other filings will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading.  Any financial statement contained in any such report, or other filing that is intended to present the financial position of HCC or HBC and its Subsidiaries (or as on a consolidated basis) will fairly present in all material respects the financial position of HCC and HBC and their Subsidiaries (or as on a consolidated basis) and will be prepared in accordance with GAAP.  Notwithstanding anything to the contrary set forth in this Section 5.13.  HCC makes no representation or warranty with respect to any information supplied by UAB for inclusion in any such reports.

Section 5.14                             Governmental Approvals And Other Conditions.  Neither HCC nor any of its Subsidiaries has taken or intend to take any action, nor does HCC have knowledge of any fact or circumstance that would materially impede or delay the consummation of the Contemplated Transactions, or the ability of the parties to obtain any approval of any Governmental Entity required for the Contemplated Transactions or to perform its covenants and agreements under this Agreement.  To the knowledge of HCC, no event has occurred and no circumstances exists that are reasonably likely to (a) cause the approvals that are required to be obtained from any Governmental Entity having approval authority in connection with the Contemplated Transactions not be granted, (b) cause such Governmental Entity approvals to be subject to a condition which would differ from conditions customarily imposed by a Governmental Entity in orders approving acquisitions of the type contemplated by this Agreement, or (c) make any of the conditions precedent to the obligations of HCC and its Subsidiaries to consummate the Contemplated Transactions unlikely to be fulfilled within the applicable time period or periods required for satisfaction of such condition or conditions.

Section 5.15                             Labor.  To the knowledge of HCC and HBC, each have complied and are in compliance in all material respects with applicable Law with respect to employment, termination of employment, and terms, practices, conditions and classification of employment (including applicable Law regarding family and medical leave, disability, labor relations, workers compensation, wage and hour requirements, immigration, discrimination, employee health and safety, employee scheduling, occupational safety and health and the WARN Act), and have not engaged in any unfair labor practices or similar prohibited practices that would reasonably be expected to have a HCC Material Adverse Effect.

ARTICLE VI
COVENANTS

Section 6.01                             Operation of Business.

(a)                                 During the period from the date of this Agreement through the Effective Time or the earlier termination of this Agreement in accordance with Article VII (the “Pre-Closing Period”) (except with the prior written consent of HCC) UAB shall (i) conduct its business in the ordinary course of business, (ii) maintain its business relationship and Contracts with ATB in the ordinary course of business, (iii) comply in all material respects with all applicable Law, (iv) perform its obligations under all UAB Material Contracts, (v) use reasonable best efforts to preserve its business organization intact, keep available the services of their current officers and employees, and maintain their relations and goodwill with all suppliers, customers, depositors, borrowers, landlords, creditors, licensors, licensees, employees, and other persons having business relationships with UAB, (vi) maintain and keep its properties in as good repair and condition as presently maintained, except for obsolete properties and for deterioration due to ordinary wear and tear, (vii) maintain in full force and effect insurance comparable in amount and scope of coverage to that now maintained by it, (viii) maintain the ALLL in accordance with past practices and methodologies and GAAP (providing however, that any changes in practices or methodology shall be attributable solely to changes in GAAP or as directed by a Governmental Entity), (ix) charge off all Loans and other assets, or portions thereof, deemed uncollectible or classified as “loss” in accordance with GAAP and applicable Law or as directed by a Governmental Entity, and (x) maintain loan classification policies and procedures in accordance with industry best practices consistent with past practice.

(b)                                 During the Pre-Closing Period (except with the prior written consent of HCC at its sole and absolute discretion, as contemplated by this Agreement or as required by applicable Law), UAB shall not:

(i)                                     (A) declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock, or property) in respect of any capital stock or other equity or voting interests (including the UAB Common Stock and UAB Preferred Stock), (B) split, combine, or reclassify any of its capital stock or other equity or voting interests, or issue or authorize the issuance of any other securities in respect of or in substitution for shares of its capital stock or other equity or voting interests (including the UAB Common Stock and UAB Preferred Stock), (C) purchase, redeem, or otherwise acquire any shares of capital stock or any other securities of UAB or any options, warrants, calls, or rights to acquire any such shares or other securities (including the UAB Common Stock and UAB Preferred Stock), or (D) take any action that would result in any change of any term (including any conversion price thereof) of any debt security of UAB;

(ii)                                  (A) issue, deliver, sell, pledge, or otherwise encumber any shares of its capital stock, any other equity or voting interests or any securities convertible into or exchangeable for or exercise into or any options, warrants, calls, or rights to acquire or receive, any such shares, interests, or securities or any stock appreciation rights, phantom stock awards, or other rights that are linked in any way to the price of the UAB Common Stock or the value of UAB or any part thereof, or (B) enter into any Contract with respect to the voting of its capital stock;

(iii)                               amend or propose to amend its Charter Documents;

(iv)                              (A) permit the commencement of any construction of new structures or facilities upon, or purchase or lease or sublease any real property in respect of any branch or other facility, or file any application, or otherwise take any action, to establish, relocate or terminate the operation of any banking office of UAB, or (B) terminate any lease or sublease of real property (whether as lessor, sub lessor, lessee, or sublessee) or fail to exercise any right to renew any lease or sublease of real property;

(v)                                 (A) acquire direct or indirect control over any other person, whether by stock purchase, merger, consolidation or otherwise, or (B) make any other investment either by purchase of securities, contributions to capital, property transfers or purchase of any property or assets of any other person, except, in either instance, in connection with a foreclosure of collateral or conveyance of such collateral in lieu of foreclosure taken in connection with collection of a Loan in the ordinary course of business and with respect to Loans made to third parties who are not Affiliates of UAB;

(vi)                              make or commit to make any capital expenditures, or incur any obligations or liabilities in connection therewith, except pursuant to Contracts existing on the date of this Agreement and which are not in excess of $50,000 individually or $100,000 in the aggregate;

(vii)                           sell, lease, sublease, transfer, mortgage, encumber or otherwise dispose of any of its properties, leasehold interests (whether as lessor or lessee) or other assets, except (A) the disposition of assets which are inoperable or that are replaced in the ordinary course of business, or (B) sales of OREO at a price that is no less than its carrying value;

(viii)                        introduce any marketing campaigns or any new sales compensation or incentive programs or arrangements, other than in the ordinary course of business;

(ix)                              (A) create or incur any indebtedness for borrowed money (other than acceptance of deposits, Federal Home Loan Bank advances for a term less than ninety (90) days, purchases of Federal funds, sales of certificates of deposit, issuances of commercial paper and entering into repurchase agreements, each in the ordinary course of business, including with respect to prices, terms and conditions), or (B) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, except in the case of this clause (B), in connection with presentation of items for collection in the ordinary course of business;

(x)                                 enter into any Derivatives Contract or any structured finance transaction;

(xi)                              (A) enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which UAB is or becomes a party after the date of this Agreement, which settlement, agreement or action involves payment by UAB of an amount which exceeds $50,000 in excess of amounts contributed by insurance and/or would impose any material restriction on the business of UAB, (B) waive, release, grant, or transfer any right of material value, or (C) commence any Legal Action, except in the ordinary course of business;

(xii)                           (A) enter into a new material line of business or introduce any new material products or services, (B) implement or adopt any change in its interest rate and other risk management policies, procedures or practices, (C) fail to comply in any material respect with its existing policies or practices with respect to managing its exposure to interest rate and other risks, (D) fail to use reasonable efforts to avoid any material increase in its aggregate exposure to interest rate risk, or (E) change its investment, underwriting, or asset liability management, hedging or other banking or operating policies or practices, including policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service Loans, except in each cause (B) through (E) as required by any applicable Law or a Governmental Entity;

(xiii)                        materially change its investment securities portfolio other than in the ordinary course of business;

(xiv)                       acquire or otherwise invest in or dispose of (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business) any debt security, mortgage-backed or mortgage-related security or equity investment other than federal funds or United States Government securities, United States Government agency securities and U.S. Government sponsored agencies, except in the ordinary course of business consistent with past practice;

(xv)                          increase the rate of interest paid on interest-bearing deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with past practices and otherwise consistent with general economic and competitive conditions in UAB’s market area;

(xvi)                       (A) make, renew or otherwise modify any Loan, in a manner that is inconsistent with UAB’s ordinary course of business or inconsistent with UAB’s lending policies and procedures in effect as of the date of this Agreement, (B) take any action that would result in any discretionary release of collateral or guarantees, or otherwise restructure the respective amounts set forth in clause (A) above, (C) make or commit to make any Loan to, or enter into any loan transaction with, any director, officer, employee or any Affiliate of UAB, or (D) enter into any Loan securitization or create any special purpose funding entity, provided, however, that for any new credit originated or to be originated by UAB in an amount in excess of $1.0 million and for any renewal, modification, extension or amendment of any classified loan in excess of $500,000, prior to committing to transaction, UAB shall provide HBC with a copy of the loan underwriting analysis and credit memo of UAB and shall consult with HBC respecting such credit and the basis of UAB’s credit decision, and shall consider any comments raised by HBC within two (2) business days of receipt of such information;

(xvii)                    make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business);

(xviii)                 enter into any transaction with or modify or amend (or agree to the foregoing) any Contract, with ATB or with a director, officer or employee or of UAB or ATB other than financial and banking transactions in the ordinary course of business and on terms no more favorable than made available to non-related third parties; provided, however, that (A) no loans or extensions of credit shall be advanced to any employee; (B) no loan, extension of credit shall exceed $2 million for any director; and (C) no services or similar agreement shall be entered into with any director;

(xix)                       (A) enter into, modify, amend, sell or acquire any Contract of participation with any person in any Loan, or (B) purchase or sell any Loan (including any mortgage under existing agreements between UAB and American Trust and Savings Bank);

(xx)                          other than as required by GAAP, reduce any material accrual or reserve, including ALLL, any contingency reserve, litigation reserve, or tax reserve, or change the methodology by which such accounts generally have been maintained in accordance with past practices;

(xxi)                       enter into, cancel, fail to renew or terminate any Material Contract, amend or modify in any material respect any of its existing Material Contracts or waive, release, relinquish or assign any Material Contract (or any rights thereunder), other than (A) as otherwise permitted under this Agreement, or (B) to replace any existing contractual arrangement on substantially the same terms as the original agreement, including with respect to pricing and termination;

(xxii)                    adopt or enter into any collective bargaining agreement or other labor union Contract applicable to the employees of UAB;

(xxiii)                 (A) hire any new employee at the level of having title of senior vice president or more senior, (B) hire any new employee at an annual rate of compensation in excess of $100,000, (C) promote any employee except in order to fill a position vacated after the date of this Agreement, or (D) engage any independent contractor whose engagement may not be terminated by UAB without penalty on thirty (30) days’ notice or less, provided, however, that UAB may hire at-will, employees to fill vacancies that may from time to time arise in the ordinary course of business;

(xxiv)                except as set forth in Section 6.01(b)(xxiv) of the UAB Disclosure Schedule or as required under applicable Law or any Contract or UAB Employee Plan in effect on the date of this Agreement (and disclosed in Section 3.11 or Section 3.20 of the UAB Disclosure Schedule), (A) enter into or amend or renew (other than pursuant to any contractual term providing for an automatic renewal) any employment, consulting, severance, change in control, bonus, salary continuation or other similar agreements or arrangements with any current or former director, officer or employee of UAB or grant any salary or wage increase or award any incentive or other bonus payment or increase any employee benefit (including incentive or bonus payments), (B) pay to any employee, officer, director, or independent contractor of UAB any compensation bonus or benefit not provided for under any Contract or UAB Employee Plan in effect on the date of this Agreement, (C) grant any awards under any UAB Employee Plan (including the grant of any Equity Security or the removal of existing restrictions in any Contract or UAB Employee Plan or awards made thereunder), (D) take any action to fund any future payment of or in any other way secure the payment of compensation or benefits under any Contract or UAB Employee Plan, or (E) take any action to accelerate the vesting or payment of any compensation or benefit under any Contract, Equity Security, or UAB Employee Plan (except as permitted under the terms this Agreement);

(xxv)                   enter into, establish, adopt, amend or terminate (except (i) as may be required by applicable law or (ii) to satisfy contractual obligations or plan provisions existing as of the date of this Agreement set forth in Section 6.01(b)(xxv)) of the UAB Disclosure Schedule any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee of UAB;

(xxvi)                (A) fail to accrue a reserve in its books and records and financial statements in accordance with past practice for Taxes payable by UAB, (B) settle or compromise any Legal Action relating to any Tax, (C) make, change, or revoke any Tax election, (D) file or amend any Tax Return, or (E) prepare any Tax Return in a manner materially inconsistent with the past practices of ATB or UAB with respect to treatment of items on such Tax Returns;

(xxvii)             change its fiscal year, revalue any of its assets, or make or adopt any changes in financial accounting methods, principles, or practices or systems of internal controls, except as required by GAAP or this Agreement;

(xxviii)          take any action that would cause this Agreement or the Contemplated Transactions to be subject to the provisions of any state antitakeover law or state or territorial law that purports to limit or restrict business combinations or the ability to acquire or vote shares or to exempt or make not subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any person (other than HCC or HBC) or any action taken thereby, which person or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom;

(xxix)                take or fail to take any action (A) that is intended or may reasonably be expected to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time or (ii) any of the conditions to the Contemplated Transactions set forth in this Agreement not being satisfied, (B) that would reasonably be expected to materially and adversely impair or delay consummation of the Contemplated Transactions beyond the time period contemplated by this Agreement, or (C) that would or is reasonably likely to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(xxx)                   enter into any contract with respect to, or otherwise agree, authorize or commit to take, or publicly recommend, propose or announce an intention to take, any of the foregoing actions.

HCC and UAB intend that prior to the Effective Time, UAB shall exercise, consistent with the terms and conditions this Agreement, complete control and supervision over its business, assets and operations, and nothing contained in this Agreement shall give HCC or HBC directly or indirectly the right to control or direct the operation of UAB operations prior to the Effective Time.

(c)                                  During the Pre-Closing Period (except with the prior written consent of HCC at its sole and absolute discretion, as Contemplated by this Agreement or as required by applicable Law), ATB shall not:

(i)                                     (A) fail to accrue a reserve in its books and records and financial statements in accordance with past practice for Taxes, (B) settle or compromise any Legal Action relating to any UAB Tax liability, (C) make, change, or revoke any Tax election related to ATB, (D) file or amend any material Tax Return, or (E) prepare any material Tax Return in a manner materially inconsistent with the past practices of ATB with respect to treatment of items on such Tax Returns;

(ii)                                  take or fail to take any action (A) that is intended or may reasonably be expected to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time or (ii) any of the conditions to the Contemplated Transactions set forth in this Agreement not being satisfied, (B) that would reasonably be expected to materially and adversely impair or delay consummation of the Contemplated Transactions beyond the time period contemplated by this Agreement, or (C) that would or is reasonably likely to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 6.02                             Forbearances of HCC and HBC.  Except as expressly contemplated or permitted by this Agreement or as required by applicable Law, neither HCC nor HBC shall (a) take any action or fail to take any action which would reasonably be expected (i) to materially and adversely impair or delay consummation of the Contemplated Transactions, (b) take or fail to take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (c) take any action that would prevent or impede or could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, (d) take any action that is intended to, would or would be reasonably likely to result in any of the conditions set forth in Article VI not being satisfied or unduly delayed, (e) conduct its business other than in the ordinary and usual course consistent with past practice, (f) fail to use commercially reasonable efforts to preserve its business organization and preserve for itself and UAB the goodwill of the customers of HCC and HBC and others with whom business relations exist or (g) authorize, commit, resolve, or agree to take any of the foregoing actions.

Section 6.03                             Access to Information; Confidentiality.

(a)                                 During the Pre-Closing Period, UAB shall authorize and permit HCC and its Representatives, to have reasonable access during normal business hours, to all properties, books, records, branch operating reports, branch audit reports, operating instructions and procedures, Tax Returns, contracts and documents, and all other information with respect to its business affairs, financial condition, assets and liabilities as HCC may from time to time reasonably request.  ATB and UAB agree to continue to respond to and cooperate with HCC and its advisers with respect to the due diligence requests of HCC.  UAB shall permit HCC and its Representatives to make copies of such books, records and other documents and to discuss the business affairs, condition (financial and otherwise), assets and liabilities of UAB with such third persons, including its directors, officers, employees, accountants, counsel and creditors, as is necessary or reasonably appropriate for the purposes of familiarizing itself with the businesses and operations of UAB, obtaining any necessary Orders, consents or approvals of the Contemplated Transactions by any Governmental Entity and conducting an evaluation of the assets and liabilities of UAB.  Upon reasonable request by HCC, UAB shall make its chief credit officer and controller and ATB shall make its chief financial officer available to discuss with HCC and its Representatives HCC’s ongoing due diligence of UAB’s operations. ATB will cause its independent outside auditors to make available to HCC and its accountants, counsel and other agents, such personnel, work papers and other documentation of such firm relating to its work papers and its audits of the books and records of UAB as may be reasonably requested by HCC in connection with its review of the foregoing matters.  ATB and UAB shall not be required to provide access to or disclose information where such access or disclosure would jeopardize the protection of attorney-client privilege or contravene any applicable Law, agreement or fiduciary duty, or violate the rights, interests or confidence of any customer (it being agreed that the parties shall use their reasonable commercial efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).  No investigation shall affect UAB’s or ATB’s representations and warranties contained herein, or limit or otherwise affect the remedies available to HCC pursuant to this Agreement.

(b)                                 HCC and UAB shall, and cause their respective Representatives to, comply with all of their respective obligations under the Confidentiality Agreements, which shall survive the termination of this Agreement in accordance with the terms set forth therein.

Section 6.04                             No Solicitation.

(a)                                 Subject to Section 6.04(b) and Section 6.04(f), ATB and UAB shall not and shall cause its Representatives not to, directly or indirectly (i) solicit, initiate, encourage, induce, or facilitate any inquiries, offers or the making or announcement of any proposal or other action designed to facilitate any inquires or proposals that constitutes or may reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any information regarding UAB or provide any access to the properties, books and records of UAB to any person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that may reasonably be expected to lead to an Acquisition Proposal, (iii) initiate, engage or participate in discussions (except for the limited purposes of notifying such person of the existence of the provisions of this Section 6.04(a)) or negotiations with any person with respect to any Acquisition Proposal or that may reasonably be expected to lead to an Acquisition Proposal, (iv) approve, endorse, or recommend, or enter into any agreement, arrangement or understanding (including any letter of intent, letter of interest, term sheet, agreement in principle, memorandum of understanding, merger agreement, asset purchase agreement, share exchange agreement, option agreement or other similar agreement (whether binding or not)) constituting or related to or intended to, or that may reasonably be expected to lead to, an Acquisition Proposal (other than a confidentiality agreement referred to in or permitted by Section 6.04(b)), or that is intended or that may reasonably be expected to result in the abandonment, termination or failure to consummate the Merger. Without limiting the generality of the foregoing, ATB and UAB acknowledge and agree that any violation of or the taking of any action inconsistent with any of the restrictions set forth in the preceding sentence by any Representative of ATB or UAB, whether or not such Representative is purporting to act on behalf of UAB, shall be deemed to constitute a breach of this Section 6.04 by UAB or ATB, as applicable.

(b)                                 Prior to the adoption of this Agreement by the Requisite UAB Vote, Section 6.04(a) shall not prohibit UAB from furnishing nonpublic information regarding UAB to or entering into negotiations or discussions with any person in response to a bona fide, unsolicited written Acquisition Proposal that the UAB Board concludes in good faith (after consultation with its financial advisor and its outside legal counsel) constitutes a Superior Proposal that is submitted to UAB by such person (and not withdrawn prior to the furnishing of such information or such discussions) if (i) neither UAB nor any Representative of UAB shall have violated any of the restrictions set forth in Section 6.04(b), (ii) the UAB Board concludes in good faith, after having obtained and taken into account the advice of its outside legal counsel, that such action is required in order for the UAB Board to comply with its fiduciary obligations to UAB’s shareholders under applicable Law, (iii) prior to furnishing any such nonpublic information to or entering into discussions with such person UAB gives HCC written notice of UAB’s intention to furnish nonpublic information to or enter into discussions with such person, and UAB receives from such person an executed Acceptable Confidentiality Agreement, and (iv) upon furnishing any such nonpublic information to such person UAB furnishes such nonpublic information to HCC (to the extent such nonpublic information has not been previously furnished by UAB to HCC).

(c)                                  UAB or ATB, as appropriate, shall notify HCC promptly (but in no event later than twenty-four hours after receipt of (i) any inquiry or indication of interest that may lead to an Acquisition Proposal, (ii) an Acquisition Proposal (including or any modification of or an amendment to any Acquisition Proposal), or (iii) any request for nonpublic information relating to UAB (including access to the properties, books or records of UAB) by any person that has made, or to the knowledge of ATB or UAB, may be considering making, an Acquisition Proposal.  Such notice to HCC shall be made orally and in writing, and shall indicate the identity of the person submitting any of the foregoing, and the terms of any such Acquisition Proposal (or modification or amendment), inquiry, indication or request.  UAB or ATB shall keep HCC fully informed on a current basis of any additional information requested or provided by UAB and any changes in the status and any changes or modifications in the terms of any such Acquisition Proposal, inquiry, indication or request.

(d)                                 ATB and UAB shall instruct and cause its Representatives to, immediately cease and terminate any existing activities, discussions or negotiations with any persons (other than HCC) conducted prior to the date of this Agreement with respect to the possibility or consideration of any Acquisition Proposal.  ATB and UAB shall request all persons (other than HCC and its  Representatives and UAB’s Representatives) who have been furnished confidential information regarding UAB in connection with the solicitation of or discussions regarding an Acquisition Proposal within the twelve (12) months prior to the date of this Agreement to promptly return or destroy such information (and provide certification thereof).  ATB and UAB has cancelled access to any third party which has been granted access to any virtual or other data room maintained by or on behalf of ATB or UAB other than HCC, HBC and its Representatives.

(e)                                  Neither ATB nor UAB shall not (i) release any person from and agrees to take all commercially reasonable efforts to enforce the confidentiality, standstill non-solicitation or similar provisions of any agreement to which ATB or UAB is a party with respect to an Acquisition Proposal that remains in effect as of the date of this Agreement, and (ii) shall immediately take all steps necessary to terminate any approval that may have been given prior to the date of this Agreement under any such provisions authorizing any person to make an Acquisition Proposal.

(f)                                   ATB and UAB acknowledge that this Section 6.04 is a significant inducement for HCC and HBC to enter into this Agreement and the absence of such provision would have resulted in either (i) a material reduction in the consideration to be paid to shareholders of UAB in the Merger, or (ii) a failure to induce HCC and HBC to enter into this Agreement.

Section 6.05                             Registration Statement; Proxy Statement/Prospectus; NASDAQ Listing.

(a)                                 As promptly as practicable, by in any event no later than forty-five (45) days from the date of this Agreement, UAB and HCC shall jointly cause the Registration Statement to be prepared, and HCC shall cause the Registration Statement (in which the Proxy Statement/Prospectus will be included with respect to the issuance of HCC Common Stock in the Merger) to be filed with the SEC.  UAB and HCC shall each timely furnish all information concerning it and the holders of its capital stock as the other may reasonably request in connection with the preparation of the Registration Statement (including the Proxy Statement/Prospectus) and any amendment or supplement thereto. HCC and UAB shall each use their respective reasonable commercial efforts to cause the Registration Statement and Proxy Statement/Prospectus to comply with the rules and regulations promulgated by the SEC, to respond timely to any comments of the SEC or its staff, and to have the Registration Statement declared effective under the Securities Act as reasonably as practicable after it is filed with the SEC. HCC and UAB shall notify each other timely of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to Registration Statement or for additional information and shall supply each other with copies of all correspondence between such party or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to Registration Statement or the Merger. HCC shall also file and use reasonable commercial efforts to cause to become effective as promptly as possible any amendment to the Registration Statement, including the Proxy Statement/Prospectus and, if required, UAB shall mail to its shareholders any such amendment that becomes necessary after the date the Registration Statement is declared effective. If at any time prior to the Effective Time either UAB or HCC becomes aware of any event or circumstance which is required to be set forth in an amendment or supplement to the Registration Statement or Proxy Statement/Prospectus, it shall promptly inform the other party. Each of HCC and UAB will advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment thereto has been filed, the issuance of any stop order, or any request by the staff of the SEC for amendment of the Registration Statement or Proxy Statement/Prospectus or comments thereon or responses thereto.

(b)                                 Each of HCC and UAB shall use reasonable commercial efforts to cause all documents that it is responsible for filing with the SEC in connection with the Contemplated Transactions to comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as applicable.

(c)                                  Prior to the Effective Time, HCC shall use reasonable commercial efforts to qualify the HCC Common Stock under the securities or the “blue sky” laws of such jurisdictions as may be required; provided, however, that HCC shall not be required to (i) qualify to do business as a foreign corporation in any jurisdiction in which it is not now so qualified, (ii) file a general consent to service of process in any jurisdiction, or (iii) subject itself to taxation in any jurisdiction in which it is not so subject.

(d)                                 HCC shall use reasonable commercial efforts to have the shares of HCC Common Stock to be issued in the Merger listed on the NASDAQ Global Select Market as of the Closing Date upon notice of issuance.

Section 6.06                             UAB Shareholder Meeting.

(a)                                 UAB shall take all action necessary and appropriate and in accordance with applicable Law and its Charter Documents to duly call, give notice of, convene and, as soon as practicable but not later than forty-five (45) days after the Registration Statement is declared effective, hold the UAB Meeting and, take such other actions necessary to obtain the relevant shareholder approvals for the purpose of obtaining the Requisite UAB Vote. UAB (in consultation with HCC) shall set a single date for persons entitled to notice of and to vote at the UAB Meeting.

(b)                                 Subject to Section 6.06(d) and (e), the UAB Board shall at all times prior to and during the UAB Meeting recommend approval of this Agreement and the Merger and shall use its reasonable best efforts to solicit such approval by its shareholders (the “UAB Board Recommendation”). Without limiting the generality of the foregoing, unless this Agreement has terminated in accordance with Section 8.01, this Agreement and the Merger shall be submitted to the shareholders of UAB at the UAB Meeting whether or not (i) the UAB Board shall have effected an Change of Recommendation or (ii) any Acquisition Proposal shall have been publicly proposed or announced or otherwise submitted to UAB or any of its advisors.  In addition to the foregoing, UAB shall not submit to the vote of its shareholders at or prior to the UAB Meeting any proposal (including an Acquisition Proposal) other than the Merger without the approval of HCC.

(c)                                  UAB shall cooperate and keep HCC informed on a reasonably current basis regarding its solicitation efforts and voting results following the dissemination of the Proxy Statement/Prospectus to the shareholders of UAB.  HCC may, after consultation with UAB, require UAB to adjourn, delay or postpone the UAB Meeting once for a period not to exceed thirty (30) days (but prior to the date that is two (2) business days prior to the End Date) to solicit additional proxies necessary to obtain the Requisite UAB Vote.  UAB shall not, without the prior written consent of HCC, adjourn or postpone the UAB Meeting; provided, however, that UAB may, without the prior written consent of HCC, adjourn or postpone the UAB Meeting (i) if on the date initially scheduled for the UAB, UAB notifies HCC that it has not received proxies representing a sufficient number of shares of UAB Common Stock to obtain the Requisite UAB Vote, UAB shall adjourn the UAB Meeting until such date as shall be mutually agreed upon by UAB and HCC, which date shall not be less than five (5) business days nor more than ten (10) business days after the date of adjournment, and subject to the terms and conditions of this Agreement shall continue to use all reasonable best efforts, together with its proxy solicitor, to assist in the solicitation of proxies from shareholders relating to the Requisite UAB Vote, or (ii) after consultation with HCC, if the failure to adjourn or postpone the UAB Meeting would reasonably be expected to be a violation of applicable Law for the distribution of any required supplement or amendment to the Proxy Statement. Once UAB has established the record date for determining shareholders of UAB entitled to vote at the UAB Meeting, UAB shall not change such record date or establish a different record date for the UAB Meeting without the prior written consent of HCC, unless required to do so by applicable Law or the UAB Charter

Documents.  During any such period of adjournment, delay or postponement, UAB shall continue in all respects to comply with its obligations under this Section 6.06 and, shall in good faith use reasonable best efforts (including engaging a proxy solicitor) to obtain the Requisite UAB Vote.

(d)                                 Subject to Section 6.06(e), neither the UAB Board nor any committee thereof shall (i) withdraw, modify, amend or qualify the UAB Board Recommendation in a manner adverse to HCC (it being understood that the failure of the UAB Board Recommendation to be unanimous shall constitute a withdrawal, modification, amendment or qualification that is adverse to HCC), (ii) adopt a resolution to withdraw, amend or qualify the UAB Board Recommendation in a manner adverse to HCC, (iii) take any other action that is or becomes disclosed publicly and which can reasonably be interpreted to indicate that the UAB Board or any committee thereof does not support the Merger and this Agreement or does not believe that the Merger and this Agreement are in the best interests of UAB’s shareholders (it being understood that taking a neutral position or no position with respect to any Acquisition Proposal shall constitute an adverse modification), (iv) publicly announce its intention to withdraw, modify, amend or qualify the UAB Board Recommendation in a manner adverse to HCC, (v) fail to reaffirm without qualification the UAB Board Recommendation, or fail to state publicly without qualification that the Merger and this Agreement are in the best interests of UAB’s shareholders, within five (5) business days after HCC requests in writing that such action be taken, (vi) fail to announce publicly, within ten (10) business days after a tender offer or exchange offer relating to securities of UAB shall have been commenced, that the UAB Board recommends rejection of such tender or exchange offer, (vii) fail to issue, within ten (10) business days after an Acquisition Proposal is publicly announced, a press release announcing its opposition to such Acquisition Proposal, (viii) approve, endorse, or recommend any Acquisition Proposal, or (ix) resolve or propose to take any action described in clauses (i) through (viii) of this sentence (each of the foregoing actions described in clauses (i) through (viii) of this sentence being referred to as a “Change in Recommendation”).

(e)                                  Notwithstanding anything to the contrary in Section 6.06(d), at any time prior to, but not after obtaining the Requisite UAB Vote, the UAB Board may effect a Change of Recommendation or terminate this Agreement pursuant to Section 8.01(h), if (i) UAB has not breached its obligations under Section 6.04 and 6.06(a), (b) and (c) and is not otherwise in material breach of this Agreement, (ii) UAB receives an unsolicited bona fide, written Acquisition Proposal from any person that is not withdrawn, and (iii) (A) a majority of the entire UAB Board determines in good faith, (after consultation with its independent financial advisors and outside legal counsel), that such Acquisition Proposal constitutes a Superior Proposal and after consultation with its outside legal counsel, that the failure of the UAB Board to take such action on the Acquisition Proposal would or would more likely than not result in a violation of its fiduciary duties to the shareholders of UAB under applicable Law, and (B) (1) UAB provides HCC prior written notice at least three (3) business days (or such longer period as it may be extended upon the modification or amendment of the Acquisition Proposal as contemplated below) (“Notice of Superior Proposal”) prior to taking such action, which notice shall state that the UAB Board has received a Superior Proposal and, absent any revision to the terms and conditions of this Agreement, the UAB Board has resolved to effect a Change of Recommendation or to terminate this Agreement pursuant to Section 8.01(h), as applicable, which notice include a copy of the proposed agreement or agreements to effect the Superior

Proposal and the identity of the person making the Superior Proposal (it being understood that the Notice of Superior Proposal shall not in and of itself be deemed a Change of Recommendation or termination); (2) during such three (3) business day period (as it may be extended upon the modification or amendment of the Acquisition Proposal as contemplated below), UAB negotiates in good faith (including by making its officers, directors and its financial and legal advisors reasonably available to negotiate) with HCC (to the extent that HCC wishes to negotiate) to enable HCC to make an improved offer that is favorable to the shareholders of UAB so that such Acquisition Proposal would cease to constitute a Superior Proposal; and (3) at the end of such three (3) business day period (as it may be extended upon the modification or amendment of the Acquisition Proposal as contemplated below, or such earlier time that HCC advises UAB in writing that it no longer wishes to negotiate to amend this Agreement), a majority of the entire UAB Board, after taking into account any modifications to the terms of this Agreement and the Merger agreed to by HCC after receipt of the Notice of Superior Proposal, continues to believe (after consultation with its independent financial advisors and outside legal counsel) that such Acquisition Proposal constitutes a Superior Proposal and, after consultation with its outside legal counsel, that the failure to accept the Acquisition Proposal would or would more likely than not result in a violation of its fiduciary duties to the shareholders of UAB under applicable Law. In the event of any revisions to the terms of an Acquisition Proposal that are material to such Acquisition Proposal and made after the start of the three (3) business day period of clause (iii)(B)(1), such revisions shall be deemed a new Acquisition Proposal and UAB shall be required to deliver a new written notice as required by clause (iii)(B)(1) to HCC and to comply with the requirements of this Section 6.06(e) with respect to such new Acquisition Proposal.

(f)                                   Nothing in Section 6.06(e) shall be interpreted to excuse UAB and the UAB Board from complying with its unqualified obligation to submit this Agreement to its shareholders at the UAB Meeting and UAB shall not submit to the vote of its shareholders at or prior to the UAB Meeting any Acquisition Proposal other than the Merger. Without limiting the foregoing, if the UAB Board has withdrawn or modified the UAB Board Recommendation as permitted by Section 6.06(e), then, unless this Agreement has been terminated in accordance with Section 8.01, the UAB Board shall submit this Agreement to UAB’s shareholders without recommendation (although the resolutions adopting this Agreement as of the date of this Agreement may not be rescinded or amended), in which event the UAB Board may communicate the basis for its lack of a recommendation to UAB’s shareholders in Proxy Statement/Prospectus or an appropriate amendment or supplement thereto to the extent required by applicable Law.

Section 6.07                             Approvals.

(a)                                 Upon the terms and subject to the conditions set forth in this Agreement (including those contained in this Section 6.07), each of HCC, HBC and UAB shall use its reasonable best efforts to take or cause to be taken all actions, and to do or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, and to satisfy all conditions to the Contemplated Transactions, including (i) obtaining all necessary Governmental Authorizations, and the making all necessary registrations and filings (including filings with Governmental Entities, which shall be made within forty-five (45) days of the date of this Agreement) and the taking of all steps as may be necessary or advisable to obtain an approval or waiver from or to avoid an action or proceeding by any Governmental Entity, (ii) obtaining all necessary consents or waivers from or providing notice to third parties (including actions required in order to continue any UAB Material Contract (including any Contract entered into following the date of this Agreement that would have been a UAB Material Contract at the time this Agreement was entered into) following the Closing or to avoid any penalty or other fee under such UAB Material Contract, in each case arising in connection with the Contemplated Transactions, and (iii) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement.  Subject to applicable Law, UAB and HCC shall promptly cooperate and coordinate with the other in the taking of the actions contemplated by clauses (i), (ii) and (iii) immediately above and supply the other with any information that may be reasonably required in order to effectuate the taking of such actions. Each party hereto shall promptly inform the other party of any communication from any Governmental Entity regarding any of the Contemplated Transactions, except to the extent prohibited by applicable Laws related to the exchange of information. If UAB or HCC receives a request for additional information or documentary material from any Governmental Entity with respect to Contemplated Transactions, then it shall use reasonable commercial efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.  Neither HCC, HBC nor UAB shall commit to or agree with any Governmental Entity to stay, toll or extend any applicable waiting period under any applicable Law without the prior written consent of the other. In the event that any party shall fail to obtain any such third party consent as required in clause (ii), that party shall use reasonable commercial efforts, and shall take any such actions reasonably requested by the other party, to minimize any adverse effect on the consummation of the Merger on the Surviving Corporation businesses and financial condition resulting, or that would be reasonably likely to result after the Effective Time, from the failure to obtain such consent.

(b)                                 Subject to applicable Law relating to the exchange of information, HCC and UAB shall upon request furnish each other with all information concerning HCC, HBC, UAB and their respective directors, officers and shareholders and such other matters as may be reasonably necessary in connection with any statement, filing, notice or application made by or on behalf of HCC, HBC, or UAB to any Governmental Entity in connection with the Contemplated Transactions. HCC and UAB shall have the right to review in advance and, to the extent practicable, each will consult the other on, in each case subject to applicable Law relating to the exchange of information, any filing made or proposed to be made with, or written materials submitted or proposed to be submitted to, any third party or any Governmental Entity in connection with the Contemplated Transactions.

(c)                                  Notwithstanding anything set forth in this Agreement, under no circumstances shall HCC, HBC or UAB be required, and any other party be permitted (without the other parties’ written consent in its sole discretion), to take any action or commit to take any action, or agree to any condition, restriction or requirement, involving any of them pursuant to this Section 6.07 or otherwise in connection with obtaining the foregoing Government Authorizations, that would, or would be reasonably likely to, individually or in the aggregate, materially reduce the financial benefits of the Merger to such a degree that HCC, HBC or UAB, as applicable would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date of this Agreement (a “Burdensome Condition”); provided, however, that if requested by HCC, then UAB will take or commit to take any such action, or agree to any such condition or restriction, so long as such action, commitment, agreement, condition or restriction is binding on UAB only in the event the Closing occurs and, provided further, that such action, commitment, agreement, condition or restriction (i) does not create an adverse federal or state income tax consequences to UAB’s shareholders (including no impact upon the opinions of counsel related to tax matters to be delivered pursuant to this Agreement), (ii) does not change the kind, amount or the consideration to be paid to the holders of UAB Shares under this Agreement, or the delay the delivery of such consideration, (iii) does not diminish the benefits to be received by UAB’s directors, officers and employees under this Agreement, any UAB Plan or Contract to which UAB is a party and (iv) does not delay materially or jeopardize the receipt of any regulatory approvals or other consents and approvals relating to the consummation of the Merger or otherwise cause any condition to Closing set forth in Article VI not to be capable of being fulfilled.

(d)                                 Subject to applicable Law (including applicable Law relating to the exchange of information), UAB and HCC shall keep each other apprised of the status of matters relating to the completion of the Contemplated Transactions. Without limiting the generality of the foregoing (i) each of HCC, HBC and UAB shall timely furnish the other with copies of notices or other communications received by it (or written summaries of communications received orally), from any third party or Governmental Entity with respect to the Contemplated Transactions, (ii) each of HCC, HBC and UAB shall provide the other a reasonable opportunity to review in advance, and to the extent practicable accept the reasonable comments of the other in connection with any proposed non-confidential written communication to, including any filings with, any Governmental Entity, and (iii) UAB and HCC shall consider in good faith the other party’s views with respect to and confer in good faith with each other to resolve any disagreement as to strategy with respect to any communication by UAB, HCC or HBC with any Governmental Entity or third party relating to the Contemplated Transactions.

(e)                                  In the event that any Legal Action is instituted (or threatened to be instituted) by a Governmental Entity challenging the Contemplated Transactions, UAB and HCC shall cooperate in all respects with each other and each of UAB and HCC shall use its reasonable commercial efforts to contest and resist any such Legal Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Contemplated Transactions.

Section 6.08                             Current Information and Reports. During the Pre-Closing Period:

(a)                                 UAB shall, upon the request of HCC, cause one or more of its designated Representatives to confer on a monthly or more frequent basis with representatives of HCC regarding its financial condition, operations and business and matters relating to the completion of the Contemplated Transactions, and will provide such access and support as is reasonably necessary for HCC to perform audits of the financial condition, operations and business of HCC and its Subsidiaries.

(b)                                 UAB and HCC shall promptly notify the other party, and in any event not later than three (3) business days of (i) any Legal Action commenced, or to such party’s knowledge threatened against it, (ii) any event which may materially and adversely affect the ordinary course of business, and (iii) any event, change or effect during the Pre-Closing Period which causes or is reasonably likely to cause the failure of the conditions set forth in Article VI.

(c)                                  During the Pre-Closing Period, (i) UAB shall furnish HCC, as soon as practicable, and in any event within five (5) business days after it is prepared, or concurrent with distribution to the UAB Board or any committees thereof if prepared for such purpose, a copy of any report, package, materials, or agenda submitted to the UAB Board or any of its committees and access to the working papers and materials related thereto prepared for and distributed to the UAB Board, whether prior to, at or subsequent to a meeting, provided, however, that UAB need not furnish any materials relating to deliberations of the UAB Board, with respect to (A) this Agreement, or the Contemplated Transaction, or the exercise of any rights thereunder, by UAB, (B) communications of legal counsel of UAB with the UAB Board or officers of UAB regarding UAB’s rights against or obligations to HCC or HBC under this Agreement, or (C) books, records and documents covered by the attorney-client privilege or which are attorneys’ work product, (ii) as soon as reasonably practicable after they become available, and in no event later than fifteen (15) days after the end of each calendar month ending after the date of this Agreement, (A) financial statements (including balance sheets, statements of operations and stockholders’ equity) of UAB prepared in accordance with current accounting practices, (B) internal management reports showing actual financial performance against plan, and (C) to the extent permitted by applicable Law, any reports provided to the UAB Board or any committee thereof relating to the financial performance and risk management, (iii) as reasonably practical after they become available, and in no event forty-five (45) days after the year ended December 31, 2017, ending after the unaudited balance sheet of UAB for the year ended as of December 31, 2017 and the related unaudited statements of income, shareholders’ equity and cash flows for the year ended December 31, 2017 prepared in accordance with the standards set forth in the third sentence of Section 3.02(a) (as if restated herein), (iv) as soon as available, all letters and communications sent by UAB to its shareholders and all reports filed by UAB with the DBO and FDIC and any other Governmental Entity, and (v) such other reports, financial data, and loan reports as HCC may reasonably request relating to UAB, provided however, that UAB shall not be required to provide access to or disclose information where such access or disclosure would violate the protection of attorney-client privilege or contravene any applicable Law, agreement or fiduciary duty, or violate the rights, interests or confidence of any customer (it being agreed that the parties shall use their reasonable commercial efforts to cause such information to be provided in a manner that would not result in such violation or contravention).

Section 6.09                             Certain Loans and Other Extensions of Credit by UAB.  During the Pre Closing Period:

(a)                                 UAB will furnish HCC a list of all Loans, which when aggregated with all other Loans outstanding or committed to each customer and its Affiliates would exceed $250,000 for such customer and its Affiliates, scheduled to be considered by the UAB Loan Committee and, within five (5) business days following such meetings, a copy of the related credit authorization documentation.

(b)                                 UAB will furnish to HCC, as soon as reasonably practicable, and in any event not later than fifteen (15) days after the end of each month schedules including a listing of (i) Loans charged off during the previous month showing with respect to each such Loan, the credit type and office, (ii) Loans subject to write down or change to risk rating during the previous month, including, with respect to each Loan, the original amount, the write-off amount, credit type and office, Loans that have been classified by any Governmental Entity or by any internal review by UAB as “Substandard,” “Doubtful,” “Loss” or any comparable classification, (providing with respect to each such credit the aggregate dollar amount, the classification category, credit type and office), (iii) other real estate or assets owned, (iv) a reconciliation of the ALLL, identifying specifically the amount and sources of all additions and reductions to the ALLL, (v) all new Loans, and (vi) any standby letters of credit issued by UAB.  UAB will promptly provide to HCC (and not later than five (5) business days after delivery) reports and other documents provided to the Loan Committee and the ALCO Committee (or similar committee) of the UAB Board.

Section 6.10                             Supplemental Disclosure Schedules and Notification.  During the Pre-Closing Period:

(a)                                 UAB and HCC will promptly supplement or amend its disclosure schedule after the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such disclosure schedule or which is necessary to correct any information in such disclosure schedule which has been rendered inaccurate thereby. No supplement or amendment to such disclosure schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Section 7.02(a) or Section 7.02(b) (in the case of HCC) or Section 7.03(a) or Section 7.03(b) (in the case of UAB) or otherwise affect the respective rights, obligations, representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

(b)                                 Each party shall give prompt notice to the other parties of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in a UAB Material Adverse Effect or HCC Material Adverse Effect, as applicable, with respect to such party, (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein, or (iii) could reasonably be expected to lead to litigation or regulatory action that would delay or prevent the consummation of the Contemplated Transactions.

Section 6.11                             Employees; Benefit Plans.

(a)                                 HCC and HBC shall have the right but not the obligation to offer employment immediately following the Effective Time to any and all persons who are UAB employees immediately before the Effective Time (employees of UAB who will be employed by HCC or HBC are referred to as “Continuing Employees”).  UAB will provide HCC with information regarding such persons’ current employment arrangements with UAB and will otherwise assist HCC and HBC in making such offers. Continuing Employees shall be offered salary or wage levels at least equal to the salary or wage levels to which such employees were entitled to immediately prior to the Closing Date.  Subject to the provisions of this Section 6.11, as soon as administratively practicable after the Effective Time, HCC shall take all reasonable action so that Continuing Employees shall be entitled to participate in each employee benefit plan, program or arrangement of HCC and HBC of general applicability (the “HCC Benefit Plans”) to the same extent as similarly-situated employees of HCC and HBC (it being understood that inclusion of Continuing Employees in HCC Benefit Plans may occur at different times with respect to different plans), provided, however, that coverage shall be continued under corresponding benefit plans of UAB (to the extent such UAB plans have not been terminated) until such employees are permitted to participate in the HCC Benefit Plans and, provided further, that Continuing Employees shall not have the opportunity to participate in the HBC 2005 Amended and Restated Supplemental Executive Retirement Plan (“SERP”). Accordingly, HCC and HBC shall use reasonable efforts to ensure that from the Closing Date through the next open enrollment date for a HCC or HBC group health, dental, and vision, Continuing Employees shall continue to be covered by UAB’s group health, dental, and vision.

(b)                                 To the extent that a Continuing Employee becomes eligible to participate in an employee benefit plan maintained by HCC or HBC, HCC or HBC, as applicable, shall cause such employee benefit plan to recognize the service of such Continuing Employee with UAB for purposes of eligibility, participation, vesting and benefit accrual under such employee benefit plan of HCC or HBC, to the same extent that such service was recognized immediately prior to the Effective Time under a corresponding UAB Benefit Plan in which such Continuing Employee was eligible to participate immediately prior to the Effective Time; provided, however, that such recognition of service shall not (i) operate to duplicate any benefits of a Continuing Employee with respect to the same period of service, (ii) apply for purposes of any retiree medical plans, (iii) apply for purposes of the HCC Employee Stock Ownership Plan, (iv) apply for any benefit accrual under the SERP or (v) apply for purposes of any plan, program or arrangement (A) under which similarly situated employees of HCC and HBC do not receive credit for prior service or (B) that is grandfathered or frozen, either with respect to level of benefits or participation.

(c)                                  If any Continuing Employee becomes eligible to participate in any HCC Benefit Plan that provides medical, hospitalization or dental benefits, HCC or HBC, as applicable, shall request from the appropriate sponsor or provider that (i) any pre-existing condition limitations or eligibility waiting periods under such HCC Benefit Plan be waived with respect to such Continuing Employee and his or her covered dependents to the extent such limitation would have been waived or satisfied under a UAB employee benefit plan in which such Continuing Employee participated immediately prior to the Effective Time, and (ii) recognize any health expenses incurred by such Continuing Employee and his or her covered dependents in the year that includes the Closing Date (or, if later, the year in which such Continuing Employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such HCC Benefit Plan.

(d)                                 HCC in its sole discretion, may elect to terminate the UAB 401(k) Plan or to discontinue contributions to the UAB 401(k) Plan anytime following the Effective Time, to cause UAB to terminate the 401(k) Plan to be effective at the Effective Time, or to merge the UAB 401(k) Plan with and into the HBC 401(k) Plan after the Effective Time. In no event shall the UAB 401(k) Plan be merged with and into the HBC 401(k) Plan, unless HCC determines in its reasonable judgment that (i) the UAB 401(k) Plan is a qualified plan under Section 401(a) of the Code, both as to the form of the UAB 401(k) Plan and as to its operation, and (ii) there are no facts in existence that would be reasonably likely to adversely affect the qualified status of the UAB 401(k) Plan. If HCC determines in its sole discretion not to merge the UAB 401(k) Plan into the HBC 401(k) Plan and that the UAB 401(k) Plan should be terminated prior to the Effective Time, UAB agrees to take all action necessary to have the UAB 401(k) Plan terminated prior to the Effective Time.

(e)                                  As of the Effective Time, HCC and HBC will assume the UAB Change in Control Severance Plan dated August 22, 2017 and the UAB Executive Change in Control Severance Plan dated August 22, 2017.

(f)                                   Without limiting the generality of Section 9.09, the provisions of this Section 6.11 are solely for the benefit of the parties to this Agreement, and no current or former employee or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement. In no event shall the terms of this Agreement be deemed to (i) establish, amend or modify any UAB Benefit Plan or any “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by HCC, HBC, or UAB, (ii) alter or limit the ability of HCC or HBC to amend, modify or terminate any UAB Benefit Plan or HCC Benefit Plan, employment agreement or any other benefit or employment plan, program, agreement or arrangement after the Closing Date, or (iii) confer upon any current or former employee, officer, director or consultant any right to employment or continued employment or continued service with HCC or HBC, or constitute or create an employment agreement with any employee.

(g)                                  UAB will not send any written notices or other written communication materials to its employees without the prior written consent of HCC with respect to matters described in this Section 6.11.

Section 6.12                             Directors’ and Officers’ Indemnification and Insurance.

(a)                                 From and after the Effective Time, HCC shall indemnify and hold harmless each person who is now, or who has been at any time before the date of this Agreement, or who becomes before the Effective Time, an officer or director of UAB (each an “UAB Indemnified Party” and collectively, “UAB Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorneys’ fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of HCC) of or in connection with any claim, action, suit, proceeding, investigation or other legal proceeding, whether civil, criminal, administrative or investigative or investigation (each, a “Claim”), in which an UAB Indemnified Party is, or is threatened to be made, a party or witness, arising out of, in whole or in part, the fact that such person is or was a director or officer of UAB if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including the Merger and the other Contemplated Transactions), regardless of whether such Claim is asserted or claimed before or after the Effective Time, to the fullest extent permitted under UAB’s Charter Documents and applicable Law. HCC shall advance and pay reasonable expenses (including reasonable attorneys’ fees) to the extent permissible under applicable Law upon receipt of an undertaking to repay such payments if he or she shall be adjudicated or determined to be not entitled to indemnification under this Section 6.12.

(b)                                 Any UAB Indemnified Party wishing to claim indemnification under Section 6.12(a), upon learning of any Claim, shall promptly notify HCC thereof; provided, however, that failure to so notify will not affect the obligations of HCC under Section 6.12(a) unless and to the extent that HCC is actually prejudiced as a consequence. In the event of any such Legal Action (whether arising before or after the Effective Time), (i) HCC shall have the right to assume the defense thereof and HCC shall not be liable to such UAB Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if HCC elects not to assume such defense or if counsel for any of the UAB Indemnified Parties advises HCC that there are issues which raise conflicts of interest between the Indemnifying Party and any of the UAB Indemnified Parties that make joint representation inappropriate, the UAB Indemnified Parties may retain counsel which is reasonably satisfactory to the UAB Indemnified Parties, and HCC shall pay all reasonable fees and expenses of such counsel for UAB Indemnified Parties promptly as statements therefor are received; provided, however, that HCC shall be obligated pursuant to this Section 6.12(b) to pay for only one firm of counsel for all of the UAB Indemnified Parties in any jurisdiction, (ii) the UAB Indemnified Parties will cooperate in the defense of any such Claim, and (iii) HCC shall not be liable for any settlement effected without its prior written consent; and provided, further, that HCC shall not have any obligation hereunder to any UAB Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated under Section 6.12(a) is prohibited by applicable Law.

(c)                                  Prior to the Effective Time, HCC and UAB shall cause the persons serving as officers and directors of UAB immediately prior to the Effective Time to be covered by a directors’ and officers’ liability insurance tail policy obtained from UAB’s current insurance carrier (the “Tail Insurance Policy”) of substantially the same coverage and amounts containing terms and conditions which are generally not less advantageous than UAB’s current policy with respect to acts or omissions occurring prior to the Effective Time that were committed by such officers and directors in their capacity as such for a period of six (6) years; provided, however, that in no event shall the cost of the Tail Insurance Policy be more than two hundred seventy-five percent (275%) of the current amount expended on an annual basis by UAB for its current policy; provided, further, that if the Tail Insurance Policy cannot be obtained as provided by this Section 6.12(c), HCC shall use its commercially reasonable efforts to obtain as much comparable insurance as is available for a premium amount up to such limit; provided, further, that officers and directors of UAB may be required to make application and provide customary representations and warranties to an insurance carrier for the purpose of obtaining the Tail Insurance Policy.

(d)                                 This Section 6.12 shall survive the Effective Time and is intended to benefit each Indemnified Person and his or her heirs and representatives (each of whom shall be entitled to enforce this Section 6.12 against HCC) and shall be binding on all successors and assigns of HCC.

Section 6.13                             Human Resources Issues.

(a)                                 Communication with Employees.  Prior to making any initial written or oral communications to the employees of UAB concerning the Merger, UAB will consult in good faith with HCC regarding the nature and content of any formal presentation of the Merger to employees of UAB and will, if requested by HCC, include a HCC representative in any group presentation or any formal group meeting at which the transaction is explained or discussed, under an arrangement that is mutually satisfactory to the parties. UAB and HCC agree to work in good faith with each other to facilitate the timely and accurate dissemination of information to employees of UAB regarding matters related to the Merger in such a manner as to cause minimal disruption of the business of UAB and its relationships with its employees and to facilitate the transition of such relationships to HCC and HBC.  In addition, UAB shall advise HCC of any material informal communications to UAB, its officers or employees, pertaining to compensation or benefit matters that are affected by the Contemplated Transactions; provided, however, that such communications must be consistent with pre-agreed to talking points prepared by UAB and HCC.  UAB shall provide HCC with a copy of any intended communication, and will consult respecting the contents of any oral communications, in order to maintain a message consistent with the pre-agreed to talking points. HCC and UAB shall cooperate in providing any such mutually agreeable communication.

(b)                                 Training. HCC and HBC shall have the right, but not the obligation, within thirty (30) business days prior to the Closing Date, to provide training to employees of UAB who will become employees of HCC or HBC. Such training shall be at the expense of HCC and HBC and shall be conducted during normal business hours.  At the request of UAB, HCC shall compensate employees, in accordance with UAB’s customary policies and practices, for the employee’s time being trained by HCC and HBC.  UAB shall cooperate with HCC to make such employees available for such training prior to Closing.

(c)                                  Nothing in this Section 6.13 is intended, nor shall it be construed, to confer any rights or benefits upon any persons other than HCC, HBC or UAB.

Section 6.14                             Transition.

(a)                                 Commencing following the date of this Agreement, and in all cases subject to applicable Law, ATB and UAB shall cooperate with HCC and HBC to facilitate the integration of the parties and their respective businesses.  Without limiting the generality of the foregoing, during the Pre-Closing Period and consistent with the performance of their day-to-day operations and the continuous operation of UAB in the ordinary course of business, UAB shall cause the employees and officers of UAB to cooperate with HCC and HBC in performing tasks reasonably required in connection with such integration, including requesting reasonable support from its outside contractors and vendors.  ATB and UAB shall cooperate with HCC and HBC in minimizing the extent to which any contracts will continue in effect following the Effective Time.

(b)                                 Without limiting the generality of Section 6.14(a), ATB and UAB shall use all reasonable efforts to provide data processing, item processing and other processing support or outside contractors to assist HCC and HBC performing all tasks reasonably required to result in a successful conversion of the data and other files and records of UAB to the production environment of HCC and HBC, when requested by HCC and in such a manner sufficient to ensure that a successful conversion will occur at the time (on or after the Effective Time) designated by HCC; provided, however, that if requested by HCC, ATB and UAB shall take all steps reasonably necessary to allow HCC and HBC to convert to UAB’s existing production environment.  Among other things, ATB and UAB shall (i) cooperate with HCC and HBC to establish a mutually agreeable project plan to effectuate the conversion, (ii) use its commercially reasonable efforts to have UAB’s outside contractors continue to support both the conversion effort and its on-going needs until the conversion can be established, (iii) provide, or use its commercially reasonable efforts to obtain from any outside contractors, all data or other files and layouts requested by HCC or HBC for use in planning the conversion, as soon as reasonably practicable, (iv) provide reasonable access to the personnel and facilities of UAB and, with the consent of its outside contractors, its outside contractors’ personnel and facilities, to enable the conversion effort to be completed on schedule, and (v) give notice of termination, conditioned upon the completion of the Merger and the transactions contemplated by this Section 6.14, of the Contracts of outside data, item and other processing contractors or other third-party vendors when directed to do so by HCC.  HCC agrees that (x) all actions taken pursuant to this Section 6.14 shall be taken in a manner intended to minimize disruption to the customary business activities of UAB and (y) UAB shall not be obligated to take any action pursuant to this Section 6.14 that would obligate UAB or ATB to pay, or become committed to pay any amounts prior to the Effective Time unless conditioned upon the completion of the Merger.

Section 6.15                             Pre-Closing Policies and Actions.  At or before the Closing Date, provided, however, that all of the conditions in Article VI are satisfied or waived (other than those conditions that, by their nature, would be satisfied at or as of the Closing):

(a)                                 UAB shall, consistent with GAAP and applicable banking laws and regulations, to the extent requested by HCC, modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of HCC and HBC.

(b)                                 UAB shall (i) make such accounting entries or adjustments as HCC shall direct as a result of its on-going review of UAB that are consistent with GAAP in order to implement its plans following the Closing or to reflect expenses and costs related to the Merger, and (ii) shall, consistent with GAAP, the rules and regulations of the SEC and the rules and regulations of any bank regulatory agency and applicable Law, modify or change its loan, OREO, accrual, reserve, Tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of HCC.

(c)                                  Unless the recording adjustments pursuant to Section 6.15(a) or (b) or modification or changes pursuant to this Section 6.15 would otherwise be necessary to be consistent with applicable Law or with regulatory accounting principles or GAAP, no such adjustment or modification or change shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred, or as an admission or acknowledgement by UAB that any such adjustment or modification or change is appropriate or required or that any financial statement or information previously provided by UAB was incorrect in any respect.

(d)                                 UAB shall fully correct, remedy and otherwise resolve any fact or circumstance to the knowledge of UAB, that has resulted, or could reasonably be expected to result, in any Loan that (i) is not evidenced by Loan Documentation that is correct and complete, (ii) does not represent the valid and legally binding obligation of the Obligor thereunder, or (iii) is not enforceable against the Obligor in accordance with its terms (except as may be limited by applicable bankruptcy, insolvency, moratorium, or other similar Law affecting the enforcement of creditors’ rights generally, and subject to general principles of equity (whether considered in a proceeding whether in equity or at law)), such that the applicable Loan or Loan Documentation fully complies with Section 3.14.

Section 6.16                             Expense Report; Transaction Expenses.  UAB shall have caused its attorneys, accountants, auditors and investment bankers which rendered services to UAB in connection with the Contemplated Transactions (collectively, the “Advisors”) to have submitted to UAB estimates of their fees and expenses for all services rendered in any respect in connection with the Contemplated Transactions and their reasonable estimates of the amounts of the fees and expenses they expect to incur up to and including the Closing Date at least five (5) business days prior to the Closing Date.  UAB shall have prepared and submitted to HCC no later than five (5) business days prior to the Closing Date a final calculation of all Transaction Expenses, certified by UAB’s Principal Accounting Officer with support for all items therein in a form and substance reasonably acceptable to HCC.  Based on such summary, UAB shall have prepared and submitted a final calculation of such fees and expenses, and UAB, shall have accrued and paid the amount of such fees and expenses as calculated above.  UAB shall have caused the Advisors to submit their final bills for such fees and expenses to UAB for services rendered prior to the Closing Date and such Advisors shall have released UAB, HCC and the Surviving Corporation from liability, or shall have advised them in writing that, upon payment in full of such amounts, they shall have no liability for any fees or expenses to such Advisors.

Section 6.17                             Closing Financial Statements.  At least five (5) business days prior to the Closing Date, UAB shall deliver the unaudited balance sheet of UAB in form and substance satisfactory to HCC, as of the close of business on the last business day of the calendar month ended immediately preceding the Closing Date or, if the Closing Date occurs during the first five business days of the month, as of the close of business on the last business day of the second month immediately preceding the Closing Date (the “Closing Balance Sheet Date”) and UAB’s unaudited statement of income for the period January 1, 2017 through the close of business on the Closing Balance Sheet Date (together with the Closing Balance Sheet, the “Closing Financial Statements”).  The Closing Financial Statements shall (a) fairly present in all material respects the assets, liabilities and tangible common equity of UAB as of the date of the Closing Financial Statements, (b) be prepared in a manner consistent with the balance sheets included in UAB Financial Statements, in accordance with either GAAP or regulatory accepted accounting procedures, as applicable, consistently applied, and (c) be prepared from, and be in accordance with, the books and records of UAB provided, however, that for purposes of the Closing Financial Statements any OREO shall be written down to zero. The Closing Financial Statements shall be accompanied by a certificate of UAB’s Principal Accounting Officer, dated as of the Effective Time, to the effect that such financial statements continue to reflect accurately, as of the date of the certificate, the financial condition of UAB in all material respects.

Section 6.18                             Shareholder Litigation.  ATB and UAB shall promptly advise HCC orally and in writing of any shareholder litigation against ATB or UAB or its respective directors relating to this Agreement, the Merger or the other Contemplated Transactions to which ATB or UAB has knowledge and shall keep HCC fully informed regarding any such shareholder litigation, including providing all relevant documentation.  ATB and UAB shall consult with HCC and give good faith consideration of its comments and advice and give HCC the opportunity to participate in the defense or settlement of any such litigation at HCC’s expense. No settlement shall be agreed to without HCC’s prior written consent.

Section 6.19                             ATB Auditor Cooperation.  ATB shall cooperate, and use its commercially reasonable efforts to cause ATB’s independent auditor to cooperate, at ATB’s expense, with HCC and its independent auditor in order to enable HCC and HBC to prepare financial statements, including, without limitation, pro forma financial information, for UAB that may be required by HCC or HBC in connection with the filing of regulatory applications with Governmental Entities or otherwise required in connection with the Contemplated Transactions. Without limiting the generality of the foregoing, ATB and UAB agree that they will (a) consent to the use or incorporation of such audited and/or reviewed financial statements in any registration statement, periodic report or other document that it is required to be delivered to shareholders of HCC or filed by HCC or HBC and (b) execute and deliver, and cause its officers to execute and deliver (including former officers of ATB after the Closing), such “representation” letters as are customarily delivered in connection with audits and as the independent auditors or UAB or HCC may respectively reasonably request under the circumstances.

Section 6.20                             Third Party Consents; Estoppel.  UAB shall use its reasonable best efforts to obtain and deliver to HCC prior to the Effective Time:

(a)                                 The consents, approvals or waivers required to be obtained from any third-parties in connection with the Merger and the other Contemplated Transactions (in such form and content as is approved in writing by HCC) promptly after the date of this Agreement, including, without limitation, the waiver, approval or consents to assignment for all the Real Estate Leases and any UAB Material Contracts. UAB shall cooperate with HCC in minimizing the extent to which any Contracts will continue in effect following the Effective Time, in addition to complying with Section 6.01(a)(iii) and (b)(xxi);

(b)                                 Lessor estoppel certificates in the form reasonably satisfactory to HCC relative to the Leased Real Estate dated not earlier than twenty (20) days prior to the Closing Date;

(c)                                  Nondisturbance agreements for each Real Estate Lease in a form reasonably satisfactory to HCC; and

(d)                                 Any fees and charges or other consideration, however designated, that are payable in connection with any approval, consent, nondisturbance agreement or estoppel letter required by this Section 6.20 shall be promptly paid by, and shall be the sole responsibility of UAB.

Section 6.21                             Assignment of Insurance Policies.

(a)                                 Prior to the Effective Time, UAB shall use its reasonable best efforts to obtain consents to the partial or complete assignments of any of its respective insurance policies if requested to do so by HCC, to the extent necessary to maintain the benefits to HCC and the Surviving Corporation of such policies as they apply to UAB. UAB shall also inform HCC no later than five (5) business days prior to the Closing Date of any material unfiled insurance claims to the knowledge of UAB, and for which it believes coverage exists.

(b)                                 Prior to the Effective Time, UAB and HCC shall cooperate to determine the most appropriate methodology to obtain “tail” insurance coverage at such limits, mutually agreeable to the parties, for Errors and Omissions, Bankers and Blanket Bond coverage and any other insurance policies of UAB as mutually agreed.

Section 6.22                             Takeover Provisions.  No party shall take any action that would cause the Contemplated Transactions to be subject to requirements imposed by any Takeover Provisions, and each party shall, if any Takeover Provision becomes applicable to this Agreement and the Contemplated Transactions, take all necessary steps within its control to exempt (or ensure the continued exemption of) those transactions from or if necessary challenge the validity or applicability of any applicable Takeover Provision as now or hereafter in effect.

Section 6.23                             Customer Notices and Communications.  On and after the later of the date of receipt of all Requisite Regulatory Approvals (disregarding any statutory waiting periods) and the date the Requisite UAB Vote has been obtained, UAB shall permit HBC to provide one or more written notices (which may be joint notices from UAB) to customers of UAB describing the proposed Merger, the effect on customers, planned transition procedures and similar information.  UAB shall have the right to review and approve the substance any such communications, provided however, that UAB shall not unreasonably withhold, delay or condition its approval.  HBC shall consult with UAB, and UAB upon request shall assist HBC, with respect to sending necessary or appropriate customer notifications and communications as prepared by HBC, to advise such customers of the impending transaction and of HBC’s plans following the Effective Time.

Section 6.24                             Tax Matters.

(a)                                 HCC, ATB and UAB shall not take any action prior to Effective Time that could reasonably be expected to potentially cause the Merger not to qualify as a reorganization under Section 368(a) of the Code. HCC, ATB and UAB shall use their respective reasonable commercial efforts to cause counsel to HCC and counsel to UAB to render opinions that the Merger qualifies as a reorganization with the meaning of Section 368(e) of the Code, provided, however, that such counsel shall have received representation letters executed and delivered by the appropriate executive officers of UAB, ATB and HCC acceptable to such counsel described in Section 7.02(e).

(b)                                 UAB shall cause the provisions of any Tax Sharing Agreement to which UAB is a party to be terminated prior to the Effective Time.

(c)                                  From and after the Closing Date, except as set forth in the next sentence, ATB shall control the conduct, through counsel of its own choosing, of any audit, claim for refund, or administrative or judicial proceeding involving any asserted Tax liability or refund with respect to UAB (each, a “contest”). In the case of a contest after the Closing Date that involves a liability or disputed Tax of UAB, ATB shall control the conduct of such contest, but HCC shall have the right to participate in such contest at its own expense. ATB shall promptly deliver to HCC copies of all relevant notices and documents (including court papers) received by ATB in connection with any such contests, and shall not enter into a settlement, compromise or concede any portion of any contest that could affect a UAB Tax liability without the prior written consent of HCC, which consent shall not be unreasonably be denied or timely delivered.

(d)                                 From and after the Closing Date, ATB shall not make any IRS elections or take any actions to prevent the UAB loss carryovers from leaving the consolidated group with UAB from and after the Closing Date.

Section 6.25                             Contract Assumptions and Terminations.  ATB and UAB will enter into agreements requested by HCC on terms reasonably acceptable to HCC to permit HCC or HBC to assume or terminate Contracts to which ATB and UAB or UAB and American Trust and Savings Bank are parties.

Section 6.26                             Resignation of Directors.  UAB shall obtain and deliver to HCC prior to the Closing Date (to be effective as of the Effective Time) the resignation of each director of UAB (in their capacities as directors, and not as employees).

Section 6.27                             Public Announcement.  The initial press release with respect to this Agreement and the Contemplated Transactions shall be a release mutually agreed to by UAB and HCC.  Thereafter, each of UAB, HCC and HBC agree that no public release or announcement concerning the Contemplated Transactions shall be issued by any party without the prior written consent of the other party, except as required by applicable Law or the rules or regulations of any applicable United States securities exchange or Governmental Entity to which the relevant party is subject, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

Section 6.28                             Further Assurances.  Each party covenants that it will use its reasonable efforts to consummate the Contemplated Transactions as soon as practicable.  Each of the parties hereto agrees to use all reasonable efforts to take or cause to be taken all action, and to do or cause to be done all things necessary, proper or advisable under applicable Law to consummate and make effective the Contemplated Transactions at the earliest practicable time.

Section 6.29                             Confidentiality.  All information disclosed by one party to any other party to this Agreement, whether prior or subsequent to the date of this Agreement including, without limitation, any information obtained pursuant to this Agreement or the negotiations relating to this Agreement, shall be kept confidential by such other party and shall not be used by such other party otherwise as herein contemplated.  In the event that this Agreement is terminated, each party shall return all documents furnished hereunder, shall destroy all documents or portions thereof prepared by such other party that contain information furnished by another party pursuant hereto and, in any event, shall hold all information confidential unless or until such information is or becomes a matter of public knowledge other than as a result of a violation of the Confidentiality Agreement. The Confidentiality Agreements shall remain in full force and effect following the Effective Time or termination of this Agreement.

ARTICLE VII
CONDITIONS

Section 7.01                             Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party to this Agreement to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

(a)                                 Shareholder Approval.  The Requisite UAB Vote shall have been obtained.

(b)                                 Regulatory Approvals.  All regulatory Governmental Authorizations that are necessary or advisable to consummate the Contemplated Transactions (including the Merger), shall have been obtained and shall remain in full force and effect or, in the case of waiting periods, shall have expired or been terminated (“Requisite Regulatory Approvals”), and no such Governmental Authorizations shall contain or shall have resulted in, or would likely be expected to result in the imposition of, any Burdensome Condition.

(c)                                  No Injunctions or Restraints; Illegality.  No Order issued by any Governmental Entity or other legal restraint or prohibition preventing the consummation of the Merger or the other Contemplated Transactions shall be in effect. No Law or Order shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger.

(d)                                 Registration Statement.  The Registration Statement shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(e)                                  NASDAQ.  The shares of HCC Common Stock to be issued in the Merger upon consummation of the Merger shall be approved for listing on the NASDAQ Global Select Market.

Section 7.02                             Conditions to Obligations of HCC and HBC.  The obligations of HCC and HBC to effect the Merger are also subject to the satisfaction or waiver by HCC and HBC on or prior to the Closing Date of the following conditions:

(a)                                 Representations and Warranties.  The representations and warranties of ATB and UAB set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (unless any such representation and warranty by its terms speak specifically as of the date of this Agreement or another date than true and correct as of such date) individually and in the aggregate in all material respects, provided, however, that the representations and warranties of ATB or UAB set forth in Sections 3.01(a) and (d), 3.02, 3.03(a), (b)(i) and (ii)(A), Sections 3.24, 3.25, 4.02, 4.07 and 4.09 shall be true and correct in all respects) and; provided further, that for purposes of determining whether a representation or warranty is true and correct for purposes of this Section 7.02(a) any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases) in any such representation or warranty shall be disregarded.

(b)                                 Performance of Obligations of ATB and UAB.  ATB and UAB shall have performed in all material respects all obligations required to be performed by each of them under this Agreement at or prior to the Effective Time.

(c)                                  UAB Material Adverse Effect.  Since the date of this Agreement, no event shall have occurred or circumstance arisen that, individually or taken together with all other facts, circumstances or events, has had or would reasonably be expected to have a UAB Material Adverse Effect.

(d)                                 Officers Certificate.  HCC shall have received a certificate, signed on behalf of ATB by its Chief Executive Officer and UAB by its Chief Executive Officer, stating that the conditions set forth in Section 7.02(a), Section 7.02(b) and Section 7.02(c) have been satisfied; provided that (i) UAB’s Chief Executive Officer shall not make any certification with respect to ATB’s representations and warranties or the performance of ATB’s obligations and (ii) ATB’s Chief Executive Officer shall not make any certification with respect to UAB’s representations and warranties or the performance of UAB’s obligations.

(e)                                  Opinion of Tax Counsel.  HCC shall have received an opinion from Buchalter, A Professional Corporation, legal counsel to HCC, dated as of the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, Buchalter, A Professional Corporation, may require and rely upon representations contained in letters from each of HCC, ATB and UAB.  Each of HCC, ATB and UAB shall have delivered to such counsel a certificate acceptable to Buchalter, A Professional Corporation, dated as of the Closing Date, signed on its behalf by an appropriate executive officer.

(f)                                   Closing Date Financial Statements.  UAB shall have delivered to HCC the Closing Financial Statements in accordance with the terms and conditions of Section 6.17.

(g)                                  Target Equity.  The tangible shareholders’ equity as of the date of Closing Financial Statements shall equal or exceed the Target Equity.

(h)                                 Nonperforming Assets.  As of date of the Closing Financial Statements, nonperforming assets, shall not exceed $2.5 million as reflected on the Closing Financial Statements, as determined in accordance with GAAP and regulatory requirements and after taking into account the adjustment to OREO described in Section 6.17 of this Agreement.

(i)                                     Directors’ Resignations.  HCC shall have received the written resignation of each director of UAB (in such director’s capacity as a director) effective as of the Effective Time.

(j)                                    Dissenting Shareholders.  Holders of not in excess of 10% of the outstanding shares of UAB Common Stock shall have duly exercised their dissenters’ rights under Chapter 13 of the CGCL.

(k)                                 Shareholder Agreements and Non-Solicitation and Confidentiality Agreements.  Each of the directors of UAB and the Key Employees shall have executed and delivered to HCC their respective Shareholder Agreement and Non-Solicitation and Confidentiality Agreement, as applicable, and such agreements shall be in full force and effect and no breach of any of their respective terms shall have occurred.  ATB shall have executed and delivered to HCC a Shareholder Agreement in the form of Annex D and a non-solicitation and confidentiality agreement in the form of Annex E, and such agreements shall be in force and effect and no breach of any of their respective terms shall have occurred.  Each UAB employee receiving a severance or Change In Control Payment shall execute and deliver to HCC a release agreement in the form reasonably satisfactory to HCC and such agreement shall be in full force effect and no breach of their respective terms shall have occurred.

(l)                                     UAB/ATB Agreements.  UAB and ATB, as applicable, shall have executed and delivered to HBC the agreements substantially in the forms set forth on the Closing Schedule; such agreements shall be in full force and effect and no breach of any of its respective terms shall have occurred.

(m)                             FIRPTA Certificate.  UAB shall have delivered to HCC a properly executed statement from UAB that meets the requirements of Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h)(1), dated as of the Closing Date in a form and substance reasonably to HCC.

(n)                                 Nondisturbance Agreements.  HBC shall have confirmed that with respect to UAB’s leased premises for its Half Moon Bay and San Mateo branch offices, UAB is not required to subordinate its leasehold interest to the lien of any mortgage or deed of trust encumbering the property on which the leases premises are located unless the landlord provides UAB with a commercially reasonable non-disturbance agreement (except where the failure to deliver any such nondisturbance agreements would not likely have a HCC Material Adverse Effect following the Merger).

(o)                                 Regulatory Actions.  Neither HCC nor HBC shall be, as a result of the Merger (as a successor or otherwise), subject to any memorandum of understanding, cease and desist order regulatory resolution or other agreement with any Governmental Entity (“Regulatory Actions”).  In the event that UAB is subject to any Regulatory Action that is not terminated before or in connection with the Merger, the condition contemplated by this provision shall be deemed to have not been satisfied.

(p)                                 Estoppel Letters and Consents.  UAB and ATB shall have delivered to HCC fully executed consents and estoppel letters as provided in Section 6.20 (except where the failure to deliver any such estoppel letters would not likely have a HCC Material Adverse Effect following the Merger).

(q)                                 UAB and ATB Contracts.  UAB and ATB shall have performed its obligations under Section 6.24(b) and Section 6.25 in a manner reasonably satisfactory to HCC.

(r)                                    Termination of Contracts.  The ATB Contracts listed on Section 7.02(r) of the UAB Disclosure Schedule shall be terminated without expense or surviving obligations to HCC on or prior the Closing Date.

(s)                                   Closing Proceedings and Documents.  All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to HCC and to HCC’s counsel, and they shall each have received all such counterpart originals and certified or other copies of such documents as they may reasonably request.  Such documents shall include (but not be limited to) a copy of the resolutions of the UAB Board and the shareholders of UAB evidencing the requisite approval of this Agreement, the Merger, and the other Contemplated Transactions and certified by the Secretary of UAB as true and correct copies thereof as of the Closing, which resolutions shall be in full effect.

Section 7.03                             Conditions to Obligation of ATB and UAB.  The obligation of UAB to effect the Merger is also subject to the satisfaction or waiver by ATB and UAB on or prior to the Closing Date of the following conditions:

(a)                                 Representations and Warranties.  The representations and warranties of HCC and HBC set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (unless any such representation and warranty by its terms speak specifically as of a date of this Agreement or another date then true and correct as of such date) provided, however, that no representation or warranty of HCC or HBC (other than the representations and warranties set forth in (i) Sections 5.05 and 5.06 which shall be true and correct in all material respects, and (ii) Section 5.01(a), (b), 5.02, 5.03(a) and (b)(i) and (ii)(A), and 5.11, which shall be true and correct in all respects) shall be deemed untrue or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of HCC or HBC has had or would reasonably be expected to result in a HCC Material Adverse Effect; provided further, that for purposes of determining whether a representation or warranty is true and correct for purposes of this Section 7.03(a) any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases) in any such representation or warranty shall be disregarded.

(b)                                 Performance of Obligations of HCC and HBC.  HCC and HBC shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c)                                  HCC Material Adverse Effect.  Since the date of this Agreement, no event shall have occurred or circumstance arisen that, individually or taken together with all other facts, circumstances or events, has had or would reasonably be expected to have an HCC Material Adverse Effect.

(d)                                 Officer’s Certificate.  UAB shall have received a certificate signed on behalf of HCC by its Chief Executive Officer and Chief Financial Officer stating that the conditions specified in Section 7.03(a), Section 7.03(b) and Section 7.03(c) have been satisfied.

(e)                                  Opinion of Tax Counsel.  UAB shall have received an opinion from Sheppard, Mullin, Richter & Hampton, LLP, legal counsel to UAB, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  In rendering its opinion Sheppard, Mullin, Richter & Hampton, LLP may require and reply upon representations contained in letters from each of HCC, ATB and UAB.  Each of HCC and UAB shall have delivered to such counsel a certificate acceptable to Sheppard, Mullin, Richter & Hampton, LLP, dated as of the Closing Date, signed on behalf of each of HCC, ATB and UAB by an appropriate executive officer.

(f)                                   Closing Proceedings and Documents.  All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to UAB and to UAB’s counsel, and they shall each have received all such counterpart originals and certified or other copies of such documents as they may reasonably request. Such documents shall include (but not be limited to) the following a copy of the resolutions of the Boards of Directors of HCC and HBC evidencing the requisite approval of this Agreement, the Merger, and the other Contemplated Transactions, certified by the Secretary of HCC as true and correct copies thereof as of the Closing.

ARTICLE VIII
TERMINATION

Section 8.01                             Termination.  This Agreement may be terminated prior to the Effective Time (whether before or after adoption of this Agreement by UAB’s shareholders):

(a)                                 by mutual written consent of HCC and UAB;

(b)                                 by HCC or UAB if the Merger shall not have been consummated by 11:59 p.m. Pacific Time on or before October 1, 2018 (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(b) shall not be available to a party whose failure to perform any obligation required to be performed by such party was the primary cause of, or resulted in the failure of the Merger to be consummated on or before the End Date;

(c)                                  (i) by either HCC or UAB if any Governmental Entity which must grant a Requisite Regulatory Approval has denied such approval and such denial has become final and nonappealable, (ii) by either HCC or UAB if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable Order enjoining or otherwise prohibiting the consummation of the Contemplated Transactions, unless such denial or Order shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement, or (iii) by HCC if any Regulatory Approval includes, or will not be issued without, the imposition of a Burdensome Condition;

(d)                                 by either HCC or UAB if the UAB Meeting (including any postponements or adjournments thereof) shall have been held and the Requisite UAB Vote shall have not been obtained; provided, however, that the party seeking to terminate this Agreement under this Section 8.01(d) shall have complied with its obligations under Section 6.06 (including by complying with an adjournment or postponement request under Section 6.06(c)); provided further, however, that the right to terminate this Agreement under this Section 8.01(d) will not be available to a party where the failure to obtain the approval of its shareholders has been caused by (i) its breach of this Agreement, or (ii) in the case of UAB a breach of one or more of the Shareholder Agreements or the ATB Shareholder Agreement;

(e)                                  by HCC if (i) the UAB Board effects a Change in Recommendation or (ii) ATB, UAB, or any of their Representatives, shall have violated, breached, or taken any action inconsistent with any of the provisions set forth in Section 6.04 or Section 6.06;

(f)                                   by HCC (if HCC is not otherwise in material breach of this Agreement) (i) if (A) ATB or UAB breaches any of its representations and warranties made on the date of this Agreement, or any such representations and warranties shall become untrue after the date of this Agreement, in each case such that the conditions set forth in Section 7.02(a) would not be satisfied, and (B) such inaccuracy, if capable by its nature or timing, of cure has not been cured by UAB within thirty (30) days after its receipt of written notice of such breach, or (ii) if ATB or UAB breaches any of its covenants contained in this Agreement such that the condition set forth in Section 7.02(b) would not be satisfied and such breach is curable by its nature or timing shall not have been cured within thirty (30) days following receipt of written notice from HCC of such breach;

(g)                                  by UAB (if UAB is not otherwise in material breach of this Agreement) (i) if (A) HCC or HBC breaches any of its representations and warranties made on the date of this Agreement, or any such representations and warranties shall become untrue after the date of this Agreement, in each case such that the condition set forth in Section 7.03(a) would not be satisfied, and (B) such inaccuracy, if capable of cure by its nature or timing, has not been cured by HCC or HBC, as the case may be, within thirty (30) days after its receipt of written notice of such breach, or (ii) if HCC or HBC breaches any of its covenants contained in this Agreement such that the condition set forth in Section 7.03(b) would not be satisfied and such breach if curable by its nature or timing shall not have been cured within thirty (30) days following HCC’s receipt of written notice from UAB of such breach; or

(h)                                 by UAB, if prior to the receipt of the Requisite UAB Vote, UAB (i) has not breached Sections 6.04 and 6.06 and is not otherwise in material breach of this Agreement, (ii) receives an unsolicited bona fide written Superior Proposal from any person that is not withdrawn, (iii) pays HCC the Termination Fee in immediately available funds and (iv) simultaneously or substantially simultaneously with such termination UAB enters into a definitive acquisition, merger or similar agreement to effect the Superior Proposal.

Any termination pursuant to this Section 8.01 (other than pursuant to Section 8.01(a)) shall be effected by written notice from the terminating party to the other party.

Section 8.02                             Effect of Termination.  In the event of the termination of this Agreement as provided in Section 8.01, this Agreement shall be of no further force or effect; provided, however, that (a) Section 6.03(b), this Section 8.02, Section 8.03, and Article VIII shall survive the termination of this Agreement and shall remain in full force and effect, and (b) the termination of this Agreement shall not relieve any party from any liability for fraud, or any willful material inaccuracy in or willful material breach of any representation, or any willful material breach of any warranty, covenant, or other provision contained in this Agreement.

Section 8.03                             Expenses; Termination Fees.

(a)                                 Except as set forth in this Section 8.03, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

(b)                                 UAB agrees to pay HCC an amount equal to $2.0 million (the “Termination Fee”) if this Agreement is terminated:

(i)                                     by HCC pursuant to Section 8.01(e);

(ii)                                  by UAB pursuant to Section 8.01(h); or

(iii)                               (A) by HCC or UAB pursuant to Section 8.01(b), (B) by HCC or UAB pursuant to Section 8.01(d) or (C) by HCC pursuant to Section 8.01(f) and, in any case of clause (A), (B) or (C), (x) on or before the date of any such termination an Acquisition Proposal shall have been announced, disclosed, or otherwise made known to the UAB shareholders, the senior management of UAB or the UAB Board and not withdrawn, and (y) UAB enters into a definitive agreement with respect to such Acquisition Proposal, or such Acquisition Proposal is consummated or UAB enters into any letter of intent, agreement in principle, acquisition agreement or similar contract with respect to an Acquisition Proposal within twelve (12) months following termination of this Agreement.  The term “Acquisition Proposal” for purposes of this Section 8.03(b)(iii) shall have the meaning set forth in Section 9.14, except that all references to 10% shall be deemed references to 50%.

The parties acknowledge that the agreements contained in this Section 8.03 are an integral part of the Contemplated Transactions and that, without these agreements, the parties would not enter into this Agreement.  The parties further acknowledge and agree that the remedies set forth in this Section 8.03(b) shall be the sole and exclusive remedies for any losses or damages incurred by HCC or HBC arising from the termination of this Agreement pursuant to any Section giving rise to an obligation to pay such amount, except that payment of the fees described in this Section 8.03(b), shall not be in lieu of liability pursuant to Section 8.02(b).

(c)                                  A Termination Fee required to be paid pursuant to Section 8.03(b)(i) shall be paid within two (2) business days after termination of this Agreement.  A Termination Fee required to be paid pursuant to Section 8.03(b)(ii) shall be paid on or prior to the date of termination.  Any Termination Fee payable pursuant to Section 8.03(b)(iii) shall be paid within two (2) business days after the event giving rise to such payment.

(d)                                 If UAB fails to pay when due any amount payable under this Section 8.03, then (i) UAB shall reimburse the other for all reasonable, documented costs and expenses (including the reasonable fees of outside counsel) incurred in connection with the enforcement of its right to payment under this Section 8.03, along with (ii) interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid in full) at a rate per annum equal to 3% over the “prime rate” (as published in The Wall Street Journal) in effect on the date such overdue amount was originally required to be paid.

ARTICLE IX
MISCELLANEOUS PROVISIONS

Section 9.01                             Amendment.  This Agreement may be amended at any time prior to the Effective Time by the parties (by action taken or authorized by their respective boards of directors), whether before or after the Requisite UAB Vote is obtained; provided, however, that after any such shareholder approval of this Agreement, no amendment shall be made to this Agreement that applicable Law requires further approval or authorization by the shareholders of UAB without such further approval or authorization. This Agreement may not be amended, except by a written instrument signed by or on behalf of each of the parties.

Section 9.02                             Remedies Cumulative; Waiver.

(a)                                 The rights and remedies of the parties are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.  To the maximum extent permitted by applicable Law (i) no waiver that may be given by a party will be applicable except in the specific instance for which it is given, and (ii) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

(b)                                 At any time prior to the Effective Time, HCC (with respect to UAB) and UAB (with respect to HCC), may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of such party, (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or any document delivered pursuant to this Agreement, and (iii) waive compliance with any covenants, obligations, or conditions contained in this Agreement.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

Section 9.03                             No Survival.  The representations, warranties and covenants in this Agreement shall terminate at the Effective Time, provided, however, that those covenants and agreements contained herein that by their terms apply, or that are to be performed in whole or part, after the Effective Time, shall survive the consummation of the Merger until fully performed.

Section 9.04                             Entire Agreement.  This Agreement, together with the Confidentiality Agreements, the UAB Disclosure Statement, and Annexes constitute the entire agreement among the parties and supersede all other prior or contemporaneous agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter this Agreement and thereof.

Section 9.05                             Execution of Agreement; Counterparts.

(a)                                 The Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties; it being understood that all parties need not sign the same counterpart.

(b)                                 The exchange of signed copies of this Agreement or of any other document contemplated by this Agreement (including any amendment or any other change thereto) by any electronic means intended to preserve the original graphic and pictorial appearance of a document shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of an original Agreement or other document for all purposes. Signatures of the parties transmitted by any electronic means referenced in the preceding sentence shall be deemed to be original signatures for all purposes.

Section 9.06                             Governing Law.  This Agreement and the agreements, instruments, and documents contemplated hereby, shall be governed by, and construed in accordance with, the laws of the State of California, without regard to any applicable principles of conflicts of law that might require the application of the laws of any other jurisdiction.

Section 9.07                             Exclusive Jurisdiction; Venue.  In any action or proceeding between any of the parties arising out of or relating to this Agreement, each of the parties (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the State Court of the State of California or the United States District Court for the Northern District of California, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 9.07, (c) waives any objection to laying venue in any such action or proceeding in such courts, (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party, and (e) agrees that service of process upon such party in any such action or proceeding shall be effective if such process is given as a notice in accordance with Section 9.10 of this Agreement.

Section 9.08                             Assignments and Successors.  No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties. Any attempted assignment of this Agreement or of any such rights or delegation of obligations without such consent shall be void and of no effect.  This Agreement will be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties and their respective successors and permitted assigns.

Section 9.09                             No Third-Party Rights.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any person (other than the parties) any right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement other than the provisions of Section 6.12(a) (which are intended to be for the benefit of those persons covered thereby, but whose consent shall not be required to amend any provision of this Agreement).

Section 9.10                             Notices.  All notices and other communications hereunder shall be in writing and shall be delivered by hand, by facsimile, or by overnight courier service (except for notices specifically required to be delivered orally). Such communications shall be deemed given to a party (a) at the time and on the date of delivery, if delivered by hand or by facsimile (with, in the case of delivery by facsimile, confirmation of date and time of transmission by the transmitting equipment, and such delivery by facsimile subsequently confirmed with a copy delivered as provided in clause (b) on the next business day); and (b) at the end of the first business day following the date on which sent by overnight service by a nationally recognized courier service (costs prepaid).

Such communication in each case shall be delivered to the following addresses or facsimile numbers and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, or person as a party may designate by notice to the other parties):

ATBancorp:	ATBancorp
895 Main Street
Dubuque, Iowa 52001
	Attention:	Nicholas J. Schrup, III
President and Chief Executive Officer
	Fax no.:	(563) 589-0825

with a copy to (which shall not constitute notice hereunder):

Barack Ferrazzano Kirschbaum & Nagelberg LLP
200 W. Madison Street, Suite 3900
Chicago, Illinois 60606
	Attention:	John E. Freechack
Robert M. Fleetwood
	Fax no.:	(312) 984-3150

UAB:	United American Bank
101 South Ellsworth Avenue
San Mateo, CA 94401
	Attention:	John C. Schrup
President
	Fax no.:	(650) 579-1501

with a copy to (which shall not constitute notice hereunder):

Sheppard, Mullin, Richter & Hampton, LLP
Four Embarcadero Center, 17th Floor
San Francisco, CA 94111
	Attention:	David Gershon
	Fax no.:	(415) 434-3947

HCC and HBC:	Heritage Commerce Corp
150 Almaden Blvd.
San Jose, CA 95113
	Attention:	Walter T. Kaczmarek
Chief Executive Officer
	Fax no.:	(408) 792-4004

with a copy to (which shall not constitute notice hereunder):

Buchalter, A Professional Corporation
1000 Wilshire Boulevard
Suite 1500
Los Angeles, California 90017-2457
Attention:	Mark A. Bonenfant, Esq.
Fax no.:	(213) 896-0400

Section 9.11                             Construction; Usage.

(a)                                 In this Agreement, unless a clear contrary intention appears:

(i)                                     the singular number includes the plural number and vice versa;

(ii)                                  reference to any person includes such person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a person in a particular capacity excludes such person in any other capacity or individually;

(iii)                               reference to any gender includes each other gender;

(iv)                              reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(v)                                 reference to any Law means such Law as amended, modified, codified, replaced, or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Law means that provision of such Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement, or reenactment of such section or other provision;

(vi)                              “hereunder,” “hereto,” “herein,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular section or other provision;

(vii)                           “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(viii)                        all exhibits or schedules annexed hereto or referred to herein are hereby incorporated herein and made a part of this Agreement as if set forth in full herein;

(ix)                              “or” is used in the inclusive sense of “and/or;”

(x)                                 with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding;”

(xi)                              references to documents, instruments, or agreements shall be deemed to refer as well to all addenda, exhibits, schedules, or amendments thereto (but only to the extent, in the case of documents, instruments, or agreements that are the subject of representations and warranties set forth herein, copies of all addenda, exhibits, schedules, or amendments have been provided on or prior to the date of this Agreement to the party to whom such representations and warranties are being made);

(xii)                           any reference to the consent of a party means a consent not unreasonably withheld or delayed unless otherwise specified.

(b)                                 This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation this Agreement.

(c)                                  The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement, and shall not be referred to in connection with the construction or interpretation of this Agreement.

Section 9.12                             Enforcement of Agreement.  The parties agree that irreparable damage, for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached (including failing to take such actions as are required of them hereunder to consummate this Agreement).  Accordingly, in addition to any other remedies a party may have, each of the parties shall be entitled to specific performance of the terms of this Agreement, including an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any California Court, this being in addition to any other remedy to which such party is entitled at law or in equity.  Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 9.13                             Severability.  If any provision of this Agreement is held invalid, illegal, or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect, so long as the economic or legal substance of the Contemplated Transactions is not affected in any manner materially adverse to any party.

Section 9.14                             Definitions.  For purposes of this Agreement, the following terms will have the following meanings:

“Acceptable Confidentiality Agreement” means an agreement that is either (a) in effect as of the execution and delivery of this Agreement, or (b) executed, delivered and effective after the execution of this Agreement, in either case containing provisions that require any counterparty(ies) thereto (and any of its (their) Representatives named therein) that receive material non-public information of or with respect to UAB to keep such information confidential; provided, however, that in the case of clause (b) that such agreement shall (i) not prohibit UAB from providing information to HCC or require UAB to negotiate on an exclusive basis with such counterparty(ies) thereto (and any of its (their) Representatives named therein) and (ii) contains such terms and conditions that are at least as protective of UAB’s confidential information as those contained in the Confidentiality Agreement.

“Acquisition Proposal” means any proposal, offer, indication of interest or inquiry from any person or group for, whether in one transaction or a series of related transactions, or relating to any (a) merger, consolidation, share exchange or business combination involving more than 10% of the total voting power of any class of the capital stock of UAB, (b) sale, lease, exchange, mortgage, transfer or other disposition, directly or indirectly, by merger, consolidation, combination, reorganization, share exchange or any similar transaction, of any assets of UAB representing 10% or more of the consolidated assets of UAB, measured either by book value or fair market value, (c) issuance, sale or other disposition by UAB of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 10% or more of the votes associated with the outstanding voting of any class of equity securities of UAB, (d) tender offer or exchange offer in which any person or “group” (as such term is defined under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 10% or more of the outstanding UAB Common Stock or any class of equity securities of UAB, (e) recapitalization, liquidation, dissolution or other similar type of transaction with respect to UAB which would result in any person or group acquiring 10% or more of the fair market value of the assets of UAB taken as a whole, or (f) transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term “Acquisition Proposal” shall not include the Merger, any of the other Contemplated Transactions or any transaction that constitutes a ATB Change of Control Transaction.  For the avoidance of doubt, if any material change is made to any Acquisition Proposal, such altered Acquisition Proposal shall be considered a separate and distinct Acquisition Proposal.

“Affiliate” means, with respect to any person, any other person that directly or indirectly controls, is controlled by or is under common control with such first person. For the purposes of this definition, “control” (including, the terms “controlling,” “controlled by” and “under common control with”), as applied to any person, means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities by Contract or otherwise.  Neither UAB nor any of its Affiliates shall be deemed an Affiliate of HCC, HBC or any of their respective Subsidiaries for purposes of this Agreement prior to the Effective Time and neither HCC, HBC nor any of their respective Affiliates shall be deemed an Affiliate of UAB for purposes of this Agreement prior to the Effective Time.

“Affiliated Group” means any affiliated group within the meaning of Section 1504(a) of the Code or any affiliated, consolidated, combined or unitary group defined under state, local or non-U.S. Laws.

“ATB Change in Control Transaction” means any agreement, proposal, offer, indication of interest or inquiry from any person or group for, whether in one transaction or a series of related transactions, or relating to any (a) merger, consolidation, share exchange or business combination involving more than 50% of the total voting power of any class of the capital stock of ATB, (b) sale, lease, exchange, mortgage, transfer or other disposition, directly or indirectly, by merger, consolidation, combination, reorganization, share exchange or any similar transaction, of any assets of ATB representing 50% or more of the consolidated assets of ATB, measured either by book value or fair market value, (c) issuance, sale or other disposition by ATB of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 10% or more of the votes associated with the outstanding voting of any class of equity securities of ATB, (d) tender offer or exchange offer in which any person or “group” (as such term is defined under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 50% or more of the outstanding shares of any class of equity securities of ATB, (e) recapitalization, liquidation, dissolution or other similar type of transaction with respect to ATB which would result in any person or group acquiring 50% or more of the fair market value of the assets of ATB taken as a whole, or (f) transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided however, that the term “ATB Change in Control Transaction” shall not include the Merger or any of the other Contemplated Transactions.

“ATB Contract” means any Contract between UAB and ATB listed on Section 3.20(b) of the UAB Disclosure Schedule.

“ATB Disclosure Schedule” means the confidential disclosure schedule delivered by ATB to HCC concurrently with the execution of this Agreement, which disclosure schedule is arranged in paragraphs corresponding to the numbered and lettered sections contained in Article IV of this Agreement to which it relates (unless and to the extent relevance to other representations and warranties is readily apparent from the actual text of the disclosure), and each of which disclosures shall also be deemed to be representations and warranties made by ATB to HCC and HBC under Article IV.

“ATB Material Adverse Effect” means any Effect that, individually or in the aggregate, (a) is, or is reasonably expected to be, materially adverse to the business, condition, capitalization, assets, liabilities, operations, or financial performance, of ATB and its Subsidiaries, taken as a whole, or (b) prevents or materially delays, or its reasonably likely to prevent or materially delay the ability of the ATB and UAB to perform their respective obligations under this Agreement or to consummate the Merger or the other Contemplated Transactions on a timely basis; provided, however, an ATB Material Adverse Effect shall not be deemed to include an Effect arising out of relating to or resulting from, (i) changes generally affecting the economy, financial or securities markets, (ii) the announcement of the Merger and the other Contemplated Transactions, (iii) any outbreak or escalation of war or hostilities or any act of terrorism, (iv) changes in the trading price or trading volume of the ATB common stock in and of itself, but not including the underlying causes thereof, or (v) general conditions in the financial industry, including changes in laws, regulations rules, GAAP or regulatory accounting requirements; provided further, however, that any Effect referred to in clauses (i), (iii) or (v) immediately above shall be taken into account in determining whether an ATB Material Adverse Effect has occurred or is reasonably be expected to occur to the extent that Effect has a disproportionate effect on ATB and its Subsidiaries, taken as a whole, compared to other participants in the financial industries in which ATB and its Subsidiaries conduct their businesses.

“business day” means any day, other than Saturday, Sunday or any day on which banking institutions located in San Jose, California are authorized or required by applicable Law or other governmental action to close.

“Change In Control Payments” means pursuant to a Contract any amount paid, payable or reasonably expected to become payable by UAB as of the Effective Date resulting from a change of control as defined in such Contract pursuant to the terms of any Contract existing prior to or concurrently with the execution of this Agreement.

“Charter Documents” means certificate or articles of incorporation (including certificates of designation), by-laws, and other organizational documents, as amended, and as currently in effect.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

“Confidentiality Agreements” means the confidentiality agreement entered into by and among HCC, ATB and UAB dated as of October 27, 2017 and the confidentiality agreement entered into by and between HCC and UAB on August 11, 2017.

“Contract” means any legally binding and enforceable written or oral agreement, contract, understanding, instrument, arrangement, commitment or undertaking of any nature.

“DTA Shortfall” means a reduction in the computation of UAB’s deferred tax assets associated with federal and state net operating and capital loss carryforwards solely due to changes in the Code, Treasury Regulations or California state tax laws.

“Effect” means any effect, event, fact, development, condition, change, occurrence or circumstance.

“Environmental Laws” means any applicable Law, and any Order or binding agreement with any Governmental Entity as in effect on or prior to the date of this Agreement relating to (a) the protection, preservation or restoration of the environment (including air, noise, odor, wetlands, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), (b) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release, threatened release or disposal of Hazardous Substances, and (c) the contamination or any injury to persons or property from exposure to any Hazardous Substances. The term Environmental Law includes (i) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601, et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq., the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq., the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq., the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001, et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq., the Occupational Safety and Health Act, as amended, 29 USC 651 et seq.

and all comparable state and local laws, and (ii) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Hazardous Substance as in effect on or prior to the date of this Agreement.

“Equity Investment” means (a) an Equity Security, (b) an ownership interest in any company or other entity or a membership interest that includes a voting right in any company or other entity, and (c) any investment or transaction which in substance falls into any of these categories even though it may be structured as some other form of investment or transaction.

“Equity Security” means any capital stock, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, or voting-trust certificate; any security convertible or exercisable into such a security; any security or Contract including any option, warrant or right to acquire a UAB security or to subscribe to or purchase any such security; and any certificate of interest or participation in, temporary or interim certificate for, or receipt for any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“GAAP” means United States generally accepted accounting principles applied period to period applicable to banks or banking holding companies for the period in question.

“Governmental Authorization” means any (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification, or authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Entity or pursuant to applicable Law (including any filing, application or registration required to obtain or maintain any of the foregoing), or (b) right under any Contract with any Governmental Entity.

“Governmental Entity” means any (a) nation, state, commonwealth, province, territory, county, municipality, district, or other jurisdiction of any nature, (b) federal, state, local, municipal, foreign, or other government, or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, board, commission, instrumentality, official, organization, unit or body and any court or other tribunal) or (d) any Regulatory Agency.

“Hazardous Substance” means any (a) substance, chemical, waste, product, pollutants, contaminants, derivative, compound, material, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import, (b) petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls, and (c) any other materials regulated under Environmental Laws.

“HCC Average Closing Price” means the aggregate volume weighted average per share price of the closing prices of HCC Common Stock on the NASDAQ Global Select Market for the twenty (20) consecutive trading days ending on the fifth (5th) business day immediately before the Closing Date (rounded to two decimal places) whether or not trades occurred on those days (subject to adjustment as provided below, provided, however, that if no trades of HCC Common Stock occur on a given trading day than the closing price on the next preceding day when a trade shall have occurred shall be deemed to be the closing price on such day for the purposes this Agreement).  In the event HCC pays, declares or otherwise effects a stock split, reverse stock split, reclassification or stock dividend or stock distribution with respect to HCC Common Stock between the date of this Agreement and the Closing Date, appropriate adjustments will be made to the HCC Average Closing Price.

“HCC Disclosure Schedule” means the confidential disclosure schedule delivered by HCC to UAB concurrently with the execution of this Agreement, which disclosure schedule is arranged in paragraphs corresponding to the numbered and lettered sections contained in Article V of this Agreement to which it relates (unless and to the extent relevance to other representations and warranties is readily apparent from the actual text of the disclosure), and each of which disclosures shall also be deemed to be representations and warranties made by HCC to UAB under Article V.

“HCC Equity Plans” means the Amended and Restated 2004 Equity Plan and the 2013 Equity Incentive Plan.

“HCC Material Adverse Effect” means any Effect that, individually or in the aggregate, (a) is, or is reasonably expected to be, materially adverse to the business, condition, capitalization, assets, liabilities, operations, or financial performance, of HCC and its Subsidiaries, taken as a whole, or (b) prevents or materially delays, or its reasonably likely to prevent or materially delay the ability of the HCC and its Subsidiaries to perform their respective obligations under this Agreement or to consummate the Merger or the other Contemplated Transactions on a timely basis; provided, however, a HCC Material Adverse Effect shall not be deemed to include an Effect arising out of relating to or resulting from, (i) changes generally affecting the economy, financial or securities markets, (ii) the announcement of the Merger and the other Contemplated Transactions, (iii) any outbreak or escalation of war or hostilities or any act of terrorism, (iv) changes in the trading price or trading volume of the HCC Common Stock in and of itself, but not including the underlying causes thereof, or (v) general conditions in the financial industry, including changes in laws, regulations rules, GAAP or regulatory accounting requirements; provided further, however, that any Effect referred to in clauses (i), (iii) or (v) immediately above shall be taken into account in determining whether a HCC Material Adverse Effect has occurred or is reasonably be expected to occur to the extent that Effect has a disproportionate effect on HCC and its Subsidiaries, taken as a whole, compared to other participants in the financial industries in which HCC and its Subsidiaries conduct their businesses.

“Intellectual Property” means collectively, all intellectual property and other similar proprietary rights in any jurisdiction throughout the world, whether owned, used, or held for use under license, whether registered or unregistered, including such rights in and to (a) trademarks, and the goodwill associated therewith, (b) patents and inventions, invention disclosures, discoveries, and improvements, whether or not patentable (c) trade secrets, and confidential information and rights to limit the use or disclosure thereof by any person, (d) all works of authorship (whether copyrightable or not), copyrights, and databases (or other collections of information, data works, or other materials), (e) software, including data files, source code, object code, firmware, mask works, application programming interfaces, computerized databases, and other software-related specifications and documentation, (f) designs and industrial designs, (g) Internet domain names, and (h) rights of publicity and other rights to use the names and likeness of individuals, and (i) claims, causes of action, and defenses relating to the past, present, and future enforcement of any of the foregoing; in each case of (a) to (h) above, including any registrations of, applications to register, and renewals and extensions of, any of the foregoing with or by any Governmental Entity in any jurisdiction.

“IRS” means the United States Internal Revenue Service.

“IT Systems” means, with respect to any person, the computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data, data communications lines, and all other related or similar information technology equipment, and all associated documentation owned by such person or such person’s Subsidiaries.

“Key Employee(s)” means John C. Schrup, Frank Bartaldo, Glen A. Nissen and Patricia A. Torres.

“knowledge” means facts and other information which as of the date of this Agreement the president, chief executive officer, the chief financial officer, the chief operating officer or the chief credit officer of a party knows or reasonably should know as a result of the performance of his or her duties, and includes such diligent inquiry as is reasonable under the circumstances.

“Law” or “Laws” means any domestic or foreign laws, common law, statutes, ordinances, rules, regulations, codes, publicly available written regulatory guidelines and policies, Orders or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered or applied by any Governmental Entity.

“Leased Real Estate” means all real property that UAB leases, subleases or otherwise uses or occupies, or has the right to use or occupy, pursuant to a Real Property Lease.

“Legal Action” means any complaint, action, suit, litigation, grievance, arbitration, mediation, proceeding (including any civil, criminal, administrative, investigative, or appellate proceeding), hearing, inquiry, audit, examination, or investigation commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Entity or any arbitrator or arbitration panel.

“liability” (or “liabilities”) means any liability, indebtedness or obligation of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP).

“License Agreement” means any Contract, whether written or oral, and any amendments thereto (including license agreements, sub-license agreements, consulting agreements, research agreements, development agreements, distribution agreements, consent to use agreements, customer or client contracts, coexistence, nonassertion or settlement agreements), pursuant to which any interest in, or any right to use or exploit, any Intellectual Property has been granted.

“Lien” means any lien, pledge, hypothecation, charge, mortgage, security interest, lien, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest, or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset, and any restriction on the possession, exercise, or transfer of any other attribute of ownership of any asset).

“Loan” means any loan, loan agreement, note, extension of credit, advance, borrowing arrangement including leases, letter of credit, credit enhancements, commitments, and guarantees, and any modification, renewal or extension thereof.

“Loan Property” means any property in which UAB presently holds a direct or indirect security interest securing a Loan or other extension of credit made by them.

“Order” means any order, decision, writ, assessment, citation, injunction ruling, decree, cease-and-desist, order, regulatory directive, judgment, consent, agreement, mandatory board resolution, memorandum of understanding, regulatory agreement, extraordinary supervising letter or similar arrangement with or similar submission to, or from any Governmental Entity, whether temporary, preliminary or permanent.

“ordinary course of business” means any action taken by UAB that is consistent in nature, scope and magnitude with the past practices of UAB and is taken in the ordinary course of the normal, day-to-day operations, policies and methodologies of UAB.

“Permitted Liens” with respect to any person, shall mean (a) statutory Liens securing payments not yet due, (b) Liens for real property Taxes not yet due and payable, and (c) easements, rights of way, imperfections or irregularities of title and other similar encumbrances that do not adversely affect the value or affect the use of the properties or assets subject thereto or affected thereby or otherwise impair business operations at such properties as bank facilities.

“person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity and other entity and group (which term will include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

“Principal Accounting Officer” means UAB’s vice president, controller.

“Professional Expenses” means the fees and expenses of all attorneys, accountants, investment bankers and other advisors and agents for services rendered in connection with or in contemplation of this Agreement and the Contemplated Transactions.

“Real Property Lease” means all leases, subleases and other agreements under which UAB leases, uses or occupies, or has the right to use or occupy, any real property.

“Representatives” means officers, directors, employees, managers, agents, attorneys, accountants, advisors, and representatives.

“Series D Common Equivalent Shares” means the shares of UAB Common Stock that a holder of Series D Preferred would be entitled to receive as if the holder thereof converted the Series D Preferred into UAB Common Stock.

“Series E Common Equivalent Shares” means the shares of UAB Common Stock that a holder of Series E Preferred would be entitled to receive as if the holder thereof converted the Series E Preferred into UAB Common Stock.

“Subsidiary” (or “Subsidiaries”) means, when used with respect to any party, any corporation or other organization, whether incorporated or unincorporated, a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

“Superior Proposal” means bona fide, unsolicited written Acquisition Proposal that (a) is obtained not in breach of this Agreement, on terms that the UAB Board determines in its good faith judgment (after consultation with outside legal counsel and a financial advisor of nationally recognized reputation and after taking into account all the terms and conditions of the Acquisition Proposal and this Agreement (including any then-existing proposal by HCC to adjust the terms and conditions of this Agreement)), including any break-up fees, expense reimbursement provisions, conditions to and expected timing and risks of consummation, the form of consideration offered and the ability of the person making such proposal to obtain any required financing for such Acquisition Proposal, and after taking into account all other legal, financial, strategic, regulatory and other aspects of such proposal, including the identity of the person making such proposal, and this Agreement are more favorable from a financial point of view to its shareholders than the Merger, (b) is reasonably likely to receive all necessary regulatory approvals and be consummated, and (c) does not contain any condition to closing or similar contingency related to the ability of the person making such proposal to obtain financing unless any financing required to consummate the transaction contemplated by such offer is committed or is reasonably capable of being obtained by such person.  For purposes of this definition, the term “Acquisition Proposal” shall have the meaning set forth in the above definition of Acquisition Proposal, except that all references to 10% shall be deemed references to 100%.

“Target Equity” means $30,641,000 excluding (a) any unrealized gains or unrealized losses in the UAB securities portfolio due to mark to market adjustments, (b) any preclosing adjustments pursuant to Section 5.15 and Section 5.17 (unless such adjustments are required to be consistent with applicable Law, regulatory accounting principles or GAAP), (c) Transaction Expenses paid or accrued on the Closing Financial Statements not to exceed $6,215,062, and (d) a DTA Shortfall.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, use, value added withholding, payroll, employment, unemployment, social security (or similar) estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, whether disputed or not.

“Tax Returns” means any return, declaration, report, form claim for refund, information return or statement or other document required to be filed with or provided to any taxing authority in respect of Taxes, including any elections, declarations, disclosures, schedules, estimates and information returns, and including any amendment thereof.

“Tax Sharing Agreement” means any Contract, agreement or arrangement that provides for the sharing, allocation or indemnification of Taxes and/or related Liabilities, duties and responsibilities or any similar arrangement (including any advance pricing agreement or closing agreement).

“Trade Secrets” means all secrets and other confidential information, ideas, knowledge, concepts know-how, techniques, secret processes, improvements, discoveries, methods, inventions, sales, financial information, customers, lists of customers and prospective customers, broker lists, potential brokers, rate sheets, market studies, marketing plans, business plans, concepts, strategies or products, computer software and data base technologies, systems, structures (as well as all documents, reports, drawings, designs, plans, and proposals otherwise pertaining to same), and any other information, however documented, that is a trade secret within the meaning of the applicable trade-secret protection Law.

“Transaction Expenses” means the following expenses, costs and fees paid or to be paid in connection with consummation of the Contemplated Transactions described herein (a) any contract termination fees payable to vendors as to which UAB has provided its agreement to terminate as of the Effective Time or such other time as may be appropriate including the costs and expenses of terminating data processing licenses and contracts indicated in Section 3.30 of the UAB Disclosure Schedule, (b) Change in Control Payments, (c) UAB legal, advisory and other professional fees and professional expenses rendered solely in connection with the Contemplated Transactions, (d) UAB’s accounting and valuation fees and expenses rendered solely in connection with the Contemplated Transactions, (e) D&O Insurance premiums and costs, and (f) UAB’s costs of printing and mailing the Proxy Statement/Prospectus and soliciting the Requisite UAB Vote.

“Treasury Department” means the United States Department of Treasury.

“Treasury Regulations” means all temporary and final regulations promulgated under the Code by the U.S. Department of the Treasury.

“UAB Affiliated Group” means an Affiliated Group of which ATB or UAB (or any predecessor of ATB or UAB) is or was a member at any time on or prior to the Closing Date.

“UAB Disclosure Schedule” means the confidential disclosure schedule delivered by UAB to HCC concurrently with the execution of this Agreement, which disclosure schedule is arranged in paragraphs corresponding to the numbered and lettered sections contained in Article III of this Agreement to which it relates (unless and to the extent relevance to other representations and warranties is readily apparent from the actual text of the disclosure), and each of which disclosures shall also be deemed to be representations and warranties made by UAB to HCC and HBC under Article III.

“UAB ERISA Affiliate” means, with respect to any person, any other person that, together with such first person, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“UAB IP” means all Intellectual Property owned, used, held for use, or exploited by UAB, including all UAB Owned IP and UAB Licensed IP.

“UAB Licensed IP” means the Intellectual Property owned by a third party that UAB has a right to use or exploit by virtue of a License Agreement.

“UAB Material Adverse Effect” means an Effect that, individually or in the aggregate, (a) is, or is reasonably expected to be, materially adverse to the business, condition, capitalization, assets, liabilities, operations, or financial performance, of UAB, taken as a whole, or (b) prevents or materially delays, or is reasonably likely to prevent or materially delay, the ability of UAB to perform its obligations under this Agreement or to consummate the Merger or the other Contemplated Transactions on a timely basis; provided, however a UAB Material Adverse Effect shall not be deemed to include an Effect arising out of relating to or resulting from, (i) changes generally affecting the economy, financial or securities markets, (ii) the announcement of the Merger and the other Contemplated Transactions, (iii) any outbreak or escalation of war or hostilities or any act of terrorism, (iv) changes in the trading price or trading volume of the UAB Common Stock in and of itself, but not including the underlying changes thereof, (v) general conditions in the financial industry, including changes in laws, regulations rules, GAAP or regulatory accounting requirements or (vi) any changes made or actions taken or not taken by UAB at the request or with the consent of HCC; provided further, however, that any Effect referred to in clauses (i), (iii) or (v) immediately above shall be taken into account in determining whether a UAB Material Adverse Effect has occurred or is reasonably expected to occur to the extent that such Effect has a disproportionate effect on UAB, taken as a whole, compared to other participants in the financial industry in which UAB conducts its businesses.

“UAB Owned IP” means the Intellectual Property that is owned by UAB.

“UAB Preferred Stock” means the Series A Preferred, Series B Preferred, Series D Preferred and Series E Preferred.

“WARN Act” means the Worker Adjustment Retraining and Notification Act of 1989, as amended, 29 U.S.C. §§ 2101-2109.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger and Reorganization to be executed as of the date first written above by their respective officers thereunto duly authorized.

ATBANCORP

By:	/s/ Nicholas J. Schrup, III
Nicholas J. Schrup, III
President

UNITED AMERICAN BANK

By:	/s/ John C. Schrup
John C. Schrup
President

HERITAGE COMMERCE CORP

By:	/s/ Walter T. Kaczmarek
Walter T. Kaczmarek
President and Chief Executive Officer

HERITAGE BANK OF COMMERCE

By:	/s/ Walter T. Kaczmarek
Walter T. Kaczmarek
Chief Executive Officer

S-1

ANNEX A

FORM OF SHAREHOLDER AGREEMENT

This SHAREHOLDER AGREEMENT (“Agreement”) is made and entered into as of January 10, 2018 by and among Heritage Commerce Corp, a California corporation (“HCC”), United American Bank, a California banking corporation (“UAB”), and the undersigned shareholder of UAB (“Shareholder”).

Recitals

A.                                    HCC, Heritage Bank of Commerce, a California banking corporation (“HBC”), and UAB are entering into an Agreement and Plan of Merger and Reorganization (and as it may be amended, the “Merger Agreement”), dated as of the date of this Agreement, pursuant to which UAB will merge with and into HBC (the “Merger”) on the terms and conditions set forth therein and, in connection therewith, each share of UAB Common Stock and UAB Preferred Stock will be converted into the right to receive the consideration set forth in the Merger Agreement. Unless otherwise indicated, capitalized terms used and not defined herein shall have the meanings set forth in the Merger Agreement.

B.                                    As a condition to its willingness to enter into the Merger Agreement, HCC has required that each director of the UAB, solely in his or her capacity as a current or potential shareholder and beneficial owner or record holder of UAB Common Stock, enter into, and Shareholder has agreed to enter into, this Agreement.

NOW, THEREFORE, in consideration of the foregoing, for good and valuable consideration, the parties hereby agree as follows:

1.                                      Representations and Warranties of Shareholder. Shareholder hereby represents and warrants to HCC as follows:

(a)                                 Authority; No Violation. Shareholder has all necessary power and authority to enter into and perform all of Shareholder’s obligations hereunder. The execution, delivery and performance of this Agreement by Shareholder will not violate any other agreement to which Shareholder is a party, including any voting agreement, shareholders’ agreement, trust agreement or voting trust, any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject. This Agreement has been duly and validly executed and delivered by Shareholder (and Shareholder’s spouse, if the Shares (as defined below) constitute community property) and constitutes a valid and binding agreement of Shareholder and such spouse, enforceable against Shareholder and Shareholder’s spouse in accordance with its terms.

(b)                                 Ownership of Shares. Shareholder is the beneficial owner or record holder of the number of shares of UAB Common Stock indicated under Shareholder’s name on the signature page hereto (the “Existing Shares”, and together with any shares of UAB Common Stock acquired by Shareholder after the date of this Agreement, the “Shares”) and, as of the date of this Agreement, the Existing Shares constitute all the shares of UAB Common Stock owned of record or beneficially by Shareholder. With respect to the Existing Shares, subject to applicable community property laws, Shareholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Section 2 of this Agreement, sole power of disposition, sole power to demand appraisal rights and sole power to engage in actions set forth in Section 2 of this Agreement, with no restrictions on the voting rights, rights of disposition or otherwise, subject to applicable laws and the terms of this Agreement. For purposes of this Agreement, the term “beneficial ownership” shall be interpreted in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(c)                                  Consents and Approvals. Shareholder has taken all actions necessary to approve the actions contemplated by this Agreement. The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations under this Agreement and the consummation by him, her or it of the transactions contemplated hereby will not, require Shareholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Entity.

(d)                                 Absence of Litigation. There is no suit, action, investigation or proceeding pending or, to the knowledge of Shareholder, threatened against or affecting Shareholder or any of his, her or its Affiliates before or by any Governmental Entity that could reasonably be expected to materially impair the ability of Shareholder to perform his, her or its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

2.                                      Voting Agreement; Agreement Not to Transfer.

(a)                                 Shareholder agrees that at any meeting of the shareholders of UAB, or in connection with any written consent of the shareholders of UAB, which relates to or may impact, either directly or indirectly, the Merger or the Merger Agreement, Shareholder will (i) appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum; and (ii) vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering all the Shares that are owned of record or beneficially by Shareholder or as to which Shareholder has, directly or indirectly, the right to vote or direct the voting: (A) in favor of adoption and approval of the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement; (B) against any action or agreement that could be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of UAB or Shareholder under this Agreement or the Merger Agreement, and (C) except with the prior written consent of HCC, against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (1) any extraordinary corporate transactions, such as a merger, consolidation or other business combination involving UAB; (2) any sale, lease or transfer of a material amount of the assets of UAB; (3) any change in the majority of the board of UAB; (4) any material change in the present capitalization of UAB; (5) any amendment of UAB’s Charter Documents; (6) any other material change in UAB’s corporate structure or business; or (7) any other action which is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or materially adversely affect the Merger. Shareholder shall not enter into any agreement or understanding with any Person prior to the date of termination of this Agreement in accordance with Section 8 to vote or give instructions after the date of termination of this Agreement in accordance with Section 8 in any manner inconsistent with clauses (i) or (ii) of the preceding sentence.

(b)                                 Until the earlier of the termination of this Agreement or the Effective Time, Shareholder will not, directly or indirectly (i) sell, transfer, exchange, pledge, assign, hypothecate, encumber, tender or otherwise dispose of (collectively, a “Transfer”), or enforce or permit execution of the provisions of any redemption, share purchase or sale, recapitalization or other agreement with UAB or any other Person or enter into any contract, option or other agreement, arrangement or understanding with respect to the Transfer of, directly or indirectly, any of the Shares or any securities convertible into or exercisable for Shares, any other capital stock of UAB or any interest in any of the foregoing with any Person, (ii) enter into swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Shares, (iii) take any action that would make any of Shareholder’s representations or warranties contained in this Agreement untrue or incorrect in any material respect or have the effect of preventing or disabling Shareholder from performing Shareholder’s obligations under this Agreement, or (iv) deposit any Shares in a voting trust or grant any proxy (other than to the proxyholder(s) named in the Proxy Statement/Prospectus mailed to shareholders of UAB in connection with the UAB Meeting) or enter into any voting agreement or similar agreement or arrangement with respect to any of the Shares; provided, however, that this Agreement shall not prohibit Shareholder from transferring and delivering Shares to UAB to effect the exercise of an option to purchase UAB Common Stock.

3.                                      Cooperation. Shareholder agrees that he, she or it will not directly or indirectly (i) initiate, solicit, induce or encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which may constitute, or could reasonably be expected to lead to, an Acquisition Proposal, or (ii) participate in any discussions or negotiations regarding any Acquisition Proposal, or furnish, or otherwise afford access, to any Person (other than HCC) to any information or data with respect to UAB or otherwise relating to an Acquisition Proposal.

4.                                      No Solicitation. Shareholder hereby agrees that during the term of this Agreement he or she shall not, and shall not permit any Representative retained by him, her or it to, directly or indirectly, (a) take any of the actions specified in clauses (i)-(iv) of Section 5.04(a) of the Merger Agreement as if he, she or it were UAB, (b) agree to release, or release, any Person from any obligation under any existing standstill agreement or arrangement relating to UAB, or (c) participate in, directly or indirectly, a “solicitation” of “proxies” (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any shares of UAB Common Stock in connection with any vote or other action on any matter of a type described in Section 2(a) of this Agreement, other than to recommend that shareholders of UAB vote in favor of the adoption and approval of the Merger Agreement and the Merger and as otherwise expressly permitted by this Agreement. Shareholder agrees immediately to cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than HCC with respect to any possible Acquisition Proposal and will take all necessary steps to inform any Representative retained by him or her of the obligations undertaken by Shareholder pursuant to this Section 4.

5.                                      Notice of Acquisitions; Proposals Regarding Prohibited Transactions. Shareholder hereby agrees to notify HCC promptly (and in any event within two (2) Business Days) in writing of the number of any additional shares of UAB Common Stock or other securities of UAB of which Shareholder acquires beneficial or record ownership on or after the date of this Agreement. Shareholder will comply with the provisions of Section 5.04(c) of the Merger Agreement as if he, she or it were UAB.

6.                                      Shareholder Capacity. Shareholder is entering this Agreement in his, her or its capacity as the record or beneficial owner of Shareholder’s Shares, and not in his, her or its capacity as a director of UAB or as a trustee of any UAB benefit plan, as applicable. Nothing in this Agreement shall be deemed in any manner to limit the discretion of Shareholder to take any action, or fail to take any action, in his, her or its capacity as a director of UAB, as a trustee of any UAB benefit plan or other capacity, as applicable, that may be required of Shareholder in the exercise of his, her or its fiduciary duties and responsibilities whether as a director of UAB, as a trustee of any UAB benefit plan or otherwise owed to any third party.

7.                                      Stop Transfer Order. In furtherance of this Agreement, Shareholder hereby authorizes and instructs UAB to enter a stop transfer order with respect to all of Shareholder’s Shares for the period from the date of this Agreement through the date this Agreement is terminated in accordance with Section 8. UAB agrees that it shall comply with such stop transfer instructions.

8.                                      Term of Agreement; Termination. The term of this Agreement shall commence on the date hereof and terminate at the Effective Time. If the Merger is not consummated and the Merger Agreement is terminated in accordance with its terms (other than as a result of a breach of this Agreement), this Agreement shall be null and void.

9.                                      Specific Performance. Shareholder acknowledges that it is a condition to the willingness of HCC to enter into the Merger Agreement that Shareholder execute and deliver this Agreement and that it will be impossible to measure in money the damage to HCC if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, HCC will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy is the appropriate remedy for any such failure and will not oppose the granting of such relief by a court of competent jurisdiction on the basis that HCC has an adequate remedy at law. Shareholder further agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with UAB’s seeking or obtaining such equitable relief. Such injunctive and other equitable remedies are cumulative and shall be HCC’s sole remedy under this Agreement, unless HCC shall have sought and been denied by a court of competent jurisdiction injunctive or other equitable remedies and such denial is other than by reason of violation of this Agreement by HCC.

10.                               Confidentiality. Shareholder agrees (a) to hold any and all information regarding this Agreement, the Merger and the Merger Agreement in strict confidence, and (b) not to divulge any information regarding this Agreement, the Merger or the Merger Agreement to any third party (other than Representative’s legal counsel or tax advisors who owe Representative a legal duty of confidentiality with respect to such information), until such time as the Merger has been publicly announced by HCC and UAB, at which time Shareholder may only divulge such information as has been publicly disclosed by HCC and UAB.

11.                               Miscellaneous.

(a)                                 Entire Agreement. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

(b)                                 Attorney’s Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to attorneys’ fees, costs and disbursements, in addition to any other relief to which the prevailing party is entitled.

(c)                                  Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be unreasonable as to duration, activity or subject, it shall be deemed to extend only over the maximum duration, range of activities or subjects as to which such provision shall be valid and enforceable under applicable Law. If any provision of this Agreement shall, for any reason, be held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

(d)                                 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) four (4) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with an internationally recognized overnight courier, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth below, or to such facsimile number or address as subsequently modified by written notice given in accordance with this Section 11(d).

If to HCC:

Heritage Commerce Corp

150 Almaden Boulevard

San Jose, California 95133

Attn.:                 Walter T. Kaczmarek

Chief Executive Officer

Fax Number:  (408) 792-4004

with a copy to (which shall not constitute notice hereunder):

Buchalter

A Professional Corporation

1000 Wilshire Boulevard, Suite 1500

Los Angeles, California 90017-2457

Attn:                    Mark A. Bonenfant, Esq.

Fax Number:  (213) 630-5664

If to UAB:

United American Bank

101 South Ellsworth, Suite 110

San Mateo, California 94401

Attention:                                         John C. Schrup

President

Fax Number:

with a copy to (which shall not constitute notice hereunder):

Sheppard Mullin Richter & Hampton LLP

Four Embarcadero Center, 17th Floor

San Francisco, CA 94111

Attention:                                         David Gershon, Esq.

Fax Number:                        (415) 403-6091

If to Shareholder, to the address noted on the signature page hereto.

(e)                                  Binding Effect; Assignment. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Shareholder and UAB shall each not be entitled to assign his, her or its obligations hereunder without the prior written consent of HCC, and any purported assignment without such consent shall be null and void. HCC may assign its rights under this Agreement to any Person or its Affiliates.

(f)                                   Governing Law. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the state of California, without regard to the conflict of laws rules thereof. The Superior Courts of the California counties of San Mateo and Santa Clara and the United States District Court for the Central District of California shall have exclusive jurisdiction over any and all disputes between the parties hereto, whether in law or equity, arising out of or relating to this Agreement and the agreements, instruments and documents contemplated hereby and the parties consent to and agree to submit to the jurisdiction of such courts. Each of the parties hereby waives and agrees not to assert in any such dispute, to the fullest extent permitted by applicable Law, any claim that (i) such party is not personally subject to the jurisdiction of such courts, (ii) such party and such party’s property is immune from any legal process issued by such courts or (iii) any litigation or other proceeding commenced in such courts is brought in an inconvenient forum. The parties hereby agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 11(d), or in other manner as may be permitted by law, shall be valid and sufficient service thereof and hereby waive any objections to service accomplished in the manner herein provided.

(g)                                  Independent Review and Advice. Shareholder represents and warrants that he or she has carefully read this Agreement; that Shareholder executes this Agreement with full knowledge of the contents of this Agreement, the legal consequences thereof, and any and all rights which any party may have with respect to the other parties; that Shareholder has had the opportunity to receive independent legal advice with respect to the matters set forth in this Agreement and with respect to the rights and asserted rights arising out of such matters. Shareholder expressly agrees that there are no expectations contrary to this Agreement and no usage of trade or regular practice in the industry shall be used to modify this Agreement. The parties agree that this Agreement shall not be construed for or against either party in any interpretation thereof.

(h)                                 Headings. The descriptive headings of the Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

(i)                                     Execution and Counterparts. Signatures sent by facsimile or electronically shall have the same force an effect as manual signed originals. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party hereto and delivered to each party hereto.

(j)                                    Certain Events. Shareholder agrees that this Agreement and the obligations hereunder shall attach to the Shares owned by Shareholder and shall be binding upon any Person to which legal ownership of such Shares shall pass, whether by operation of law or otherwise, including, without limitation, Shareholder’s heirs, executors, guardians, administrators, trustees or successors. Notwithstanding any Transfer of such Shares by Shareholder, Shareholder or, as applicable, Shareholder’s heirs, executors, guardians, administrators, trustees or successors, shall remain liable for the performance of all obligations under this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Shareholder Agreement as of the date first above written.

HERITAGE COMMERCE CORP

By:	/s/ Walter T. Kaczmarek
Walter T. Kaczmarek
Chief Executive Officer and President

UNITED AMERICAN BANK

By:	/s/ John C. Schrup
John C. Schrup
President

SHAREHOLDER:

Name:

Number of Shares:

Address for Notices:

Fax Number:

[Signature Page to Shareholder Agreement]

ANNEX B

FORM OF NON-SOLICITATION, NON-COMPETITION AND
CONFIDENTIALITY AGREEMENT

This NON-SOLICITATION, NON-COMPETITION AND CONFIDENTIALITY AGREEMENT (this “Agreement”), dated as of January 10, 2018, is made by and among Heritage Commerce Corp, a California corporation (“HCC”), Heritage Bank of Commerce, a California state-chartered bank and wholly-owned subsidiary of HCC (“HBC”), and the undersigned director (“Representative”) of United American Bank, a California banking corporation (“UAB”). The Agreement shall become effective at the Effective Time as defined in the Merger Agreement (described below).

Recitals

A.                                    HCC, HBC and UAB are entering into an Agreement and Plan of Merger and Reorganization (and as it may be amended, the “Merger Agreement”), dated the date of this Agreement, pursuant to which UAB shall merge with and into HBC (the “Merger”) on the terms and conditions set forth therein and, in connection therewith, each share of UAB common stock (“UAB Common Stock”) and UAB preferred stock will be converted into the right to receive the consideration set forth in the Merger Agreement. Unless otherwise indicated, capitalized terms used and not defined herein shall have the meanings set forth in the Merger Agreement.

B.                                    Representative owns shares of UAB Common Stock and, as a result, Representative has a material economic interest in the consummation of the Merger.(1)

C.                                    Following the Merger, the business and operations of HCC, HBC and UAB could be irreparably injured if Representative were to undertake certain activities competitive with HCC, HBC or UAB.

D.                                    In order to induce HCC and HBC to enter into the Merger Agreement and consummate the Merger, Representative has agreed to enter into and perform this Agreement.

NOW, THEREFORE, in consideration of the transactions contemplated by the Merger Agreement and the benefits to be derived, directly or indirectly, by Representative under the Merger Agreement, and in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.                                      Acknowledgments by Representative; Support.

(a)                                 Representative acknowledges that by virtue of his or her positions with UAB, he or she has developed considerable expertise in the business operations of UAB and has access to extensive confidential information with respect to UAB and has access to Confidential Information (as defined below). Representative recognizes that HCC and HBC would be irreparably damaged, and HCC’s and HBC’s substantial investment as a result of the acquisition of UAB in the Merger would be materially impaired, if Representative were to (i) disclose or make unauthorized use of any Confidential Information, (ii) take certain actions relative to employees of UAB, or (iii) solicit current or prospective clients, customers, suppliers, agents or certain other Persons. Accordingly, Representative expressly acknowledges that he or she is voluntarily entering into this Agreement and that the terms and conditions of this Agreement are fair and reasonable to Representative in all respects.

(1)  This recital to be omitted from agreements signed by directors who own no shares of UAB Common Stock.

(b)                                 Representative agrees during the Applicable Period (as defined below) to support and refrain from (i) disparaging the goodwill of HCC, HBC and UAB, and (ii) harming the customer and client relationships of UAB as of the Effective Time of the Merger. For purposes of this Agreement, “Applicable Period” shall mean the period commencing on the Effective Time and ending on the later of: (i) two (2) years from and after the Effective Time, or (ii) one (1) year from and after the date on which Representative is no longer a director or employee of HCC or HBC.

2.                                      Non Solicitation.

(a)                                 In order that HCC and HBC may have and enjoy the full benefit of ownership of UAB and the business it conducts, including its goodwill, following the Effective Time of the Merger, Representative agrees that during the Applicable Period, (i) Representative will not take any affirmative action directly or indirectly attempt to hire, contact or solicit (other than general solicitations through newspapers or other media of general circulation not specifically targeted at such employees) with respect to hiring, any Person who was an employee of UAB at the Effective Time of the Merger and who becomes an employee of HCC, HBC or any of their respective Subsidiaries in connection with the Merger, or induce or otherwise counsel, advise or knowingly encourage any such Person to leave the employ of HCC, HBC or any of their respective Subsidiaries, and (ii) Representative will not directly or indirectly (A) induce, persuade, encourage or influence or attempt to induce, persuade, encourage or influence any Person who had a business relationship with UAB as of the Effective Time of the Merger and who continues to have a business relationship with HBC, HCC or any of its respective Subsidiaries on or after the Effective Time of the Merger, to discontinue, reduce or restrict such relationship or (B) solicit or target the deposits, loans or other products and services from or to Persons who were depositors, borrowers or customers of UAB as of the Effective Time of the Merger, whether by personal contact, by telephone, by facsimile, by mail or other form of solicitation or communication, or in any other way except for general solicitations that are directed to the general public and not directed specifically to Persons who were depositors, borrowers or customers of UAB as of the Effective Time of the Merger, [provided however, that the foregoing clause (ii) shall not prohibit Representative from soliciting the purchase of insurance or fixed annuities by any Person.](2)

(b)                                 Representative acknowledges and agrees that the business conducted by UAB is highly competitive, a significant portion of UAB’s competitiveness and its value as a going enterprise is derived from its workforce and business relationships, and that the covenants made by Representative in this Section 2 are made in consideration of the Merger Consideration Representative will receive in exchange for Representative’s UAB Common Stock outstanding immediately prior to the Merger, and as a necessary inducement for HCC and HBC to enter into the Merger Agreement and consummate the transactions contemplated thereby. It is the desire and intent of the parties to this Agreement that the provisions of this Section 2 shall be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought. It is expressly understood and agreed that, although Representative, HCC and HBC each consider the restrictions contained in this Section 2 to be reasonable, if a final determination is made by a court of competent jurisdiction or an arbitrator that any restriction contained in this Section 2 is unenforceable against any party, the provisions of this Section 2 shall be deemed amended to apply to the maximum extent as such court may judicially determine or indicate to be enforceable. Representative acknowledges that breach of this Section 2 may cause HCC and HBC irreparable harm and that they may be entitled to the entry of an injunction without bond in the event Representative breaches or threatens to breach this Section 2.

(2)  To be included in Mr. Bland’s agreement only.

3.                                      Non-Competition. Without the prior written consent of HCC, which may be withheld in HCC’s sole and absolute discretion, during the Applicable Period, [with the exception of director positions with each of Tri-Valley Bank, First Banks, Inc., and Medley Management, Inc.,](3)  Representative shall not, directly or indirectly, own, manage, operate, control, engage in or have any interest in any Person, firm, corporation or business (whether as an employee, officer, director, agent, security holder, or  consultant, provided that Representative shall not be prohibited from making a passive investment not to exceed 5% of the outstanding shares of any class of security or of the total outstanding equity of any company) that engages, in any manner, in the provision of Commercial Banking Services (as defined below) in the Counties of Alameda, Contra Costa, Santa Clara or San Mateo, in the State of California. For purposes of this Agreement, “Commercial Banking Services” shall mean services that include both (i) the origination of secured or unsecured commercial, real estate, residential, construction and SBA loans, together with (ii) the solicitation and provision of deposits.(4)

4.                                      Confidential Information; Trade Names and Styles.

(a)                                 Without limiting the generality of Section 2 above, other than for the benefit of UAB, HCC, HBC or their respective Subsidiaries, Representative (i) shall make no use of Confidential Information , or any part thereof, and (ii) shall not disclose Confidential Information , or any part thereof, to any other Person, and (iii) shall, upon the request of HCC or HBC, deliver all documents, reports, drawings, designs, plans, proposals and other tangible evidence of Confidential Information  now possessed or hereafter acquired by Representative to HCC and HBC. For purposes of this Agreement, “Confidential Information “ shall mean (a) all secrets and other confidential information, trade secrets, ideas, concepts, knowledge, know-how, techniques, secret processes, improvements, discoveries, methods, inventions, sales information, financial information, lists of customers and prospective customers, broker lists, potential brokers, rate sheets, market studies, marketing plans, business plans, concepts, strategies or products, as well as all documents, reports, drawings, designs, plans, and proposals otherwise pertaining to same, with respect to UAB, (b) any non-public personal information on any present or past customer or client of UAB, and (c) any other information, however documented, that is a trade secret within the meaning applicable trade secret protection Law. Notwithstanding the foregoing, “Confidential Information “ shall not include any (i) information which is or has become available from an independent third party who learned the information independently and is or was not bound by a confidentiality agreement with UAB, HCC or HBC with respect to such information, (ii) information which Representative independently develops or has developed without reference to such information, or (iii) information readily ascertainable from public, trade or other non-confidential sources (other than as a result, directly or indirectly, of disclosure or other dissemination in violation of an obligation or duty of confidentiality owed to UAB, HCC or HBC)

(b)                                 Notwithstanding any provision of this Agreement to the contrary, Representative may disclose or reveal any information, whether including in whole or part any Confidential Information, that:

(i)                                     Representative is required to disclose or reveal under applicable Law; provided, however, that Representative makes a good faith request that the confidentiality of the Confidential Information be preserved and, to the extent not prohibited by applicable Law and gives, HCC and HBC prompt advance notice of such requirement.

(3)  To be included in Mr. Rounseville’s agreement only.

(4)  Section 3 to be omitted from agreements signed by directors who own no shares of UAB Common Stock.

(ii)                                  Representative is otherwise required to disclose or reveal by any Governmental Entity; provided, however, that Representative makes a good faith request that the confidentiality of the Confidential Information be preserved and, to the extent not prohibited by applicable Law, gives HCC and HBC prompt advance notice of such requirement.

(iii)                               In the written opinion of Representative’s legal counsel, Representative is compelled to disclose or else stand liable for contempt or suffer other censure or penalty imposed by any Governmental Entity; provided, however, that Representative makes a good faith request that the confidentiality of the Confidential Information be preserved and, to the extent not prohibited by applicable Law, gives HCC and HBC prompt advance notice of such requirement.

(c)                                  Pursuant to 18 U.S.C. 1833(b), an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (X) files any document containing the trade secret under seal; and (Y) does not disclose the trade secret, except pursuant to court order.

(d)                                 Representative acknowledges and agrees that any and all trade names and styles used by UAB, including, but not limited to, the terms “United American Bank” and all trademarks, visual designs and logos under which UAB did business (collectively, the “Marks”), are valuable trade names and service marks, the ownership of which will remain with UAB upon the Merger. The undersigned agrees that use by any entity, other than HCC or HBC or one of their respective Subsidiaries, of the Marks in the Counties of Alameda, Contra Costa, Marin, San Benito, San Francisco, San Mateo, and Santa Clara in the State of California would both cause public and customer confusion, and dilute the value of HCC’s and HBC’s investment. Therefore, Representative unconditionally agrees that after the date hereof, he or she will not enter into any business arrangement or agreement, whether formal or informal, directly or indirectly, where the term “United American Bank” or any other Mark, is used.

5.                                      Confidentiality. Representative agrees (a) to hold any and all information regarding this Agreement, the Merger and the Merger Agreement in strict confidence, and (b) not to divulge any information regarding this Agreement, the Merger or the Merger Agreement to any third person (other than Representative’s legal counsel or tax advisors who owe Representative a legal duty of confidentiality with respect to such information), until such time as the Merger has been publicly announced by HCC and UAB, at which time Representative may only divulge such information as has been publicly disclosed by HCC and UAB.

6.                                      Independence of Obligations. The covenants of Representative set forth in this Agreement shall be construed as independent of any other agreement or arrangement between Representative, on the one hand, and HCC and HBC, or their respective Subsidiaries on the other; and the existence of any claim or cause of action by Representative against HCC, HBC, or their respective Subsidiaries shall not constitute a defense to the enforcement of such covenants against Representative.

7.                                      Termination. This Agreement shall terminate automatically without further action in the event that the Merger Agreement is terminated prior to the Effective Time in accordance with its terms. Unless sooner terminated under the immediately preceding sentence, the obligations of Representative under Section 4(a) of this Agreement shall survive the termination of this Agreement, and the obligations of Representative under Sections 1(b), 2, and 3 of this Agreement shall terminate at the end of the Applicable Period.

8.                                      Specific Performance. Representative acknowledges and agrees that irreparable injury will result to HCC and HBC in the event of a breach of any of the provisions of this Agreement and that HCC and HBC will have no adequate remedy at law with respect thereto. Accordingly, in the event of a material breach of this Agreement, and in addition to any other legal or equitable remedy HCC or HBC may have, HCC and HBC shall be entitled to seek the entry of a preliminary injunction and a permanent injunction (including, without limitation, specific performance) by a court of competent jurisdiction, to restrain the violation or breach thereof by Representative or any affiliates, agents or any other Persons acting for or with Representative in any capacity whatsoever, and Representative submits to the jurisdiction of such court in any such action. In addition, after discussing the matter with Representative, HCC and HBC shall have the right to inform any third party that HCC and HBC reasonably believes to be, or to be contemplating, participating with Representative or receiving from Representative assistance in violation of this Agreement, of the terms of this Agreement and of the rights of HCC and HBC hereunder, and that participation by any such Persons with Representative in activities in violation of Representative’s agreement with HCC and HBC set forth in this Agreement may give rise to claims by HCC and HBC against such third party.

9.                                      Entire Agreement. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

10.                               Attorneys’ Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements, in addition to any other relief to which the prevailing party is entitled.

11.                               Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be unreasonable as to duration, activity or subject, it shall be deemed to extend only over the maximum duration, range of activities or subjects as to which such provision shall be valid and enforceable under applicable Law. If any provision of this Agreement shall, for any reason, be held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

12.                             Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) four (4) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with an internationally recognized overnight courier, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth below, or to such facsimile number or address as subsequently modified by written notice given in accordance with this Section 12.

If to HCC or HBC:

Heritage Commerce Corp

150 Almaden Boulevard

San Jose, California  95133

Attn.:      Walter T. Kaczmarek

                Chief Executive Officer

Fax Number:  (408) 792-4004

With a copy to (which does not constitute notice):

Buchalter

1000 Wilshire Boulevard, Suite 1500

Los Angeles, California  90017-2457

Attn:      Mark A. Bonenfant, Esq.

Fax Number:  (213) 630-5664

If to Representative, at the address of Representative appearing on the signature page of this Agreement.

13.                             Binding Effect; Assignment. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Representative shall not be entitled to assign his or her obligations hereunder without the prior written consent of HCC and HBC, and any purported assignment without such consent shall be null and void. HCC and HBC may each assign its rights under this Agreement to any Person or its/their Affiliates.

14.                             Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of California applicable to contracts made and entirely to be performed within such state, without regard to any applicable conflicts of law principles that would require the application of the laws of any other jurisdiction. The Superior Courts of the California counties of San Mateo and Santa Clara and the United States District Court for the Central District of California shall have exclusive jurisdiction over any and all disputes between the parties hereto, whether in law or equity, arising out of or relating to this Agreement and the agreements, instruments and documents contemplated hereby and the parties consent to and agree to submit to the jurisdiction of such courts. Each of the parties hereby waives and agrees not to assert in any such dispute, to the fullest extent permitted by applicable Law, any claim that (i) such party is not personally subject to the jurisdiction of such courts, (ii) such party and such party’s property is immune from any legal process issued by such courts or (iii) any litigation or other proceeding commenced in such courts is brought in an inconvenient forum. The parties hereby agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 12, or in other manner as may be permitted by law, shall be valid and sufficient service thereof and hereby waive any objections to service accomplished in the manner herein provided.

15.                             Independent Review and Advice. Representative represents and warrants that he or she has carefully read this Agreement; that Representative executes this Agreement with full knowledge of the contents of this Agreement, the legal consequences thereof, and any and all rights which any party may have with respect to the other parties; that Representative has had the opportunity to receive independent legal advice with respect to the matters set forth in this Agreement and with respect to the rights and asserted rights arising out of such matters. Representative expressly agrees that there are no expectations contrary to this Agreement and no usage of trade or regular practice in the industry shall be used to modify this Agreement. The parties agree that this Agreement shall not be construed for or against either party in any interpretation thereof.

16.                             Headings. The descriptive headings of the Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

17.                             Execution and Counterparts. Signatures sent by facsimile or electronically shall have the same force an effect as manual signed originals. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party hereto and delivered to each party hereto.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

HERITAGE COMMERCE CORP

By:	/s/ Walter T. Kaczmarek
Walter T. Kaczmarek
President and Chief Executive Officer

HERITAGE BANK OF COMMERCE

By:	/s/ Walter T. Kaczmarek
Walter T. Kaczmarek
Chief Executive Officer

REPRESENTATIVE

Name:

Address:

[Signature Page to Non-Solicitation, Non-Competition and Confidentiality Agreement]

ANNEX C

FORM OF NON-SOLICITATION AND CONFIDENTIALITY AGREEMENT

This NON-SOLICITATION AND CONFIDENTIALITY AGREEMENT (this “Agreement”), dated as of January 10, 2017, is made by and among Heritage Commerce Corp, a California corporation (“HCC”), Heritage Bank of Commerce, a California state-chartered bank and wholly-owned subsidiary of HCC (“HBC”), and the undersigned executive (“Representative”) of United American Bank, a California banking corporation (“UAB”). The Agreement shall become effective at the Effective Time as defined in the Merger Agreement (described below).

Recitals

A.                                    HCC, HBC and UAB are entering into an Agreement and Plan of Merger and Reorganization (and as it may be amended, the “Merger Agreement”), dated the date of this Agreement, pursuant to which UAB shall merge with and into HBC (the “Merger”) on the terms and conditions set forth therein and, in connection therewith, each share of UAB common stock (“UAB Common Stock”) and UAB preferred stock will be converted into the right to receive the consideration set forth in the Merger Agreement. Unless otherwise indicated, capitalized terms used and not defined herein shall have the meanings set forth in the Merger Agreement.

B.                                    Representative owns shares of UAB Common Stock and, as a result, Representative has a material economic interest in the consummation of the Merger.

C.                                    Following the Merger, the business and operations of HCC, HBC and UAB could be irreparably injured if Representative were to undertake certain activities competitive with HCC, HBC or UAB.

D.                                    In order to induce HCC and HBC to enter into the Merger Agreement and consummate the Merger, Representative has agreed to enter into and perform this Agreement.

NOW, THEREFORE, in consideration of the transactions contemplated by the Merger Agreement and the benefits to be derived, directly or indirectly, by Representative under the Merger Agreement, and in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.                                      Acknowledgments by Representative; Support.

(a)                                 Representative acknowledges that by virtue of his or her positions with UAB, he or she has developed considerable expertise in the business operations of UAB and has access to extensive confidential information with respect to UAB and has access to Confidential Information (as defined below). Representative recognizes that HCC and HBC would be irreparably damaged, and HCC’s and HBC’s substantial investment as a result of the acquisition of UAB in the Merger would be materially impaired, if Representative were to (i) disclose or make unauthorized use of any Confidential Information, (ii) take certain actions relative to employees of UAB, or (iii) solicit current or prospective clients, customers, suppliers, agents or certain other Persons. Accordingly, Representative expressly acknowledges that he or she is voluntarily entering into this Agreement and that the terms and conditions of this Agreement are fair and reasonable to Representative in all respects.

(b)                                 Representative agrees during the Applicable Period (as defined below) to support and refrain from (i) disparaging the goodwill of HCC, HBC and UAB, and (ii) harming the customer and client relationships of UAB as of the Effective Time of the Merger.  For purposes of this Agreement, “Applicable Period” shall mean the period commencing on the Effective Time and ending on the later of: (i) two (2) years from and after the Effective Time, or (ii) one (1) year from and after the date on which Representative is no longer a director or employee of HCC or HBC.

2.                                      Non Solicitation.

(a)                                 In order that HCC and HBC may have and enjoy the full benefit of ownership of UAB and the business it conducts, including its goodwill, following the Effective Time of the Merger, Representative agrees that during the Applicable Period, (i) Representative will not take any affirmative action directly or indirectly to attempt to hire, contact or solicit (other than general solicitations through newspapers or other media of general circulation not targeted at such employees) with respect to hiring, any Person who was an employee of UAB at the Effective Time of the Merger and who becomes an employee of HCC, HBC or any of their respective Subsidiaries in connection with the Merger, or induce or otherwise counsel, advise or knowingly encourage any such Person to leave the employ of HCC, HBC or any of their respective Subsidiaries, and (ii) Representative will not directly or indirectly (A) induce, persuade, encourage or influence or attempt to induce, persuade, encourage or influence any Person who had a business relationship with UAB as of the Effective Time of the Merger and who continues to have a business relationship with HBC, HCC or any of its respective Subsidiaries on or after the Effective Time of the Merger, to discontinue, reduce or restrict such relationship or (B) solicit or target the deposits, loans or other products and services from or to Persons who were depositors, borrowers or customers of UAB as of the Effective Time of the Merger, whether by personal contact, by telephone, by facsimile, by mail or other form of solicitation or communication, or in any other way except for general solicitations that are directed to the general public and not directed specifically to Persons who were depositors, borrowers or customers of UAB as of the Effective Time of the Merger.

(b)                                 Representative acknowledges and agrees that the business conducted by UAB is highly competitive, a significant portion of UAB’s competitiveness and its value as a going enterprise is derived from its workforce and business relationships, and that the covenants made by Representative in this Section 2 are made in consideration of the Merger Consideration Representative will receive in exchange for Representative’s UAB Common Stock, and as a necessary inducement for HCC and HBC to enter into the Merger Agreement and consummate the transactions contemplated thereby. It is the desire and intent of the parties to this Agreement that the provisions of this Section 2 shall be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought. It is expressly understood and agreed that, although Representative, HCC and HBC each consider the restrictions contained in this Section 2 to be reasonable, if a final determination is made by a court of competent jurisdiction or an arbitrator that any restriction contained in this Section 2 is unenforceable against any party, the provisions of this Section 2 shall be deemed amended to apply to the maximum extent as such court may judicially determine or indicate to be enforceable. Representative acknowledges that breach of this Section 2 may cause HCC and HBC irreparable harm and that they may be entitled to entry of an injunction without bond in the event Representative breaches or threatens to breach this Section 2.

3.                                      Confidential Information; Trade Names and Styles.

(a)                                 Without limiting the generality of Section 2 above, other than for the benefit of UAB, HCC, HBC or their respective Subsidiaries, Representative (i) shall make no use of Confidential Information, or any part thereof, and (ii) shall not disclose Confidential Information, or any part thereof, to any other Person, and (iii) shall, upon the request of HCC or HBC, deliver all documents, reports, drawings, designs, plans, proposals and other tangible evidence of Confidential Information now possessed or hereafter acquired by Representative to HCC and HBC. For purposes of this Agreement, “Confidential Information” shall mean (a) all secrets and other confidential information, trade secrets, ideas, concepts, knowledge, know-how, techniques, secret processes, improvements, discoveries, methods, inventions, sales information, financial information, lists of customers and prospective customers, broker lists, potential brokers, rate sheets, market studies, marketing plans, business plans, concepts, strategies or products, as well as all documents, reports, drawings, designs, plans, and proposals otherwise pertaining to same, with respect to UAB, (b) any non-public personal information on any present or past customer or client of UAB, and (c) any other information, however documented, that is a trade secret within the meaning applicable trade secret protection Law. Notwithstanding the foregoing, “Confidential Information” shall not include any (i) information which is or has become available from an independent third party who learned the information independently and is or was not bound by a confidentiality agreement with UAB, HCC or HBC with respect to such information, (ii) information which Representative independently develops or has developed without reference to such information, or (iii) information readily ascertainable from public, trade or other non-confidential sources (other than as a result, directly or indirectly, of disclosure or other dissemination in violation of an obligation or duty of confidentiality owed to UAB, HCC or HBC).

(b)                                 Notwithstanding any provision of this Agreement to the contrary, Representative may disclose or reveal any information, whether including in whole or part any Confidential Information, that:

(i)                                     Representative is required to disclose or reveal under applicable Law; provided, however, that Representative makes a good faith request that the confidentiality of the Confidential Information be preserved and, to the extent not prohibited by applicable Law and gives, HCC and HBC prompt advance notice of such requirement.

(ii)                                  Representative is otherwise required to disclose or reveal by any Governmental Entity; provided, however, that Representative makes a good faith request that the confidentiality of the Confidential Information be preserved and, to the extent not prohibited by applicable Law, gives HCC and HBC prompt advance notice of such requirement.

(iii)                               In the written opinion of Representative’s legal counsel, Representative is compelled to disclose or else stand liable for contempt or suffer other censure or penalty imposed by any Governmental Entity; provided, however, that Representative makes a good faith request that the confidentiality of the Confidential Information be preserved and, to the extent not prohibited by applicable Law, gives HCC and HBC prompt advance notice of such requirement.

(c)                                  Pursuant to 18 U.S.C. 1833(b), an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (X) files any document containing the trade secret under seal; and (Y) does not disclose the trade secret, except pursuant to court order.

(d)                                 Representative acknowledges and agrees that any and all trade names and styles used by UAB, including, but not limited to, the terms “United American Bank” and all trademarks, visual designs and logos under which UAB did business (collectively, the “Marks”), are valuable trade names and service marks, the ownership of which will remain with UAB upon the Merger. The undersigned agrees that use by any entity, other than HCC or HBC or one of their respective Subsidiaries, of the Marks in the Counties of Alameda, Contra Costa, Marin, San Benito, San Francisco, San Mateo, and Santa Clara in the State of California would both cause public and customer confusion, and dilute the value of HCC’s and HBC’s investment. Therefore, Representative unconditionally agrees that after the date hereof, he or she will not enter into any business arrangement or agreement, whether formal or informal, directly or indirectly, where the term “United American Bank” or any other Mark, is used.

4.                                      Confidentiality. Representative agrees (a) to hold any and all information regarding this Agreement, the Merger and the Merger Agreement in strict confidence, and (b) not to divulge any information regarding this Agreement, the Merger or the Merger Agreement to any third person (other than Representative’s legal counsel or tax advisors who owe Representative a legal duty of confidentiality with respect to such information), until such time as the Merger has been publicly announced by HCC and UAB, at which time Representative may only divulge such information as has been publicly disclosed by HCC and UAB.

5.                                      Independence of Obligations. The covenants of Representative set forth in this Agreement shall be construed as independent of any other agreement or arrangement between Representative, on the one hand, and HCC and HBC, or their respective Subsidiaries on the other; and the existence of any claim or cause of action by Representative against HCC, HBC, or their respective Subsidiaries shall not constitute a defense to the enforcement of such covenants against Representative.

6.                                      Termination. This Agreement shall terminate automatically without further action in the event that the Merger Agreement is terminated prior to the Effective Time in accordance with its terms. Unless sooner terminated under the immediately preceding sentence, the obligations of Representative under Section 3(a) of this Agreement shall survive the termination of this Agreement, and the obligations of Representative under Sections 1(b) and 2 of this Agreement shall terminate at the end of the Applicable Period.

7.                                      Specific Performance. Representative acknowledges and agrees that irreparable injury will result to HCC and HBC in the event of a breach of any of the provisions of this Agreement and that HCC and HBC will have no adequate remedy at law with respect thereto. Accordingly, in the event of a material breach of this Agreement, and in addition to any other legal or equitable remedy HCC or HBC may have, HCC and HBC shall be entitled to seek the entry of a preliminary injunction and a permanent injunction (including, without limitation, specific performance) by a court of competent jurisdiction, to restrain the violation or breach thereof by Representative or any affiliates, agents or any other Persons acting for or with Representative in any capacity whatsoever, and Representative submits to the jurisdiction of such court in any such action. In addition, after discussing the matter with Representative, HCC and HBC shall have the right to inform any third party that HCC and HBC reasonably believes to be, or to be contemplating, participating with Representative or receiving from Representative assistance in violation of this Agreement, of the terms of this Agreement and of the rights of HCC and HBC hereunder, and that participation by any such Persons with Representative in activities in violation of Representative’s agreement with HCC and HBC set forth in this Agreement may give rise to claims by HCC and HBC against such third party.

8.                                      Entire Agreement. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

9.                                      Attorneys’ Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements, in addition to any other relief to which the prevailing party is entitled.

10.                               Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be unreasonable as to duration, activity or subject, it shall be deemed to extend only over the maximum duration, range of activities or subjects as to which such provision shall be valid and enforceable under applicable Law. If any provision of this Agreement shall, for any reason, be held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

11.                               Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) four (4) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with an internationally recognized overnight courier, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth below, or to such facsimile number or address as subsequently modified by written notice given in accordance with this Section 11.

If to HCC or HBC:

Heritage Commerce Corp

150 Almaden Boulevard

San Jose, California  95133

Attn.:                 Walter T. Kaczmarek

                                                Chief Executive Officer

Fax Number:  (408) 792-4004

With a copy to (which does not constitute notice):

Buchalter

1000 Wilshire Boulevard, Suite 1500

Los Angeles, California  90017-2457

Attn:                    Mark A. Bonenfant, Esq.

Fax Number:  (213) 630-5664

If to Representative, at the address of Representative appearing on the signature page of this Agreement.

12.                               Binding Effect; Assignment. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Representative shall not be entitled to assign his or her obligations hereunder without the prior written consent of HCC and HBC, and any purported assignment without such consent shall be null and void. HCC and HBC may each assign its rights under this Agreement to any Person or its/their Affiliates.

13.                               Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of California applicable to contracts made and entirely to be performed within such state, without regard to any applicable conflicts of law principles that would require the application of the laws of any other jurisdiction. The Superior Courts of the California counties of San Mateo and Santa Clara and the United States District Court for the Central District of California shall have exclusive jurisdiction over any and all disputes between the parties hereto, whether in law or equity, arising out of or relating to this Agreement and the agreements, instruments and documents contemplated hereby and the parties consent to and agree to submit to the jurisdiction of such courts. Each of the parties hereby waives and agrees not to assert in any such dispute, to the fullest extent permitted by applicable Law, any claim that (i) such party is not personally subject to the jurisdiction of such courts, (ii) such party and such party’s property is immune from any legal process issued by such courts or (iii) any litigation or other proceeding commenced in such courts is brought in an inconvenient forum. The parties hereby agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 11, or in other manner as may be permitted by law, shall be valid and sufficient service thereof and hereby waive any objections to service accomplished in the manner herein provided.

14.                               Independent Review and Advice. Representative represents and warrants that he or she has carefully read this Agreement; that Representative executes this Agreement with full knowledge of the contents of this Agreement, the legal consequences thereof, and any and all rights which any party may have with respect to the other parties; that Representative has had the opportunity to receive independent legal advice with respect to the matters set forth in this Agreement and with respect to the rights and asserted rights arising out of such matters. Representative expressly agrees that there are no expectations contrary to this Agreement and no usage of trade or regular practice in the industry shall be used to modify this Agreement. The parties agree that this Agreement shall not be construed for or against either party in any interpretation thereof.

15.                               Headings. The descriptive headings of the Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

16.                               Execution and Counterparts. Signatures sent by facsimile or electronically shall have the same force an effect as manual signed originals. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party hereto and delivered to each party hereto.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

HERITAGE COMMERCE CORP

By:	/s/ Walter T. Kaczmarek
Walter T. Kaczmarek
President and Chief Executive Officer

HERITAGE BANK OF COMMERCE

By:	/s/ Walter T. Kaczmarek
Walter T. Kaczmarek
Chief Executive Officer

REPRESENTATIVE

Name:

Address:

[Signature Page to Non-Solicitation and Confidentiality Agreement]

ANNEX D

FORM OF SHAREHOLDER AGREEMENT

This SHAREHOLDER AGREEMENT (“Agreement”) is made and entered into as of January 10, 2018 by and among Heritage Commerce Corp, a California corporation (“HCC”), United American Bank, a California banking corporation (“UAB”), and ATBancorp, Inc., an Iowa corporation (“Shareholder”).

Recitals

A.                                    HCC, Heritage Bank of Commerce, a California banking corporation (“HBC”), and UAB are entering into an Agreement and Plan of Merger and Reorganization (and as it may be amended, the “Merger Agreement”), dated as of the date of this Agreement, pursuant to which UAB will merge with and into HBC (the “Merger”) on the terms and conditions set forth therein and, in connection therewith, each share of UAB Common Stock, Series A Preferred, Series B Preferred, Series D Preferred and Series E Preferred will be converted into the right to receive the consideration set forth in the Merger Agreement. Unless otherwise indicated, capitalized terms used and not defined herein shall have the meanings set forth in the Merger Agreement.

B.                                    As a condition to its willingness to enter into the Merger Agreement, HCC has required that Shareholder enter into, and Shareholder has agreed to enter into, this Agreement.

NOW, THEREFORE, in consideration of the foregoing, for good and valuable consideration, the parties hereby agree as follows:

1.                                      Representations and Warranties of Shareholder. Shareholder hereby represents and warrants to HCC as follows:

(a)                                 Authority; No Violation. Shareholder has all necessary power and authority to enter into and perform all of Shareholder’s obligations hereunder. The execution, delivery and performance of this Agreement by Shareholder will not violate any other agreement to which Shareholder is a party, including any voting agreement, shareholders’ agreement, trust agreement or voting trust, any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject. This Agreement has been duly and validly executed and delivered by Shareholder and constitutes a valid and binding agreement of Shareholder, enforceable against Shareholder in accordance with its terms.

(b)                                 Ownership of Shares. Shareholder is the beneficial owner or record holder of the number of shares of UAB Common Stock, Series A Preferred, Series B Preferred, Series D Preferred Stock and Series E Preferred Stock indicated under Shareholder’s name on the signature page hereto (the “Existing Shares”, and together with any shares of UAB Common Stock, Series A Preferred, Series B Preferred, Series D Preferred Stock and Series E Preferred Stock acquired by Shareholder after the date of this Agreement, the “Shares”) and, as of the date of this Agreement, the Existing Shares constitute all the shares of UAB Common Stock, Series A Preferred, Series B Preferred, Series D Preferred Stock and Series E Preferred Stock owned of record or beneficially by Shareholder. With respect to the Existing Shares, subject to applicable community property laws, Shareholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Section 2 of this Agreement, sole power of disposition, sole power to demand appraisal rights and sole power to engage in actions set forth in Section 2 of this Agreement, with no restrictions on the voting rights, rights of disposition or otherwise, subject to applicable laws and the terms of this Agreement. For purposes of this Agreement, the term “beneficial ownership” shall be interpreted in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(c)                                  Consents and Approvals. Shareholder has taken all actions necessary to approve the actions contemplated by this Agreement. The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of its obligations under this Agreement and the consummation by it of the transactions contemplated hereby will not, require Shareholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Entity.

(d)                                 Absence of Litigation. There is no suit, action, investigation or proceeding pending or, to the knowledge of Shareholder, threatened against or affecting Shareholder or any of its Affiliates before or by any Governmental Entity that could reasonably be expected to materially impair the ability of Shareholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

2.                                      Voting Agreement and Agreement Not to Transfer.

(a)                                 Shareholder agrees that at any meeting of the shareholders of UAB which relates to or may impact, either directly or indirectly, the Merger or the Merger Agreement, or in connection with any written consent of the shareholders of UAB, Shareholder will (i) appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum; and (ii) vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering all the Shares that are owned of record or beneficially by Shareholder or as to which Shareholder has, directly or indirectly, the right to vote or direct the voting: (A) in favor of adoption and approval of the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement; (B) against any action or agreement that could be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of UAB or Shareholder under this Agreement or the Merger Agreement, and (C) except with the prior written consent of HCC, against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (1) any extraordinary corporate transactions, such as a merger, consolidation or other business combination involving UAB; (2) any sale, lease or transfer of a material amount of the assets of UAB; (3) any change in the majority of the board of UAB; (4) any material change in the present capitalization of UAB; (5) any amendment of UAB’s Charter Documents; (6) any other material change in UAB’s corporate structure or business; or (7) any other action which is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or materially adversely affect the Merger. Shareholder shall not enter into any agreement or understanding with any Person prior to the date of termination of this Agreement in accordance with Section 7 to vote or give instructions after the date of termination of this Agreement in accordance with Section 7 in any manner inconsistent with clauses (i) or (ii) of the preceding sentence.

(b)                                 Until the earlier of the termination of this Agreement or the Effective Time, Shareholder will not, directly or indirectly (i) sell, transfer, exchange, pledge, assign, hypothecate, encumber, tender or otherwise dispose of (collectively, a “Transfer”), or enforce or permit execution of the provisions of any redemption, share purchase or sale, recapitalization or other agreement with UAB or any other Person or enter into any contract, option or other agreement, arrangement or understanding with respect to the Transfer of, directly or indirectly, any of the Shares or any securities convertible into or exercisable for Shares, any other capital stock of UAB or any interest in any of the foregoing with any Person, (ii) enter into swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Shares, (iii) take any action that would make any of Shareholder’s representations or warranties contained in this Agreement untrue or incorrect in any material respect or have the effect of preventing or disabling Shareholder from performing Shareholder’s obligations under this Agreement, or (iv) deposit any Shares in a voting trust or grant any proxy (other than to the proxyholder(s) named in the Proxy Statement/Prospectus mailed to shareholders of UAB in connection with the UAB Meeting) or enter into any voting agreement or similar agreement or arrangement with respect to any of the Shares; provided, however, that this Agreement shall not prohibit Shareholder from transferring and delivering Shares to UAB to effect the exercise of an option to purchase UAB Common Stock.  Shareholder entering into an agreement with another entity that upon consummation would result in an ATB Change in Control Transaction shall not be deemed to be a “Transfer.”

3.                                      Cooperation. Shareholder agrees that it will not directly or indirectly (i) initiate, solicit, induce or encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which may constitute, or could reasonably be expected to lead to, an Acquisition Proposal, or (ii) participate in any discussions or negotiations regarding any Acquisition Proposal, or furnish, or otherwise afford access, to any Person (other than HCC) to any information or data with respect to UAB or otherwise relating to an Acquisition Proposal.

4.                                      No Solicitation. Shareholder hereby agrees that during the term of this Agreement it shall not, and shall not permit any Representative retained by it to, directly or indirectly, (a) take any of the actions specified in clauses (i)-(iv) of Section 5.04(a) of the Merger Agreement as if it were UAB, (b) agree to release, or release, any Person from any obligation under any existing standstill agreement or arrangement relating to UAB, or (c) participate in, directly or indirectly, a “solicitation” of “proxies” (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any shares of UAB Common Stock in connection with any vote or other action on any matter of a type described in Section 2(a) of this Agreement, other than to recommend that shareholders of UAB vote in favor of the adoption and approval of the Merger Agreement and the Merger and as otherwise expressly permitted by this Agreement. Shareholder agrees immediately to cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than HCC with respect to any possible Acquisition Proposal and will take all necessary steps to inform any Representative retained by it of the obligations undertaken by Shareholder pursuant to this Section 4.

5.                                      Notice of Acquisitions; Proposals Regarding Prohibited Transactions. Shareholder hereby agrees to notify HCC promptly (and in any event within two (2) business days) in writing of the number of any additional shares of UAB Common Stock, Series D Preferred Stock and Series E Preferred Stock or other securities of UAB of which Shareholder acquires beneficial or record ownership on or after the date of this Agreement. Shareholder will comply with the provisions of Section 5.04(c) of the Merger Agreement as if it were UAB.

6.                                      Stop Transfer Order. In furtherance of this Agreement, Shareholder hereby authorizes and instructs UAB to enter a stop transfer order with respect to all of Shareholder’s Shares for the period from the date of this Agreement through the date this Agreement is terminated in accordance with Section 7. UAB agrees that it shall comply with such stop transfer instructions.

7.                                      Term of Agreement; Termination. The term of this Agreement shall commence on the date hereof and terminate at the Effective Time. If the Merger is not consummated and the Merger Agreement is terminated in accordance with its terms (other than as a result of a breach of this Agreement), this Agreement shall be null and void.

8.                                      Specific Performance. Shareholder acknowledges that it is a condition to the willingness of HCC to enter into the Merger Agreement that Shareholder execute and deliver this Agreement and that it will be impossible to measure in money the damage to HCC if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, HCC will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy is the appropriate remedy for any such failure and will not oppose the granting of such relief by a court of competent jurisdiction on the basis that HCC has an adequate remedy at law. Shareholder further agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with UAB’s seeking or obtaining such equitable relief. Such injunctive and other equitable remedies are cumulative and shall be HCC’s sole remedy under this Agreement, unless HCC shall have sought and been denied by a court of competent jurisdiction injunctive or other equitable remedies and such denial is other than by reason of violation of this Agreement by HCC.

9.                                      Confidentiality. Shareholder agrees (a) to hold any and all information regarding this Agreement, the Merger and the Merger Agreement in strict confidence, and (b) not to divulge any information regarding this Agreement, the Merger or the Merger Agreement to any third party, until such time as the Merger has been publicly announced by HCC and UAB, at which time Shareholder may only divulge such information as has been publicly disclosed by HCC and UAB.

10.                               Miscellaneous.

(a)                                 Entire Agreement. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

(b)                                 Attorney’s Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to attorneys’ fees, costs and disbursements, in addition to any other relief to which the prevailing party is entitled.

(c)                                  Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be unreasonable as to duration, activity or subject, it shall be deemed to extend only over the maximum duration, range of activities or subjects as to which such provision shall be valid and enforceable under applicable Law. If any provision of this Agreement shall, for any reason, be held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

(d)                                 Notices. All notices and other communications hereunder shall be in writing and shall be delivered by hand, by facsimile, or by overnight courier service (except for notices specifically required to be delivered orally). Such communications shall be deemed given to a party (a) at the time and on the date of delivery, if delivered by hand or by facsimile (with, in the case of delivery by facsimile, confirmation of date and time of transmission by the transmitting equipment, and such delivery by facsimile subsequently confirmed with a copy delivered as provided in clause (b) on the next business day); and (b) at the end of the first business day following the date on which sent by overnight service by a nationally recognized courier service (costs prepaid).

Such communication in each case shall be delivered to the following addresses or facsimile numbers and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, or person as a party may designate by notice to the other parties):

If to HCC:

Heritage Commerce Corp

150 Almaden Boulevard

San Jose, California 95133

Attn.:                 Walter T. Kaczmarek

                                                Chief Executive Officer

Fax Number:  (408) 792-4004

with a copy to (which shall not constitute notice hereunder):

Buchalter

A Professional Corporation

1000 Wilshire Boulevard, Suite 1500

Los Angeles, California 90017-2457

Attn:                    Mark A. Bonenfant, Esq.

Fax Number:  (213) 630-5664

If to UAB:

United American Bank

101 South Ellsworth, Suite 110

San Mateo, California 94401

Attention:                                         John C. Schrup

                                                                                                President

Fax Number:

with a copy to (which shall not constitute notice hereunder):

Sheppard Mullin Richter & Hampton LLP

Four Embarcadero Center, 17th Floor

San Francisco, CA 94111

Attention:                                         David Gershon, Esq.

Fax Number:                        (415) 403-6091

If to Shareholder, to the address noted on the signature page hereto.

(e)                                  Binding Effect; Assignment. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Shareholder and UAB shall each not be entitled to assign its obligations hereunder without the prior written consent of HCC, and any purported assignment without such consent shall be null and void. HCC may assign its rights under this Agreement to any Person or its Affiliates.

(f)                                   Governing Law. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the state of California, without regard to the conflict of laws rules thereof. The state or federal courts located within the state of California shall have exclusive jurisdiction over any and all disputes between the parties hereto, whether in law or equity, arising out of or relating to this Agreement and the agreements, instruments and documents contemplated hereby and the parties consent to and agree to submit to the jurisdiction of such courts. Each of the parties hereby waives and agrees not to assert in any such dispute, to the fullest extent permitted by applicable Law, any claim that (i) such party is not personally subject to the jurisdiction of such courts, (ii) such party and such party’s property is immune from any legal process issued by such courts or (iii) any litigation or other proceeding commenced in such courts is brought in an inconvenient forum. The parties hereby agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10(d), or in other manner as may be permitted by law, shall be valid and sufficient service thereof and hereby waive any objections to service accomplished in the manner herein provided.

(g)                                  Independent Review and Advice. Shareholder represents and warrants that it has carefully read this Agreement; that Shareholder executes this Agreement with full knowledge of the contents of this Agreement, the legal consequences thereof, and any and all rights which any party may have with respect to the other parties; that Shareholder has had the opportunity to receive independent legal advice with respect to the matters set forth in this Agreement and with respect to the rights and asserted rights arising out of such matters. Shareholder expressly agrees that there are no expectations contrary to this Agreement and no usage of trade or regular practice in the industry shall be used to modify this Agreement. The parties agree that this Agreement shall not be construed for or against either party in any interpretation thereof.

(h)                                 Headings. The descriptive headings of the Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

(i)                                     Execution and Counterparts. Signatures sent by facsimile or electronically shall have the same force an effect as manual signed originals. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party hereto and delivered to each party hereto.

(j)                                    Certain Events. Shareholder agrees that this Agreement and the obligations hereunder shall attach to the Shares owned by Shareholder and shall be binding upon any Person to which legal ownership of such Shares shall pass, whether by operation of law or otherwise, including, without limitation, Shareholder’s heirs, executors, guardians, administrators, trustees or successors. Notwithstanding any Transfer of such Shares by Shareholder, Shareholder or, as applicable, Shareholder’s heirs, executors, guardians, administrators, trustees or successors, shall remain liable for the performance of all obligations under this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Shareholder Agreement as of the date first above written.

HERITAGE COMMERCE CORP

By:	/s/ Walter T. Kaczmarek
Walter T. Kaczmarek
Chief Executive Officer and President

UNITED AMERICAN BANK

By:	/s/ John C. Schrup
John C. Schrup
President

SHAREHOLDER:

ATBANCORP

By:	/s/ Nicholas J. Schrup, III
Name:	Nicholas J. Schrup, III
Title:	President and Chief Executive Officer

Number of Shares:	721,276 – UAB Common Stock
8,700 – Series A Preferred Stock
435 – Series B Preferred Stock
23,000 – Series D Preferred Stock
9,000 – Series E Preferred Stock

Address for Notices:	895 Main Street
Dubuque, Iowa 52001
Fax Number:	(563) 589-0825

[Signature Page to ATBancorp - Shareholder Agreement]

ANNEX E

FORM OF NON-SOLICITATION, NON-COMPETITION AND CONFIDENTIALITY AGREEMENT

This NON-SOLICITATION, NON-COMPETITION AND CONFIDENTIALITY AGREEMENT (this “Agreement”), dated as of January 10, 2018, is made by and among Heritage Commerce Corp, a California corporation (“HCC”), Heritage Bank of Commerce, a California state-chartered bank and wholly-owned subsidiary of HCC (“HBC”), and ATBancorp, Inc., an Iowa corporation (“Shareholder”). The Agreement shall become effective at the Effective Time as defined in the Merger Agreement (described below).

Recitals

A.                                    HCC, HBC and United American Bank, a California banking corporation (“UAB”), are entering into an Agreement and Plan of Merger and Reorganization (and as it may be amended, the “Merger Agreement”), dated the date of this Agreement, pursuant to which UAB shall merge with and into HBC (the “Merger”) on the terms and conditions set forth therein. Unless otherwise indicated, capitalized terms used and not defined herein shall have the meanings set forth in the Merger Agreement.

B.                                    Shareholder owns 721,276 shares of UAB Common Stock, 8,700 shares of Series A Preferred, 435 shares of Series B Preferred, 23,000 shares of Series D Preferred and 9,000 shares of Series E Preferred, which will be converted into the right to receive the consideration set forth in the Merger Agreement, and, as a result, Shareholder has a material economic interest in the consummation of the Merger.

C.                                    Following the Merger, the business and operations of HCC, HBC and UAB could be irreparably injured if Shareholder were to undertake certain activities competitive with HCC, HBC or UAB.

D.                                    In order to induce HCC and HBC to enter into the Merger Agreement and consummate the Merger, Shareholder has agreed to enter into and perform this Agreement.

NOW, THEREFORE, in consideration of the transactions contemplated by the Merger Agreement and the benefits to be derived, directly or indirectly, by Shareholder under the Merger Agreement, and in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.                                      Acknowledgments by Shareholder; Support.

(a)                                 Shareholder acknowledges that by virtue of its relationship with UAB, it has considerable expertise in the business operations of UAB and has access to extensive confidential information with respect to UAB and has access to Trade Secrets (as defined below). Shareholder recognizes that HCC and HBC would be irreparably damaged, and HCC’s and HBC’s substantial investment as a result of the acquisition of UAB in the Merger would be materially impaired, if Shareholder were to (i) disclose or make unauthorized use of any Trade Secrets, (ii) take certain actions relative to employees of UAB, or (iii) solicit current or prospective clients, customers, suppliers, agents or certain other Persons. Accordingly, Shareholder expressly acknowledges that it is voluntarily entering into this Agreement and that the terms and conditions of this Agreement are fair and reasonable to Shareholder in all respects.

(b)                                 Shareholder agrees during the Applicable Period (as defined below) to support and refrain from (i) disparaging the goodwill of HCC, HBC and UAB, (ii) harming the customer and client relationships of HCC, HBC and UAB, and (iii) disparaging the business or banking reputation of HCC, HBC and UAB. For purposes of this Agreement, “Applicable Period” shall mean the period commencing on the Effective Time and ending two (2) years from and after the Effective Time.

2.                                      Non Solicitation.

(a)                                 In order that HCC and HBC may have and enjoy the full benefit of ownership of UAB and the business it conducts, including its goodwill, following the Effective Time of the Merger, Shareholder agrees that during the Applicable Period, (i) Shareholder will not take any affirmative action directly or indirectly to hire, attempt to hire, contact or solicit (other than general solicitations through newspapers or other media of general circulation not targeted at such employees) with respect to hiring, any Person who was an employee of UAB prior to the Effective Time of the Merger and who becomes an employee of HCC, HBC or any of their respective Subsidiaries in connection with the Merger, or induce or otherwise counsel, advise or knowingly encourage any such Person to leave the employ of HCC, HBC or any of their respective Subsidiaries, and (ii) Shareholder will not directly or indirectly (A) induce, persuade, encourage or influence or attempt to induce, persuade, encourage or influence any Person having a business relationship with HBC, HCC or any of its respective Subsidiaries, to discontinue, reduce or restrict such relationship or (B) solicit or target the deposits, loans or other products and services from or to Persons who were depositors, borrowers or customers of UAB on the date of this Agreement, and/or as of the Closing Date, whether by personal contact, by telephone, by facsimile, by mail or other form of solicitation or communication, or in any other way except for general solicitations that are directed to the general public and not directed specifically to Persons who were depositors, borrowers or customers of UAB on the date of this Agreement, or as of the Closing Date.

(b)                                 Shareholder acknowledges and agrees that the business conducted by UAB is highly competitive, a significant portion of UAB’s competitiveness and its value as a going enterprise is derived from its workforce and business relationships, and that the covenants made by Shareholder in this Section 2 are made in consideration of the Merger Consideration Shareholder will receive in exchange for Shareholder’s UAB Common Stock, Series D Preferred Stock and Series E Preferred Stock, and as a necessary inducement for HCC and HBC to enter into the Merger Agreement and consummate the transactions contemplated thereby. It is the desire and intent of the parties to this Agreement that the provisions of this Section 2 shall be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought. It is expressly understood and agreed that, although Shareholder, HCC and HBC each consider the restrictions contained in this Section 2 to be reasonable, if a final determination is made by a court of competent jurisdiction or an arbitrator that any restriction contained in this Section 2 is unenforceable against any party, the provisions of this Section 2 shall be deemed amended to apply to the maximum extent as such court may judicially determine or indicate to be enforceable. Shareholder acknowledges that breach of this Section 2 would cause HCC and HBC irreparable harm and consents to the entry of an injunction without bond in the event Shareholder breaches or threatens to breach this Section 2.

3.                                      Non-Competition. Without the prior written consent of HCC, which may be withheld in HCC’s sole and absolute discretion, during the Applicable Period, Shareholder shall not, directly or indirectly, own, manage, operate, control, engage in or have any interest in any Person, firm, corporation or business (whether as an employee, officer, director, agent, security holder, creditor, consultant or otherwise and other than in the form of a passive investment not to exceed 5% of the outstanding shares of any class of security or of the total outstanding equity of any company) that engages, in any manner, in the provision of Financial Services (as defined below) in the Counties of Alameda, Contra Costa, Marin, San Benito, San Francisco, San Mateo, and Santa Clara in the State of California. For purposes of this

Agreement, “Financial Services” shall mean the origination, purchasing, selling and servicing of secured or unsecured commercial, real estate, residential, construction, SBA and consumer loans and the solicitation and provision of deposit and investment services and services related thereto; provided, however, that Financial Services shall not include fiduciary and trust services.

4.                                      Trade Secrets; Trade Names and Styles.

(a)                                 Without limiting the generality of Section 2 above, other than for the benefit of UAB, HCC, HBC or their respective Subsidiaries, Shareholder (i) shall make no use, directly or indirectly, of Trade Secrets, or any part thereof, and (ii) shall not disclose Trade Secrets, or any part thereof, to any other Person, and (iii) shall, upon the request of HCC or HBC, deliver all documents, reports, drawings, designs, plans, proposals and other tangible evidence of Trade Secrets now possessed or hereafter acquired by Shareholder to HCC and HBC. For purposes of this Agreement, “Trade Secrets” shall mean (a) all secrets and other confidential information, ideas, concepts, knowledge, know-how, techniques, secret processes, improvements, discoveries, methods, inventions, sales information, financial information, lists of customers and prospective customers, broker lists, potential brokers, rate sheets, market studies, marketing plans, business plans, concepts, strategies or products, as well as all documents, reports, drawings, designs, plans, and proposals otherwise pertaining to same, with respect to UAB, (b) any non-public personal information on any present or past customer or client of UAB, and (c) any other information, however documented, that is a trade secret within the meaning applicable trade secret protection Law. Notwithstanding the foregoing, “Trade Secrets” shall not include any (i) information which is or has become available from an independent third party who learned the information independently and is or was not bound by a confidentiality agreement with respect to such information, or (ii) information readily ascertainable from public, trade or other non-confidential sources (other than as a result, directly or indirectly, of disclosure or other dissemination in violation of an obligation or duty of confidentiality).

(b)                                 Notwithstanding any provision of this Agreement to the contrary, Shareholder may disclose or reveal any information, whether including in whole or part any Trade Secrets, that:

(i)                                     Shareholder is required to disclose or reveal under applicable Law; provided, however, that Shareholder makes a good faith request that the confidentiality of the Trade Secrets be preserved and, to the extent not prohibited by applicable Law and gives, HCC and HBC prompt advance notice of such requirement.

(ii)                                  Shareholder is otherwise required to disclose or reveal by any Governmental Entity; provided, however, that Shareholder makes a good faith request that the confidentiality of the Trade Secrets be preserved and, to the extent not prohibited by applicable Law, gives HCC and HBC prompt advance notice of such requirement.

(iii)                               In the written opinion of Shareholder’s legal counsel, Shareholder is compelled to disclose or else stand liable for contempt or suffer other censure or penalty imposed by any Governmental Entity; provided, however, that Shareholder makes a good faith request that the confidentiality of the Trade Secrets be preserved and, to the extent not prohibited by applicable Law, gives HCC and HBC prompt advance notice of such requirement.

(c)                                  Shareholder acknowledges and agrees that any and all trade names and styles used by UAB, including, but not limited to, the terms “United American Bank” and all trademarks, visual designs and logos under which UAB did business (collectively, the “Marks”), are valuable trade names and service marks, the ownership of which will remain with UAB upon the Merger. The undersigned agrees that use by any entity, other than HCC or HBC or one of their respective Subsidiaries, of the

Marks in the Counties of Alameda, Contra Costa, Marin, San Benito, San Francisco, San Mateo, and Santa Clara in the State of California would both cause public and customer confusion, and dilute the value of HCC’s and HBC’s investment. Therefore, Shareholder unconditionally agrees that after the date hereof, it will not enter into any business arrangement or agreement, whether formal or informal, directly or indirectly, where the term “United American Bank” or any other Mark, is used.

5.                                      Release.

(a)                                 Shareholder acknowledges that it is aware of no existing claim or defense, personal or otherwise, or rights of set off whatsoever that Shareholder has against HCC, HBC and/or UAB, except as expressly provided herein. For and in consideration of the consummation of the Merger and the other transactions contemplated by the Merger Agreement, including the Bank Merger, Shareholder, for itself and on behalf of its predecessors, successors, assigns, officers, directors, employees, agents and servants, attorneys and accountants (the “Releasing Parties”), releases, acquits and forever discharges HCC, HBC and UAB and their respective predecessors, successors, assigns, officers, directors, employees, agents and servants, attorneys and accountants, and all persons, natural or corporate, in privity with them or any of them, from any and all known claims or causes of action of any kind whatsoever, at common law, statutory or otherwise, which the Releasing Parties, or any of them, has now existing or that may hereafter arise in respect of any and all agreements and obligations incurred on or prior to the date of this Agreement, or in respect of any event occurring or circumstances existing on or prior to the date of this Agreement; provided, however, that HCC, HBC and UAB shall not be released from any obligations to Shareholder under or arising out of this Agreement or the Merger Agreement (the “Excluded Claims”).

(b)                                 Shareholder further releases HCC, HBC and UAB from any unknown or unanticipated damages arising from the matters set forth in this Agreement (other than the Excluded Claims). Shareholder acknowledges that Shareholder is familiar with, and hereby waives, all rights recognized the provisions of Section 1542 of the California Civil Code, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Being so familiar and aware, Shareholder expressly waives the effects of California Civil Code §1542, as well as any analogous state or federal statute or regulation. Thus notwithstanding the provisions of California Civil Code §1542, and for the purpose of effecting a full and complete release, Shareholder expressly acknowledges that, except for claims arising out of this Agreement (and the Excluded Claims), this Agreement is intended to include in its effect, without limitation, any and all claims or causes of action that Shareholder does not know of or suspect to exist in Shareholder’s favor as of the date of this Agreement and that this Agreement contemplates that all such claims and causes of action will be extinguished.

(c)                                  Shareholder shall execute and deliver to HCC and HBC a release of Shareholder with the same provisions as set forth in this Section 5 from the date of this Agreement through the Effective Time if requested to do so by HCC or HBC at or after the Effective Time.

(d)                                 It is expressly understood and agreed that the terms hereof are contractual and not merely recitals, and that the agreements herein contained and the consideration herein transferred is to compromise doubtful and disputed claims, and that no releases made or other consideration given hereby or in connection herewith shall be construed as an admission of liability, all liability being expressly denied by HCC, HBC and UAB. Shareholder hereby represents and warrants that the consideration hereby acknowledged for entering into this Agreement and the transactions contemplated hereby is greater than the value of all claims, demands, actions and causes of action herein relinquished, released, renounced, abandoned, acquitted, waived and/or discharged, and that this Agreement is in full settlement, satisfaction and discharge of any and all such claims, demands, actions, and causes of action that Shareholder may have or be entitled to against HCC, HBC and UAB and their respective predecessors, assigns, legal representatives, officers, directors, employees, attorneys and agents except as set forth in this Section 5.

6.                                      Confidentiality. Shareholder agrees (a) to hold any and all information regarding this Agreement, the Merger and the Merger Agreement in strict confidence, and (b) not to divulge any information regarding this Agreement, the Merger or the Merger Agreement to any third person, until such time as the Merger has been publicly announced by HCC and UAB, at which time Shareholder may only divulge such information as has been publicly disclosed by HCC and UAB.

7.                                      Independence of Obligations. The covenants of Shareholder set forth in this Agreement shall be construed as independent of any other agreement or arrangement between Shareholder or its Subsidiaries, on the one hand, and HCC and HBC, or their respective Subsidiaries on the other; and the existence of any claim or cause of action by Shareholder against HCC, HBC, or their respective Subsidiaries shall not constitute a defense to the enforcement of such covenants against Shareholder.

8.                                      Extension of Term of Restrictive Covenant. If Shareholder violates any restrictive covenant contained in Sections 1 through 4, and if any action to specifically enforce or enjoin the violation of a restrictive covenant contained in Sections 1 through 4 is pending in a court of competent jurisdiction, then the term of such restrictive covenant will be extended by adding to it the number of days that Shareholder’s violation continues and the number of days during which such court action is pending only if and when the court grants specific performance or injunctive relief to the party seeking such relief; provided, however, that the maximum aggregate number of days which may be added to the term of the restrictive covenant as a result of the foregoing is 365 days. If there are both a violation and a pending court action, then the number of days that each continues will be added to the term of such restrictive covenants, but days on which both continue will be counted only once.

9.                                      Termination. This Agreement shall terminate automatically without further action in the event that the Merger Agreement is terminated prior to the Effective Time in accordance with its terms. Unless sooner terminated under the immediately preceding sentence, the obligations of Shareholder under Section 4(a) of this Agreement shall survive the termination of this Agreement, and the obligations of Shareholder under Sections 1(b), 2, and 3 of this Agreement shall terminate at the end of the Applicable Period.

10.                               Specific Performance. Shareholder acknowledges and agrees that irreparable injury will result to HCC and HBC in the event of a breach of any of the provisions of this Agreement and that HCC and HBC will have no adequate remedy at law with respect thereto. Accordingly, in the event of a material breach of this Agreement, and in addition to any other legal or equitable remedy HCC or HBC may have, HCC and HBC shall be entitled to the entry of a preliminary injunction and a permanent injunction (including, without limitation, specific performance) by a court of competent jurisdiction, to restrain the violation or breach thereof by Shareholder or any affiliates, agents or any other Persons acting for or with Shareholder in any capacity whatsoever, and Shareholder submits to the jurisdiction of such court in any such action. In addition, after discussing the matter with Shareholder, HCC and HBC shall have the right to inform any third party that HCC and HBC reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of HCC and HBC hereunder, and that participation by any such Persons with Shareholder in activities in violation of Shareholder’s agreement with HCC and HBC set forth in this Agreement may give rise to claims by HCC and HBC against such third party.

11.                               Entire Agreement. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

12.                               Attorneys’ Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements, in addition to any other relief to which the prevailing party is entitled.

13.                               Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be unreasonable as to duration, activity or subject, it shall be deemed to extend only over the maximum duration, range of activities or subjects as to which such provision shall be valid and enforceable under applicable Law. If any provision of this Agreement shall, for any reason, be held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

14.                               Notices. All notices and other communications hereunder shall be in writing and shall be delivered by hand, by facsimile, or by overnight courier service (except for notices specifically required to be delivered orally). Such communications shall be deemed given to a party (a) at the time and on the date of delivery, if delivered by hand or by facsimile (with, in the case of delivery by facsimile, confirmation of date and time of transmission by the transmitting equipment, and such delivery by facsimile subsequently confirmed with a copy delivered as provided in clause (b) on the next business day); and (b) at the end of the first business day following the date on which sent by overnight service by a nationally recognized courier service (costs prepaid).

Such communication in each case shall be delivered to the following addresses or facsimile numbers and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, or person as a party may designate by notice to the other parties):

If to HCC or HBC:

Heritage Commerce Corp
                                                150 Almaden Boulevard
                                                San Jose, California  95133
                                                Attn.:                 Walter T. Kaczmarek
                                                                                                Chief Executive Officer
                                                Fax Number:  (408) 792-4004

With a copy to (which does not constitute notice):

Buchalter
                                                1000 Wilshire Boulevard, Suite 1500
                                                Los Angeles, California  90017-2457
                                                Attn:                    Mark A. Bonenfant, Esq.
                                                Fax Number:  (213) 630-5664

If to Shareholder, at the address of Shareholder appearing on the signature page of this Agreement.

15.                               Binding Effect; Assignment. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors, assigns, heirs, executors, administrators and other legal Shareholders. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Shareholder shall not be entitled to assign its obligations hereunder without the prior written consent of HCC and HBC, and any purported assignment without such consent shall be null and void. HCC and HBC may each assign its rights under this Agreement to any Person or its/their Affiliates.

16.                               Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of California applicable to contracts made and entirely to be performed within such state, without regard to any applicable conflicts of law principles that would require the application of the laws of any other jurisdiction. The state or federal courts located within the state of California shall have exclusive jurisdiction over any and all disputes between the parties hereto, whether in law or equity, arising out of or relating to this Agreement and the agreements, instruments and documents contemplated hereby and the parties consent to and agree to submit to the jurisdiction of such courts. Each of the parties hereby waives and agrees not to assert in any such dispute, to the fullest extent permitted by applicable Law, any claim that (i) such party is not personally subject to the jurisdiction of such courts, (ii) such party and such party’s property is immune from any legal process issued by such courts or (iii) any litigation or other proceeding commenced in such courts is brought in an inconvenient forum. The parties hereby agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 14, or in other manner as may be permitted by law, shall be valid and sufficient service thereof and hereby waive any objections to service accomplished in the manner herein provided.

17.                               Independent Review and Advice. Shareholder represents and warrants that it has carefully read this Agreement; that Shareholder executes this Agreement with full knowledge of the contents of this Agreement, the legal consequences thereof, and any and all rights which any party may have with respect to the other parties; that Shareholder has had the opportunity to receive independent legal advice with respect to the matters set forth in this Agreement and with respect to the rights and asserted rights arising out of such matters. Shareholder expressly agrees that there are no expectations contrary to this Agreement and no usage of trade or regular practice in the industry shall be used to modify this Agreement. The parties agree that this Agreement shall not be construed for or against either party in any interpretation thereof.

18.                               Headings. The descriptive headings of the Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

19.                               Execution and Counterparts. Signatures sent by facsimile or electronically shall have the same force an effect as manual signed originals. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party hereto and delivered to each party hereto.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

HERITAGE COMMERCE CORP

By:	/s/ Walter T. Kaczmarek
Walter T. Kaczmarek
President and Chief Executive Officer

HERITAGE BANK OF COMMERCE

By:	/s/ Walter T. Kaczmarek
Walter T. Kaczmarek
Chief Executive Officer

SHAREHOLDER

ATBANCORP

By:	/s/ Nicholas J. Schrup, III
Name:	Nicholas J. Schrup, III
Title:	President and Chief Executive Officer

Address:	895 Main Street
Dubuque, Iowa 52001

[Signature Page to ATBancorp Non-Solicitation, Non-Competition and Confidentiality Agreement]

ANNEX F

Form of Merger Agreement

AGREEMENT OF MERGER

THIS AGREEMENT OF MERGER, dated as of [•], 2018 (this “Agreement”), is made and entered into by and between Heritage Bank of Commerce, a California banking corporation (“HBC”), and United American Bank, a California banking corporation (“UAB”).

WHEREAS, HBC is a wholly-owned subsidiary of Heritage Commerce Corp, a California Corporation (“HCC”);

WHEREAS, ATBancorp, an Iowa corporation (“ATB”) owns a majority of the capital stock of UAB; and

WHEREAS, the Boards of Directors of HBC and UAB have approved, and deem it advisable and in the best interests of HBC, UAB and their respective shareholders, that HBC and UAB consummate the business transaction provided for in this Agreement in which UAB would merge with and into HBC (the “Merger”) as contemplated in that certain Agreement and Plan of Merger and Reorganization dated as of January 10, 2018 by and among HCC, HBC, UAB and ATB (the “Plan of Merger”), providing, among other things, for the execution and filing of this Agreement and the consummation of the Merger.

NOW, THEREFORE, in consideration of the promises and mutual agreements contained in this Agreement, the parties to this Agreement hereby agree that UAB shall be merged with and into HBC in accordance with the provisions of the laws of the State of California upon the terms and subject to the conditions set forth as follows:

Section 1.                                           The Merger.

(a)                                 Effective Time. The Merger shall become effective on the date and at the time that this Agreement of Merger, as certified by the California Secretary of State, is filed with the California Department of Business Oversight—Division of Financial Institutions, or as set forth in such filing as provided under Section 4887(b) of the California Commercial Code (the “Effective Time”).

(b)                                 Effect of the Merger. At the Effective Time, UAB shall be merged with and into HBC and the separate corporate existence of UAB shall cease. HBC shall be the surviving corporation (the “Surviving Corporation”) in the Merger. The Surviving Corporation shall thereupon succeed, without other transfer, to all rights and properties of, and shall be subject to all the debts and liabilities of, UAB and the separate existence of Surviving Corporation as a California corporation, with all its purposes, objects, rights, powers, privileges and franchises, shall continue unaffected and unimpaired by the Merger.

(c)                                  Name of Surviving Corporation. The name of the Surviving Corporation shall be “Heritage Bank of Commerce”.

(d)                                 Offices. All branch offices of HBC and UAB which were in lawful operation immediately prior to the Effective Time shall continue to be the branch offices of the Surviving Corporation upon consummation of the Merger, subject to the opening or closing of any offices which may be authorized by HBC or UAB and applicable regulatory authorities after the date of this Agreement.

(e)                                  Further Actions. UAB shall execute and deliver any documents and instruments and take all action, as requested by the Surviving Corporation, necessary or desirable to evidence or carry out the Merger.

Section 2.                                           Corporate Governance Matters.

(a)                                 Articles of Incorporation and Bylaws. From and after the Effective Time and until thereafter amended as provided by law, the Articles of Incorporation and Bylaws of HBC as in effect immediately prior to the Effective Time shall be and continue to be the Articles of Incorporation and Bylaws of the Surviving Corporation.

(b)                                 Board of Directors and officers. The directors and officers of HBC at the Effective Time will be the directors and officers of the Surviving Corporation until they are removed or their successors are elected and qualified.

Section 3.                                           Effect of the Merger on Capital Stock.  At the Effective Time, as a result of the Merger and without any action on the part of HCC, HBC or UAB or the holder of any capital stock of HCC, HBC or UAB:

(a)                                 Cancellation of Certain UAB Common Stock. Each share of UAB common stock, no par value (“UAB Common Stock”) that is owned by HCC or UAB (as treasury stock or otherwise) or any of their respective direct or indirect wholly-owned subsidiaries will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

(b)                                 HBC Capital Stock.  Each share of HBC common stock, no par value, issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

(c)                                  Conversion of UAB Common Stock and Preferred Stock.

(i)                                     Each share of UAB Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled and retired in accordance with Section 3(a), and shares that are “dissenting shares” within the meaning of Chapter 13 of the California General Corporation Law (“GCL”)) shall, by virtue of the Merger, be converted into the right to receive the number of shares of HCC common stock,  no par value, (“HCC Common Stock”) equal to 2.1644 (the “Per Share Exchange Ratio”) shares of HCC Common Stock, together with any cash in lieu of fractional shares.

(ii)                                  Each share of  Series D Non-Cumulative Perpetual Voting Preferred Stock, no par value (“Series D Preferred”), issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger, be converted into the right to receive the number of shares of HCC Common Stock equal to the product of (A) the Per Share Exchange Ratio multiplied by (B) the number of Series D Common Equivalent Shares (as defined below) underlying each such share of Series D Preferred, together with cash in lieu of fractional shares.

(iii)                               Each share of Series E Non-Cumulative Perpetual Voting Preferred Stock, no par value, (“Series E Preferred”) issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger, be converted into the right to receive the number of shares of HCC Common Stock equal to the product of (A) the Per Share Exchange Ratio multiplied by (B) the number of Series E Common Equivalent Shares (as defined below) underlying each such share of Series E Preferred, together with cash in lieu of fractional shares.

(iv)                              Each share of Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A, no par value, (“Series A Preferred”), issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger, be converted into the right to receive $1,000 in cash per share.

(v)                                 Each share of Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series B, no par value, (“Series B Preferred”),  issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger, be converted into the right to receive $1,000 in cash per share.

For purposes of this Agreement:

“Series D Common Equivalent Shares” means the shares of UAB Common Stock that a holder of Series D Preferred would be entitled to receive as if the holder thereof converted the Series D Preferred into UAB Common Stock.

“Series E Common Equivalent Shares” means the shares of UAB Common Stock that a holder of Series E Preferred would be entitled to receive as if the holder thereof converted the Series E Preferred into UAB Common Stock.

Section 4.                                           Conditions Precedent.  The obligations of the parties under this Agreement of Merger shall be subject to the satisfaction or waiver at or prior to the closing of the Merger of all of the conditions to the Merger set forth herein and in the Plan of Merger.

Section 5.                                           Procurement of Approvals.  HBC and UAB shall use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement of Merger, subject to and in accordance with the applicable provisions of the Plan of Agreement, including without limitation the preparation and submission of such applications or other filings for approval of the Merger to the governmental authorities as may be required by applicable laws and regulations.

Section 6.                                           Termination and Amendment.

(a)                                 Termination.  Notwithstanding the approval of this Agreement by the shareholders of UAB or HBC, this Agreement shall terminate prior to the Effective Time in the event that the Plan of Merger shall be terminated as therein provided.

(b)                                 Amendment.  This Agreement may be amended by HBC and UAB at any time prior to the Effective Time without the approval of the shareholders of HBC or UAB with respect to any of its terms except any change in its principal terms, the terms relating to the form or amount of consideration to be delivered to UAB shareholders in the Merger or as may otherwise be required by the Plan of Merger or by law.  This Agreement may not be amended, except by an instrument in writing signed on behalf of each of the parties hereto.

(c)                                  Counterparts.  This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, and all of which shall be deemed but one and the same instrument.

[Continued and to be signed on following page]

IN WITNESS WHEREOF, the parties have duly executed this Merger Agreement as of the date first written above.

HERITAGE BANK OF COMMERCE

By:	/s/ Walter T. Kaczmarek
Walter T. Kaczmarek
Chief Executive Officer

By:	/s/ Debbie Reuter
Debbie Reuter
Corporate Secretary

UNITED AMERICAN BANK

By:	/s/ John C. Schrup
John C. Schrup
President

By:	/s/ John W. Marshall
John W. Marshall
Corporate Secretary

[Signature Page to Merger Agreement]

DISCLOSURE SCHEDULES

Closing Schedule

Section 7.02(1)
Forms of Ancillary Agreements

1